UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VALEANT PHARMACEUTICALS

INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common shares, no par value

	(2)	Aggregate number of securities to which transaction applies:

242,003,085

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

$46,709,510,956.20

Solely for the purpose of calculating the registration fee, the underlying value of the transaction was calculated as the product of (1) 291,569,981 shares of common stock, par value $0.01 per share, of Allergan, Inc., which we refer to as Allergan and which common stock we refer to as Allergan common stock (being the sum of (i) 297,556,619 shares of Allergan common stock outstanding (as reported in Allergan’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014), (ii) 22,017,000 shares of Allergan common stock issuable upon the exercise of outstanding options (as reported in Allergan’s Annual Report on Form 10-K for the year ended December 31, 2013) and (iii) 875,000 shares of Allergan common stock subject to restricted stock awards (as reported in Allergan’s Annual Report on Form 10-K for the year ended December 31, 2013) less 28,878,638 shares of Allergan common stock in which Valeant has an ownership interest, will not be tendered in the offer and will be canceled in any merger with Allergan) and (2) the average of the high and low sale prices of Allergan common stock as reported on the New York Stock Exchange on June 16, 2014 ($160.20), as reflected in the registration statement on Form S-4 to which this transaction relates.

	(5)	Total fee paid:

$6,016,185.01, which is equal to 0.0001288 multiplied by the underlying value of the transaction of $46,709,510,956.20.

Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

$6,016,185.01

	(2)	Form, Schedule or Registration Statement No.:

Form S-4 (Registration Number 333-196856); Schedule TO (Film No. 14927052)

	(3)	Filing Party:

Valeant Pharmaceuticals International, Inc., Commission File No. 001-14956; PS Fund 1, LLC

	(4)	Date Filed:

June 18, 2014

                    , 2014

To the Shareholders of

Valeant Pharmaceuticals International, Inc.:

You are cordially invited to attend a special meeting of shareholders of Valeant Pharmaceuticals International, Inc., to be held at             , local time, on                     , 2014, at 2150 Saint Elzéar Blvd. West, Laval, Québec, Canada H7L 4A8. At the meeting, we will vote on the proposal set forth in the Notice of Special Meeting of Shareholders and the accompanying management proxy circular and proxy statement, as well as address any other business matters that may properly come before the meeting.

The purpose of the meeting is to take actions relating to our proposed acquisition of Allergan, Inc. We cannot complete an acquisition of Allergan, Inc. (including on a negotiated basis) unless Valeant shareholders approve the share issuance described in the enclosed proxy statement. Your support is therefore crucial.

Enclosed with this invitation are the Notice of Special Meeting of Shareholders, the proxy statement and a proxy card. Your vote at this meeting is important. Whether or not you plan to attend the meeting, I hope you will vote as soon as possible. You will find voting instructions in the proxy statement and on the proxy card.

Sincerely,

J. Michael Pearson

Chairman of the Board and Chief Executive Officer

PRELIMINARY PROXY STATEMENT

DATED JULY 22, 2014—SUBJECT TO COMPLETION

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

2150 Saint Elzéar Blvd. West

Laval, Québec H7L 4A8

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                    , 2014

To the Shareholders of

Valeant Pharmaceuticals International, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Valeant Pharmaceuticals International, Inc., a British Columbia corporation, which we refer to as Valeant, will be held at 2150 Saint Elzéar Blvd. West, Laval, Québec, Canada H7L 4A8, on                     , 2014, at             , local time, for the following purpose:

1.	To approve the issuance of up to common shares, no par value, of Valeant, which we refer to as the Valeant common shares, in connection with an acquisition of Allergan, Inc., which we refer to as Allergan, whether by way of a tender offer followed by a second-step merger, a merger transaction or otherwise, which may include the separate issuance of Valeant common shares in exchange for 28,281,107 shares of common stock, par value $0.01 per share, of Allergan allocated to funds managed by Pershing Square Capital Management, L.P., which we refer to as Pershing Square (as set forth in the letter agreement, dated as of May 30, 2014, between Valeant and Pershing Square); and

2.	To approve, to the extent Valeant elects to finance a portion of the acquisition consideration thereby, the issuance to Pershing Square and/or funds managed by Pershing Square, immediately prior to the consummation of an acquisition of Allergan, of that number of Valeant common shares equal to $400 million divided by a price per Valeant common share equal to the market price on the date of exercise of Valeant’s election, less a discount of 15% (as set forth in the letter agreement, dated as of February 25, 2014, between Valeant and Pershing Square).

The board of directors has unanimously determined that the issuance of Valeant common shares in connection with an acquisition of Allergan is in the best interests of Valeant and its shareholders. The board of directors unanimously recommends that you vote “FOR” each of the proposals described above.

The record date for the special meeting is                     , 2014. Only record (registered) shareholders at the close of business on                     , 2014 will be entitled to notice of and to vote at the special meeting in person or by proxy.

Shareholders are invited to attend the special meeting. Record (registered) shareholders who are unable to attend the special meeting in person are requested to vote by mail by completing, signing and dating the enclosed proxy card and sending it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, United States or to Valeant at Valeant’s head office, which is located at 2150 Saint Elzéar Blvd. West, Laval, Québec, Canada H7L 4A8, fax number 514-744-6272, or vote via the Internet, by going to www.proxyvote.com and following the instructions on the website, or vote by calling toll free 1-800-690-6903 on a touch tone phone and following the instructions provided by “Vote Voice”. You will need to refer to the proxy card and to your 12-digit control number provided on the proxy card. Non-record (beneficial) shareholders who receive these materials through their broker or other intermediary should follow the instructions provided by their broker or intermediary.

For your vote to be effective, your proxy card must be received by Broadridge Financial Solutions, Inc. not later than 11:59 p.m. (Eastern Time) on                     , 2014 or, in the case of any adjournment or postponement of the special meeting, not less than 48 hours, excluding Saturdays, Sundays and holidays, prior to the time of any rescheduled meeting. The board of directors may, at its discretion, accept late proxies or waive the time limit for deposit of proxies, but is under no obligation to accept or reject any late proxy. If you have voted by proxy using the proxy card, via fax or the Internet or by phone, any subsequent vote by proxy through any of these methods will cancel any other proxy you may have previously submitted in connection with the special meeting, as it is the later dated proxy that will be counted.

By Order of the Board of Directors,

Robert R. Chai-Onn

Corporate Secretary

Dated:                     , 2014

PRELIMINARY PROXY STATEMENT

DATED JULY 22, 2014—SUBJECT TO COMPLETION

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

2150 Saint Elzéar Blvd. West

Laval, Québec H7L 4A8

MANAGEMENT PROXY CIRCULAR AND PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2014

This management proxy circular and proxy statement, which we refer to, collectively, as the proxy statement, is furnished to the holders of common shares, no par value, which we refer to as Valeant common shares, of Valeant Pharmaceuticals International, Inc., a British Columbia corporation, which we refer to as Valeant, in connection with the solicitation of proxies by management of Valeant to be voted at a special meeting of shareholders on                     , 2014, at             , local time, at 2150 Saint Elzéar Blvd. West, Laval, Québec, Canada H7L 4A8 and any adjournments or postponements thereof, which we refer to as the special meeting. In this document, the words “Valeant,” “we,” “our,” “ours” and “us” refer only to Valeant Pharmaceuticals International, Inc. and not to any other person or entity. References to “US$” or “$” are to United States dollars and references to “C$” are to Canadian dollars.

Valeant shareholders will be asked at the special meeting:

1. To consider and vote upon a resolution (in the form attached as Schedule I to this proxy statement) approving the issuance of up to             Valeant common shares in connection with an acquisition of Allergan, Inc., which we refer to as Allergan, whether by way of a tender offer followed by a second-step merger, a merger transaction or otherwise, which may include the separate issuance of Valeant common shares in exchange for 28,281,107 shares of common stock, par value $0.01 per share, of Allergan, which we refer to as Allergan common stock, allocated to funds managed by Pershing Square Capital Management, L.P., which we refer to as Pershing Square (as set forth in the letter agreement, dated as of May 30, between Valeant and Pershing Square, which we refer to as the Pershing Square letter agreement). We refer to this proposal as the share issuance proposal and to the one or more issuances contemplated by this proposal, collectively, as the share issuance.

2. To consider and vote upon a resolution (in the form attached as Schedule II to this proxy statement) approving, to the extent Valeant elects to finance a portion of the acquisition consideration thereby, the issuance to Pershing Square and/or funds managed by Pershing Square, immediately prior to the consummation of an acquisition of Allergan, of that number of Valeant common shares equal to $400 million divided by a price per Valeant common share equal to the market price on the date of exercise of Valeant’s election, less a discount of 15% (as set forth in the letter agreement, dated as of February 25, between Valeant and Pershing Square, which we refer to as the Pershing Square relationship letter) We refer to this proposal as the equity financing proposal and to the issuance contemplated by this proposal as the equity financing.

We refer to the share issuance proposal and the equity financing proposal, collectively, as the proposals.

On April 22, 2014, Valeant first made an offer to the board of directors of Allergan, which we refer to as the Allergan Board, proposing a business combination of Allergan and Valeant. On June 18, 2014, Valeant, through its wholly owned subsidiary, AGMS Inc., which we refer to as Purchaser, commenced an exchange offer, which we refer to as the offer, through an offer to exchange and related letter of election and transmittal, which we refer to, each as amended, modified and supplemented, as the offer to exchange, pursuant to which it is offering, for each issued and outstanding share of Allergan common stock, at the election of the holder: (1) the Standard Election Consideration specified on the cover page of the offer to exchange; (2) the Cash Election Consideration specified on the cover page of the offer to exchange; or (3) the Stock Election Consideration specified on the cover page of the offer to exchange, in each case subject to the election and proration procedures described in the offer to exchange (including the related letter of election and transmittal). Valeant intends, promptly after consummation of the offer, to cause Allergan to merge with Purchaser, which we refer to as the second-step merger, after which Allergan would be a direct or indirect, wholly owned subsidiary of Valeant. The purpose of the second-step merger is for Valeant to acquire all issued and outstanding shares of Allergan common stock that are not acquired in the offer. Although none of Pershing Square or any of its affiliates or managed funds is offering to acquire any shares of Allergan common stock in the offer, Pershing Square and PS Fund 1, LLC, a fund managed by Pershing Square, which we refer to as PS Fund 1, are considered co-bidders in the offer for SEC purposes. Please see the sections in this proxy statement titled “Background of the Offer” and “The Offer” for a more detailed discussion of the proposed acquisition of Allergan. Many of the terms and conditions applicable to the offer and specified in this proxy statement would apply equally to any alternative transaction contemplating the acquisition of Allergan.

In connection with the proposed acquisition of Allergan, on February 25, 2014, Valeant and Pershing Square entered into the Pershing Square relationship letter, pursuant to which they agreed that a joint venture entity would acquire shares of Allergan common stock and derivative instruments referencing Allergan common stock. The Pershing Square relationship letter provided that, among other things, immediately prior to the consummation of an acquisition of Allergan, at Valeant’s election, Pershing Square would contribute to the funding of such acquisition of Allergan by delivering $400 million in immediately available funds to Valeant in exchange for the number of Valeant common shares equal to $400 million divided by a price per Valeant common share equal to the market price on the date of exercise of Valeant’s election, less a discount of 15%.

Valeant is soliciting proxies from Valeant shareholders to be voted at the special meeting pursuant to this proxy statement in order to be able to issue the Valeant common shares to Allergan stockholders in connection with an acquisition of Allergan and, if Valeant so elects, to issue Valeant common shares to Pershing Square in connection with an acquisition of Allergan. Shareholder approval of the share issuance proposal is a condition to our completing an acquisition of Allergan (including on a negotiated basis). Shareholder approval of the equity financing proposal is not a condition to the consummation of the offer, the second-step merger or any alternative transaction contemplating the acquisition of Allergan. Each issuance will become effective only if it is approved by Valeant shareholders and the Allergan common stock is acquired by Valeant through a tender offer followed by a second-step merger, a merger transaction or otherwise and, in the case of the issuance to Pershing Square, only if Valeant so elects.

The board of directors of Valeant, which we refer to as the Valeant Board, has unanimously determined that the issuance of Valeant common shares in connection with an acquisition of Allergan is in the best interests of Valeant and its shareholders. The Valeant Board unanimously recommends that you vote “FOR” each of the proposals.

We are providing you with this proxy statement and related materials in connection with the solicitation of proxies by our management. This proxy statement and the accompanying proxy card are expected to be mailed to the shareholders of record as of                     , 2014, commencing on or about                     , 2014.

All properly executed written proxies, and all properly completed proxies submitted by mail, facsimile or telephone or via the Internet, which are delivered pursuant to, and which appoint Mr. Pearson and Mr. Chai-Onn as proxyholders in accordance with, this solicitation will be voted at the special meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the special meeting.

Your vote is very important. Whether or not you plan to attend the special meeting, please take time to vote by completing and mailing your proxy card or by following the voting instructions provided to you if you own your shares through a broker or other intermediary. If you do not receive such instructions, you may request them from that broker or other intermediary.

SOURCES OF ADDITIONAL INFORMATION

If you have any questions about completing, signing, dating or delivering your proxy card or require assistance, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Toll-free: (800) 322-2885

Call collect: (212) 929-5500

Email: valeant@mackenziepartners.com

Please complete, sign, date and return your proxy card today.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING. In addition to delivering printed versions of this proxy statement and the proxy card to all shareholders by mail, this proxy statement and the proxy card are also available on the Internet. You have the ability to access and print this proxy statement and the proxy card at www.proxyvote.com.

In addition, this proxy statement and the proxy card are also available at our website at www.valeant.com, through the System for Electronic Document Analysis and Retrieval, which we refer to as SEDAR, at www.sedar.com, or through the electronic data system called EDGAR that is hosted by the Securities and Exchange Commission, which we refer to as the SEC, at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following are some of the questions you, as a shareholder of Valeant, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this proxy statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained in this proxy statement. We urge you to read this proxy statement in its entirety prior to making any decision as to how you will vote your Valeant common shares on the matters to be considered at the special meeting.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	Valeant will hold a special meeting of shareholders at , local time, on , 2014, at 2150 Saint Elzéar Blvd. West, Laval, Québec, Canada H7L 4A8.

Q:	WHO IS SOLICITING MY PROXY?

A:	Management of Valeant is soliciting your proxy for use at the special meeting. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone, by directors, officers or employees of Valeant without special compensation or by Valeant’s proxy solicitor, MacKenzie Partners, Inc., which we refer to as MacKenzie Partners. We anticipate that copies of this proxy statement and the accompanying proxy card will be distributed to shareholders on or about , 2014. These materials describe the voting procedures and the proposals to be voted on at the special meeting.

Q:	WHAT AM I BEING ASKED TO VOTE ON AT THE SPECIAL MEETING?

A:	You are being asked to consider and vote upon two proposals at the special meeting:

•	To approve the issuance of up to Valeant common shares in connection with an acquisition of Allergan, whether by way of a tender offer followed by a second-step merger, a merger transaction or otherwise, which may include the separate issuance of Valeant common shares in exchange for 28,281,107 shares of Allergan common stock allocated to funds managed by Pershing Square (as set forth in the Pershing Square letter agreement); and

•	To approve, to the extent Valeant elects to finance a portion of the acquisition consideration thereby, the issuance to Pershing Square and/or funds managed by Pershing Square, immediately prior to the consummation of an acquisition of Allergan, of that number of Valeant common shares equal to $400 million divided by a price per Valeant common share equal to the market price on the date of exercise of Valeant’s election, less a discount of 15% (as set forth in the Pershing Square relationship letter).

Shareholder approval of the share issuance proposal is a condition to our completing an acquisition of Allergan (including on a negotiated basis). Shareholder approval of the equity financing proposal is not a condition to the consummation of an acquisition of Allergan. Each issuance will become effective only if it is approved by Valeant shareholders and Allergan common stock is acquired by Valeant and, in the case of the issuance to Pershing Square, only if Valeant so elects.

Q:	WHY IS SHAREHOLDER APPROVAL OF THE ISSUANCE OF VALEANT COMMON SHARES REQUIRED?

A:

Valeant is seeking to acquire all of the Allergan common stock. On June 18, 2014, Valeant commenced the offer, pursuant to which it is offering, for each issued and outstanding share of Allergan common stock, at the election of the holder: (1) the Standard Election Consideration specified on the cover page of the offer to exchange; (2) the Cash Election Consideration specified on the cover page of the offer to exchange; or (3) the Stock Election Consideration specified on the cover page of the offer to exchange, in each case subject to the election and proration procedures described in the offer to exchange. Valeant intends, promptly after consummation of the offer, to complete the second-step merger, after which Allergan would be a direct or indirect, wholly owned subsidiary of Valeant. The purpose of the second-step merger is for Valeant to acquire all shares of Allergan common stock that are not acquired in the offer. Valeant would also consider acquiring Allergan by other available means, including a one-step merger pursuant to a negotiated merger agreement.

The rules of the New York Stock Exchange, which we refer to as the NYSE, require that Valeant shareholders approve any issuance of Valeant common shares or securities convertible into or exercisable for Valeant common shares in connection with the acquisition of stock or assets of another company where, due to the present or potential issuance of Valeant common shares or securities convertible into or exercisable for Valeant common shares, (1) the shares to be issued will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance or (2) the number of Valeant common shares to be issued will be equal to or in excess of 20% of the number of Valeant common shares outstanding before such issuance.

The rules of the Toronto Stock Exchange, which we refer to as the TSX, require that Valeant shareholders approve those instances where the number of securities issued or issuable in payment of the purchase price for an acquisition exceeds 25% of the number of securities of the Valeant which are outstanding, on a non-diluted basis. TSX approval requirements will be satisfied by virtue of meeting the NYSE requirements.

Valeant expects that it would issue approximately 263 million Valeant common shares in connection with the offer and the second-step merger, assuming that Valeant does not elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase additional Valeant common shares. This number of Valeant common shares will be higher than the thresholds under both the NYSE and TSX approval requirements.

If the share issuance is approved by Valeant shareholders, Valeant reserves the right to issue Valeant common shares in connection with an acquisition of Allergan, whether through a tender offer followed by a second-step merger, a merger transaction or otherwise. Other than with respect to the proposals, Valeant shareholders are not being asked to vote on the structure or form of, and Valeant shareholder approval is not required with respect to, the proposed acquisition of Allergan.

Q:	DOES THE VALEANT BOARD RECOMMEND APPROVAL OF THE PROPOSALS?

A:	Yes. The Valeant Board has unanimously determined that the issuance of Valeant common shares in connection with an acquisition of Allergan is in the best interests of Valeant and its shareholders. The Valeant Board unanimously recommends that Valeant shareholders vote “FOR” each of the proposals.

Q:	WHAT IS THE EFFECT OF SHAREHOLDER APPROVAL AND CONSUMMATION OF THE OFFER AND SECOND-STEP MERGER?

A:	Valeant estimates that, upon consummation of the offer and the second-step merger, former Allergan stockholders will hold, in the aggregate, approximately 44% of the Valeant common shares on a diluted basis, assuming that Valeant does not elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase additional Valeant common shares. Valeant estimates that, if it were to elect to consummate the equity financing immediately prior to the offer and second-step merger, the incremental dilution to current Valeant shareholders following consummation of the offer and the second-step merger would be less than 0.5%.

For a more detailed discussion of the assumptions on which these estimates are based, please see the section of this proxy statement titled “The Offer—Ownership of Valeant After the Offer.”

Q:	ARE VALEANT SHAREHOLDERS ABLE TO EXERCISE DISSENT AND APPRAISAL RIGHTS WITH RESPECT TO THE MATTERS BEING VOTED UPON AT THE VALEANT SPECIAL MEETING?

A:	Valeant shareholders will not be entitled to exercise dissent and appraisal rights with respect to any matter to be voted upon at the special meeting.

Q:	WILL I HAVE PREEMPTIVE RIGHTS IN CONNECTION WITH THE SHARE ISSUANCE?

A:	No. Valeant shareholders will not be entitled to any preemptive rights in connection with the issuance of Valeant common shares in connection with an acquisition of Allergan, whether the issuance is to Pershing Square or to any other Allergan stockholders.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

A:	Approval of the share issuance proposal and the equity financing proposal each require the affirmative vote of at least a majority of the votes cast by holders of Valeant common shares present in person or by proxy and entitled to vote at the special meeting, assuming a quorum is present.

Q:	WHAT IS THE EFFECT IF I DO NOT CAST MY VOTE?

A:	If a record (registered) shareholder does not cast its vote by proxy or in any other permitted fashion, no votes will be cast on behalf of such record (registered) shareholder on any of the items of business at the special meeting. If a non-record (beneficial) shareholder does not instruct its broker or other intermediary on how to vote on any of the proposals at the special meeting, no votes will be cast on behalf of such non-record (beneficial) shareholder with respect to such item, which we refer to as a broker non-vote. Broker non-votes are not considered as voting “FOR” or “AGAINST” the proposals and will have no effect on the outcome of the proposals. If you have further questions on this issue, please contact your broker or other intermediary, or MacKenzie Partners using the contact information provided below.

Your vote is very important. Whether or not you plan to attend the special meeting, please take time to vote by completing and mailing your proxy card or by following the voting instructions provided to you if you own your Valeant common shares through a broker or other intermediary. If you do not receive such instructions, you may request them from that broker or other intermediary.

Q:	HOW WILL MY VOTE AFFECT VALEANT’S OFFER FOR ALLERGAN?

A:	We cannot complete an acquisition of Allergan unless Valeant shareholders approve the share issuance proposal. Shareholder approval of the share issuance proposal is a condition to the offer and would be a condition to our completing any acquisition of Allergan (including on a negotiated basis). Shareholder approval of the equity financing proposal is not a condition to the consummation of an acquisition of Allergan.

Q:	WHAT CONSTITUTES A QUORUM FOR THE SPECIAL MEETING?

A:	Two persons, each being a holder of Valeant common shares issued and outstanding and entitled to vote at the special meeting, present either in person or by proxy, and together holding or representing Valeant common shares having not less than 25% of the outstanding votes entitled to be cast at the special meeting will constitute a quorum for the transaction of business. Broker non-votes will be counted for purposes of determining the presence of a quorum.

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:	Each shareholder is entitled to one vote for each Valeant common share registered in his or her name as of the close of business on , 2014, the record date for the purpose of determining holders of Valeant common shares entitled to receive notice of and to vote at the special meeting (including any postponements or adjournments of the special meeting).

As of                     , 2014,                      Valeant common shares were issued and outstanding and entitled to be voted at the special meeting (including any postponements or adjournments of the special meeting).

Q:	HOW DO I VOTE?

A:	The voting process is different depending on whether you are a record (registered) or non-record (beneficial) shareholder:

•	You are a record (registered) shareholder if your name appears on your share certificate.

•	You are a non-record (beneficial) shareholder if your Valeant common shares are held on your behalf by a bank, trust company, securities broker, trustee or other intermediary. This means the Valeant common shares are registered in your intermediary’s name, and you are the beneficial owner.

Non-record (beneficial) shareholders

If you are a non-record (beneficial) shareholder, your intermediary will send you a voting instruction form or proxy form with this proxy statement. Properly completing such form and returning it to your intermediary will instruct your intermediary how to vote your Valeant common shares at the special meeting on your behalf. You should carefully follow the instructions provided by your intermediary and contact your intermediary promptly if you need help.

If you do not intend to attend the special meeting and vote in person, mark your voting instructions on the voting instruction form or proxy form, sign it, and return it as instructed by your intermediary. Your intermediary may have also provided you with the option of voting by telephone or fax or through the Internet.

If you wish to vote in person at the special meeting, follow the instructions provided by your intermediary. Your intermediary may have also provided you with the option of appointing yourself or someone else to attend and vote on your behalf at the special meeting. When you arrive at the special meeting, please register with the inspector of elections (scrutineer).

Your intermediary must receive your voting instructions in sufficient time for your intermediary to act on them prior to the deadline for the deposit of proxies of 11:59 p.m. (Eastern Time) on                     , 2014 or, in the case of any adjournment or postponement of the special meeting, at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of any rescheduled meeting.

Record (registered) shareholders

If you are a record (registered) shareholder, a proxy card is enclosed with this proxy statement to enable you to vote, or to appoint a proxyholder to vote on your behalf, at the special meeting.

Whether or not you plan to attend the special meeting, you may vote your Valeant common shares by proxy by any one of the following methods:

•	By mail: Mark, sign and date your proxy card and send it to Vote Processing, c/o Broadridge Financial Solutions, Inc., which we refer to as Broadridge, 51 Mercedes Way, Edgewood, New York 11717, United States. Broadridge must receive your proxy card not later than 11:59 p.m. (Eastern Time) on , 2014 in order for your vote to be counted. If the special meeting is adjourned or postponed, Broadridge must receive your proxy card at least 48 hours, excluding Saturdays, Sundays and holidays, before any rescheduled meeting.

•	By telephone: Call toll free 1-800-690-6903. You will be prompted to provide your 12 digit control number printed below your preprinted name and address on the proxy card. The telephone voting service is available until 11:59 p.m. (Eastern Time) on , 2014 and you may not appoint a person as proxyholder other than the Valeant Board nominated proxies named in the proxy card when voting by telephone.

•	Via the Internet: Go to www.proxyvote.com and follow the instructions on the website prior to 11:59 p.m. (Eastern Time) on , 2014.

We provide Internet proxy voting to allow you to vote your Valeant common shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Q:	IF MY VALEANT COMMON SHARES ARE HELD IN A BROKERAGE ACCOUNT OR IN “STREET NAME” WILL MY BROKER OR OTHER INTERMEDIARY VOTE THEM FOR ME?

A:	If you own your Valeant common shares through a bank, trust company, securities broker or other intermediary, you will receive instructions from your intermediary on how to instruct them to vote your Valeant common shares, including by completing a voting instruction form, or providing instructions by telephone or fax or through the Internet. If you do not receive such instructions, you may contact your intermediary to request them. In accordance with NYSE rules, intermediaries who hold Valeant common shares in street-name for customers may not exercise their voting discretion with respect to the proposals. Accordingly, if you do not provide your intermediary with instructions on how to vote your street name shares, your intermediary will not be permitted to vote them at the special meeting, resulting in a broker non-vote.

Q:	HOW DO I APPOINT A PROXYHOLDER?

A:	Your proxyholder is the person you appoint to cast your votes on your behalf. You can choose anyone you want to be your proxyholder; it does not have to be either of the persons we have designated in the proxy card. Just write in the name of the person you would like to appoint in the blank space provided in the proxy card. Please ensure that the person you have appointed will be attending the special meeting and is aware that he, she or it will be voting your Valeant common shares. Proxyholders should speak to the inspector of elections (scrutineer) upon arriving at the special meeting.

If you sign the proxy card without naming your own proxyholder, you appoint Mr. Pearson and Mr. Chai-Onn as your proxyholders, either of whom will be authorized to vote and otherwise act for you at the special meeting (including any postponements or adjournments of the special meeting).

Q:	HOW WILL MY SHARES BE VOTED IF I GIVE MY PROXY?

A:	On the proxy card, you can indicate how you want your proxyholder to vote your Valeant common shares, or you can let your proxyholder decide for you by signing and returning the proxy card without indicating a voting preference for one or both proposals. If you have specified on the proxy card how you want to vote on a particular proposal (by marking, as applicable, “FOR” or “AGAINST”), then your proxyholder must vote your Valeant common shares accordingly.

If you submit your proxy card but do not indicate how you want to vote, your shares will be voted “FOR” the share issuance proposal and “FOR” the equity financing proposal.

Your proxies will vote in their discretion on any other matter that properly comes before the special meeting.

Q:	IF I CHANGE MY MIND, CAN I CHANGE MY VOTE OR REVOKE MY PROXY ONCE I HAVE GIVEN IT?

A:	Yes. If you are a non-record (beneficial) shareholder, you can revoke your prior voting instructions by providing new instructions on a voting instruction form or proxy form with a later date, or at a later time in the case of voting by telephone or fax or through the Internet. Otherwise, contact your intermediary if you want to revoke your proxy or change your voting instructions, or if you change your mind and want to vote in person. Any new voting instructions given to intermediaries in connection with the revocation of proxies must be received in sufficient time to allow intermediaries to act on such instructions prior to the deadline for the deposit of proxies of 11:59 p.m. (Eastern Time) on , 2014 or, in the case of any adjournment or postponement of the special meeting, at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of any rescheduled meeting.

If you are a record (registered) shareholder, you may revoke any proxy that you have given until the time of the special meeting by voting again by telephone or over the Internet as instructed above, by signing and dating a new proxy card and submitting it as instructed above, by giving written notice of such revocation to Valeant’s Corporate Secretary at our address, by revoking it in person at the special meeting, or by voting by ballot at the special meeting. If you choose to submit a proxy multiple times whether by telephone, over the Internet or by mail, or a combination thereof, only your latest vote, not revoked and received prior to 11:59 p.m. (Eastern Time) on                     , 2014 (or, in the case of any adjournment or postponement of the special meeting, at least 48 hours, excluding Saturdays, Sundays and holidays, before any rescheduled meeting) will be counted. A record (registered) shareholder participating in person, in a vote by ballot at the special meeting, will automatically revoke any proxy previously given by that shareholder regarding business considered by that vote. However, attendance at the special meeting by a registered shareholder who has voted by proxy does not alone revoke such proxy.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives from Broadridge and the inspector of elections (scrutineer) will count the votes.

Q:	WHAT OTHER MATTERS MAY ARISE AT THE SPECIAL MEETING?

A:	The proxy card gives discretionary authority to proxyholders to vote as the proxyholders see fit with respect to amendments or variations to the proposals identified in the Notice of Special Meeting or other matters that may come before the special meeting, whether or not the amendment, variation or other matter that comes before the special meeting is or is not routine and whether or not the amendment, variation or other matter that may come before the special meeting is contested.

As of the date of this proxy statement, the Valeant Board is not aware of any such amendments, variations or other matters to come before the special meeting. However, if any such changes that are not currently known to the Valeant Board should properly come before the special meeting, the Valeant common shares represented by your proxy will be voted in accordance with the judgment of the proxyholders.

Q:	WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS CONCERNING THE PROXY STATEMENT OR THE PROXY CARD?

A:	If you have any questions concerning the information contained in this proxy statement or require assistance completing the proxy card, you may contact MacKenzie Partners as follows:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Toll-free: (800) 322-2885

Call collect: (212) 929-5500

Email: valeant@mackenziepartners.com

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A:	You can find more information about Valeant and Allergan from various sources described in “Where You Can Find More Information.”

SUMMARY

The following is a summary of information contained elsewhere in this proxy statement. This summary is provided for convenience only and should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing or referred to elsewhere in this proxy statement, including the Annexes and Schedules and documents included or incorporated by reference in this proxy statement.

Information About the Companies (see page 39)

Valeant

Valeant is a multinational, specialty pharmaceutical and medical device company continued under the laws of the Province of British Columbia that develops, manufactures, and markets a broad range of branded, generic and branded generic pharmaceuticals, over-the-counter or OTC products, and medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment, and aesthetics devices), which are marketed directly or indirectly in over 100 countries. Valeant is diverse not only in its sources of revenue from its broad drug and medical device portfolio, but also among the therapeutic classes and geographies it serves.

Valeant’s principal executive offices are located at 2150 St. Elzéar Blvd. West, Laval, Québec, Canada, H7L 4A8, and its telephone number at that location is (514) 744-6792.

Additional information concerning Valeant is included in the Valeant reports incorporated by reference in this proxy statement. See the section in this proxy statement titled “Where You Can Find More Information.”

Allergan

Allergan is a multi-specialty health care company focused on developing and commercializing innovative pharmaceuticals, biologics, medical devices and OTC products. Allergan discovers, develops and commercializes a diverse range of products for the ophthalmic, neurological, medical aesthetics, medical dermatology, breast aesthetics, urological and other specialty markets in more than 100 countries around the world.

Allergan was founded in 1950 and incorporated in Delaware in 1977. Allergan’s principal executive offices are located at 2525 Dupont Drive, Irvine, CA, 92612, and its telephone number at that location is (714) 246-4500.

Additional information concerning Allergan is included in the Allergan reports incorporated by reference in this proxy statement. See the section in this proxy statement titled “Where You Can Find More Information.”

The Special Meeting (see page 30)

The special meeting will be held at             , local time, on                     , 2014, at 2150 Saint Elzéar Blvd. West, Laval, Québec, Canada H7L 4A8. Shareholders are being asked to consider and vote upon two proposals at the special meeting:

1. To approve the issuance of up to              Valeant common shares in connection with an acquisition of Allergan, whether by way of a tender offer followed by a second-step merger, a merger transaction or otherwise, which may include the separate issuance of Valeant common shares in exchange for 28,281,107 shares of Allergan common stock allocated to funds managed by Pershing Square (as set forth in the Pershing Square letter agreement); and

2. To approve, to the extent Valeant so elects, the issuance to Pershing Square and/or funds managed by Pershing Square, immediately prior to the consummation of an acquisition of Allergan, of that number of Valeant common shares equal to $400 million divided by a price per Valeant common share equal to the market price on the date of exercise of Valeant’s election, less a discount of 15% (as set forth in the Pershing Square relationship letter).

Each shareholder is entitled to one vote for each Valeant common share registered in his or her name as of the close of business on             , the record date for the purpose of determining holders of Valeant common shares entitled to receive notice of and to vote at the special meeting.

Valeant knows of no specific matter to be brought before the special meeting that is not referred to in the Notice of Special Meeting of Shareholders dated                     , 2014. If any such matter properly comes before the special meeting, including any shareholder proposal properly made, the proxyholders will vote proxies in accordance with their judgment.

Recommendation of the Valeant Board (see pages 34 and 38)

The Valeant Board has unanimously determined that the issuance of Valeant common shares in connection with an acquisition of Allergan is in the best interests of Valeant and its shareholders. The Valeant Board unanimously recommends that you vote “FOR” the share issuance proposal and “FOR” the equity financing proposal.

The Offer (see page 52)

On June 18, 2014, Valeant commenced the offer pursuant to which it is offering to exchange, for each issued and outstanding share of Allergan common stock, at the election of the holder:

•	the Standard Election Consideration set forth on the cover page of the offer to exchange;

•	the Cash Election Consideration set forth on the cover page of the offer to exchange; or

•	the Stock Election Consideration set forth on the cover page of the offer to exchange;

subject in each case to the election and proration procedures described in the offer to exchange (including in the related letter of election and transmittal). We will not allot or issue fractional Valeant common shares. To the extent that holders of Allergan common stock are entitled to fractional shares, those fractional entitlements will be aggregated and sold in the market and the net proceeds of such sale distributed pro rata to the holders of Allergan common stock entitled thereto promptly following our acceptance of shares of Allergan common stock for exchange in the offer.

Allergan stockholders who tender their shares of Allergan common stock in the offer but do not make an election will be treated as if they made the election made for the greatest number of shares of Allergan common stock that were tendered in the offer in respect of which an affirmative election was made. This could be any of the Standard Election, the Cash Election or the Stock Election and, as a result, those Allergan stockholders could receive a mix of cash and Valeant common shares, all cash or all Valeant common shares, respectively, subject, in each case, to proration.

Reasons for the Offer and the Share Issuance (see page 34)

We believe that a combined Valeant and Allergan, which we refer to as the combined company, will have a number of strategic benefits. See the section of this proxy statement titled “Proposal No. 1 Share Issuance—Reasons for the Share Issuance” for more information on these benefits.

Conditions of the Offer (see page 53)

In addition to shareholder approval of the share issuance proposal, the offer and the second-step merger, and any alternative transaction contemplating the acquisition of Allergan will be subject to a number of conditions. The timing for completion of the offer and the second-step merger will depend on the satisfaction of the conditions to the offer. Valeant may waive, in whole or in part, many of these conditions prior to the expiration of the offer.

Regulatory Approvals (see page 59)

An acquisition of Allergan may also be subject to review by government authorities and other regulatory agencies, including in jurisdictions outside the United States. Valeant intends to identify such authorities and jurisdictions as soon as practicable and to file as soon as possible thereafter all notifications that it determines are necessary or advisable under the applicable laws, rules and regulations of the respective identified authorities, agencies and jurisdictions for the consummation of the offer and/or the second-step merger or any alternative transaction contemplating the acquisition of Allergan and to file all post-completion notifications that it determines are necessary or advisable as soon as possible after the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan have been consummated.

Accounting Treatment (see page 60)

The proposed combination with Allergan would be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, with Valeant being the accounting acquirer, which means that Allergan’s results of operations will be included with Valeant’s results of operations from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

Certain Relationships with Allergan and Interests of Valeant and Valeant’s Executive Officers and Directors in the Proposals (see page 61)

As of the date of this proxy statement, Valeant directly owns 100 shares of Allergan common stock and, for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, beneficially owns 28,878,638 shares of Allergan common stock, representing approximately 9.7% of the outstanding shares of Allergan common stock. The 100 shares were acquired by Valeant through an ordinary brokerage transaction on the open market on May 7, 2014. The other 28,878,538 shares of Allergan common stock beneficially owned by Valeant were acquired by PS Fund 1 through the exercise of options, closing out of forward purchase contracts and open market purchases. Valeant and, to the knowledge of Valeant, Pershing Square have not effected any transaction in securities of Allergan in the past 60 days.

Risk Factors (see page 14)

In addition to the risks relating to each of Allergan’s and Valeant’s businesses, an acquisition of Allergan involves several risks that you should carefully consider when deciding how to vote at the special meeting.

In the event an acquisition of Allergan is completed, you will be subject to the following risks as a shareholder in the combined company:

•	Allergan and Valeant may not successfully integrate, which may have a material adverse effect on Valeant’s financial condition and results of operations;

•	The offer could trigger certain provisions contained in Allergan’s equity plans, employee benefit plans or agreements that could require Valeant to make change of control payments or vest outstanding equity awards;

•	Valeant will incur a substantial amount of indebtedness to acquire Allergan and its failure to meet its debt service obligations could have a material adverse effect on its financial condition and results of operations;

•	The consummation of the acquisition of Allergan may result in ratings organizations and/or securities analysts taking actions which may adversely affect the combined company’s financial condition and operating results; and

•	Future results of Valeant may differ materially from the unaudited pro forma condensed combined financial statements of Valeant and Allergan presented in this proxy statement.

In addition, you should be aware of the following risks relating to the share issuance proposal:

•	You will have a reduced ownership and voting interest after an acquisition of Allergan and may exercise less influence over management; and

•	If Valeant elects to finance a portion of the acquisition consideration through the equity financing, it will issue a number of Valeant common shares to Pershing Square at a 15% discount to the then-current market price, thereby reducing further the ownership interest of Valeant stockholders after an acquisition of Allergan.

In addition to the above risks, in deciding how to vote your Valeant common shares, you should read and consider all of the risk factors discussed or referenced in the section of this proxy statement titled “Risk Factors.”

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this proxy statement and in the documents incorporated by reference contain or are based on “forward-looking” information and involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding Valeant’s offer to acquire Allergan, its financing of such acquisition, its expected future performance (including expected results of operations and financial guidance), and the combined company’s future financial condition, operating results, strategy and plans. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “ongoing,” “upside,” “increases” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results to differ materially from those described in the forward-looking statements. These assumptions, risks and uncertainties include, but are not limited to, assumptions, risks and uncertainties discussed in Valeant’s most recent annual or quarterly report filed with the SEC and the Canadian Securities Administrators, which we refer to as the CSA, and assumptions, risks and uncertainties relating to the proposed combination with Allergan, as detailed from time to time in Valeant’s filings with the SEC and the CSA, which factors are incorporated herein by reference. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in other reports or documents that we file from time to time with the SEC and the CSA, and include, but are not limited to:

•	the ultimate outcome of the offer and the second-step merger, including the ultimate removal or the failure to render inapplicable the obstacles to consummation of the offer and the second-step merger described in the Anti-Takeover Devices Condition in the offer to exchange, by the Allergan Board;

•	the ultimate outcome and results of integrating the operations of Valeant and Allergan, the ultimate outcome of Valeant’s pricing and operating strategy applied to Allergan and the ultimate ability to realize synergies;

•	the effects of the proposed combination with Allergan, including the combined company’s future financial condition, operating results, strategy and plans;

•	the effects of governmental regulation on our business or potential business combination transactions;

•	the ability to obtain regulatory approvals and meet other conditions to any combination with Allergan, including the necessary stockholder approval, on a timely basis;

•	Valeant’s ability to sustain and grow revenues and cash flow from operations in our markets and to maintain and grow our customer base, the need for innovation and the related capital expenditures and the unpredictable economic conditions in the United States and other markets;

•	the impact of competition from other market participants;

•	the development and commercialization of new products;

•	the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (1) cash on hand, (2) free cash flow, or (3) access to the capital or credit markets;

•	our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions; and

•	the risks and uncertainties detailed by Allergan with respect to its business as described in its reports and documents filed with the SEC.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf concerning the offer, the second-step merger or any alternative transaction contemplating the acquisition of Allergan, or other matters addressed in this proxy statement, are expressly qualified in their entirety by this cautionary statement. See also the section of this proxy statement titled “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof.

Except to the extent required by applicable law or regulation, Valeant undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement (including the matters addressed under Forward-Looking Statements above), before deciding whether to vote to approve the share issuance proposal and the equity financing proposal, you should carefully consider the following risk factors and the other risk factors specific to each of the Valeant and Allergan businesses that will also affect Valeant after the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan is completed, described in Part I, Item 1A of Valeant’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 28, 2014, which we refer to as the Valeant 10-K, and Allergan’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 25, 2014, which we refer to as the Allergan 10-K, and the other documents that have been filed with the SEC and which are incorporated by reference into this proxy statement. If any of the risks described below or in the reports incorporated by reference into this proxy statement actually occurs, the respective businesses, financial results, financial conditions, operating results or share prices of Valeant or Allergan could be materially adversely affected.

Risks Related to the Share Issuance Proposal

Valeant shareholders will have a reduced ownership and voting interest after an acquisition of Allergan and may exercise less influence over management.

Upon the completion of an acquisition of Allergan, a Valeant shareholder will hold a percentage ownership of Valeant that is smaller than such shareholder’s current percentage ownership of Valeant as it exists today. It is currently expected that the former shareholders of Allergan as a group will receive shares in the offer and the second-step merger constituting approximately 44% of the outstanding Valeant common shares on a diluted basis immediately after the consummation of the offer and the second-step merger, assuming that Valeant does not elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase additional Valeant common shares. As a result, current shareholders of Valeant as a group will own approximately 56% of the outstanding Valeant common shares on a diluted basis immediately after the consummation of the offer and the second-step merger. Because of this, Valeant shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Valeant.

If Valeant elects to finance a portion of the acquisition consideration through the equity financing, it will issue a number of Valeant common shares to Pershing Square at a 15% discount to the then-current market price, thereby reducing further the ownership interest of Valeant stockholders after an acquisition of Allergan.

If Valeant elects to finance a portion of the acquisition consideration through the equity financing, it will issue to Pershing Square, immediately prior to the consummation of an acquisition of Allergan, a number of Valeant common shares equal to $400 million divided by a price per Valeant common share equal to the market price on the date of exercise of Valeant’s election, less a discount of 15%. The issuance of Valeant common shares in the equity financing will further reduce the ownership and voting interest of Valeant stockholders after an acquisition of Allergan.

Risk Factors Relating to Valeant Following the Offer

Allergan and Valeant may not successfully integrate.

If Valeant consummates the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan (which in any case will represent Valeant’s largest transaction to date with total consideration of approximately $53 billion based on the closing price of Valeant common shares on the NYSE on July 21, 2014), achieving the anticipated benefits of the proposed combination with Allergan will depend in part upon whether the two companies integrate their businesses in an effective and efficient manner. The companies may not be able to accomplish this integration process successfully, including as a result of actions that Allergan may continue to take to frustrate the offer or any alternative transaction contemplating the acquisition of Allergan. The integration of any business may be complex and time-consuming. The difficulties that could be encountered include the following:

•	integrating personnel, operations and systems, while maintaining focus on selling and promoting existing and newly acquired products;

•	coordinating the geographically dispersed organizations;

•	distraction of management and employees from operations and changes in corporate culture;

•	retaining existing customers and attracting new customers;

•	maintaining business relationships; and

•	inefficiencies associated with the integration of the operations of the combined company.

In addition, there will be integration costs and non-recurring transaction costs (such as fees paid to legal, financial, accounting and other advisors and other fees paid in connection with the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan, including financing fees) associated with the proposed combination with Allergan, combining the operations of Valeant and Allergan and achieving the synergies we expect to obtain, and such costs may be significant.

An inability to realize the full extent of the anticipated benefits of the proposed combination with Allergan, including the $2.7 billion in estimated annual cost synergies, as well as any delays encountered in the integration process and realizing such benefits, could have an adverse effect upon the revenues, level of expenses and operating results of Valeant, which may affect adversely the value of the Valeant common shares after the consummation of the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan.

Valeant has only conducted a review of Allergan’s publicly available information and has not had access to Allergan’s non-public information. Therefore, Valeant may not be able to retain certain agreements and may be subject to liabilities of Allergan unknown to Valeant, which may have a material adverse effect on Valeant’s profitability, financial condition and results of operations and which may result in a decline in the market value of Valeant common shares.

To date, Valeant has only conducted a due diligence review of Allergan’s publicly available information. As a result, after the consummation of the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan, Valeant may be subject to liabilities of Allergan unknown to Valeant or Allergan, which may have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Valeant common shares after the consummation of the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan.

The consummation of the offer or the second-step merger or any alternative transaction contemplating the acquisition of Allergan (or a successful solicitation by PS Fund 1 as contemplated by the definitive solicitation statement filed by PS Fund 1 on July 11, 2014, which we refer to as the PS Fund 1 solicitation) may constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, or result in the acceleration or other change of any right or obligation (including, without limitation, any payment obligation) or termination of an agreement under agreements of Allergan that are not publicly available. If this happens, Valeant may have liabilities relating to the breach or default and may have to seek to replace that agreement with a new agreement. Valeant cannot provide assurance that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to Allergan’s business, failure to replace that agreement on similar terms or at all may increase the costs to Valeant of operating Allergan’s business or prevent Valeant from operating part or all of Allergan’s business. In addition, Allergan may be committed to arrangements or agreements of which Valeant is not aware.

Based upon a review of Allergan’s public filings with the SEC, pursuant to Allergan’s Amended and Restated Credit Agreement, dated as of October 28, 2011, which we refer to as the credit agreement, the offer, the second-step merger or any alternative transaction contemplating the acquisition of Allergan, and the change in the Allergan Board contemplated by the PS Fund 1 solicitation, could potentially result in an event of default under the credit agreement, including an event of default in the event the Allergan Board as of the effective date of the credit agreement, which we refer to as the original board, ceases to constitute a majority of the Allergan Board (with any new director approved by the majority of the then original board being deemed a member of the original board for purposes of the credit agreement), with certain limited exceptions. An event of default would permit lenders holding more than 50% of the commitments under the credit agreement to terminate the commitments under the credit agreement and to declare the outstanding principal and accrued interest due and payable. Although Valeant believes that the Allergan Board’s fiduciary duties would require it to approve the directors contemplated by the PS Fund 1 solicitation for purposes of the credit agreement (and thus prevent an event of default under the credit agreement that might be triggered if PS Fund 1 is successful in changing the Allergan Board in the manner contemplated by the PS Fund 1 solicitation), there is no assurance the Allergan Board would do so. Allergan could also seek a waiver of any such event of default, which would require the approval of the lenders under the credit agreement.

In respect of all information relating to Allergan presented in, incorporated by reference into or omitted from, this proxy statement, Valeant has relied upon publicly available information, including information publicly filed by Allergan with the SEC. Although Valeant has no knowledge that would indicate that any statements contained herein regarding Allergan’s condition, including its financial or operating condition (based upon such publicly filed reports and documents) are inaccurate, incomplete or untrue, Valeant was not involved in the preparation of such information and statements. For example, Valeant has made adjustments and assumptions in preparing the pro forma financial information presented in this proxy statement that have necessarily involved Valeant’s estimates with respect to Allergan’s financial information that, given the lack of information received, could be materially different than currently presented. See the section of this proxy statement titled “Unaudited Pro Forma Condensed Combined Financial Statements.” Any financial, operating or other information regarding Allergan that may be detrimental to Valeant following the consummation of the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan that has not been publicly disclosed by Allergan, or errors in Valeant’s estimates due to the lack of cooperation and information from Allergan, may have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Valeant common shares after the consummation of the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan.

The offer or any alternative transaction contemplating the acquisition of Allergan could trigger certain provisions contained in Allergan’s equity plans, employee benefit plans or agreements that could require Valeant to make change of control payments or vest outstanding equity awards.

Certain of Allergan’s equity plans, employee benefit plans or agreements contain change of control clauses providing for outstanding equity awards to vest or compensation to be granted to certain members of Allergan senior management either upon a change of control, or if, following a change of control, Allergan terminates the employment relationship between Allergan and these employees under certain circumstances, or if these employees terminate the employment relationship because of certain adverse changes during a certain period or periods following a change of control. If consummated, the offer or any alternative transaction contemplating the acquisition of Allergan would constitute a change of control of Allergan, thereby giving rise to potential vesting of outstanding equity awards and change of control payments described above.

Valeant will incur a substantial amount of indebtedness to acquire the shares of Allergan common stock pursuant to the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan and, as a result, will increase its outstanding indebtedness. Valeant’s failure to meet its debt service obligations could have a material adverse effect on its business, financial condition and results of operations.

Valeant anticipates that it will need to borrow approximately $20.35 billion to complete the offer and the second-step merger.

Valeant’s increased indebtedness following consummation of the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan could adversely affect Valeant’s operations and liquidity. Valeant’s anticipated level of indebtedness could, among other things:

•	make it more difficult for Valeant to pay or refinance its debts as they become due during adverse economic and industry conditions because Valeant may not have sufficient cash flows to make its scheduled debt payments;

•	cause Valeant to use a larger portion of its cash flow to fund interest and principal payments, reducing the availability of cash to fund working capital, capital expenditures, research and development and other business activities;

•	cause Valeant to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

•	cause Valeant to be more vulnerable to general adverse economic and industry conditions;

•	cause Valeant to be disadvantaged compared to competitors with less leverage;

•	result in a downgrade in the credit rating of Valeant or any indebtedness of Valeant or its subsidiaries, which could increase the cost of further borrowings; and

•	limit Valeant’s ability to borrow additional monies in the future to fund working capital, capital expenditures, research and development and other general corporate purposes.

In addition, the terms of Valeant’s indebtedness following the consummation of the offer or any alternative transaction contemplating the acquisition of Allergan are expected to restrict certain actions by Valeant and its subsidiaries, including financial, affirmative and negative covenants, including limitations on the ability to incur indebtedness, create liens, and merge, amalgamate and consolidate with other companies, in each case, subject to exceptions and baskets to be mutually agreed upon by Valeant and the parties thereto, the exact terms of which are to be negotiated prior to consummation of the offer or any alternative transaction contemplating the acquisition of Allergan.

Valeant may also incur additional long-term debt and working capital lines of credit to meet future financing needs, subject to certain restrictions under its existing debt, which would increase its total indebtedness. Although the terms of Valeant’s existing credit agreement and of the indentures governing Valeant’s existing debt contain restrictions on the incurrence of additional debt, including secured debt, these restrictions are subject to a number of important exceptions and debt incurred in compliance with these restrictions could be substantial. If Valeant and its restricted subsidiaries incur significant additional debt, the related risks that Valeant faces could intensify.

Valeant has received a commitment letter, which we refer to as the commitment letter, from Barclays Bank PLC, which we refer to as Barclays, Royal Bank of Canada, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., DNB Capital LLC, DNB Markets, Inc., HSBC Bank USA, National Association, HSBC Bank Canada, HSBC Securities (USA) Inc. and Morgan Stanley Senior Funding, Inc., which we refer to collectively as the Lenders, for up to $20.35 billion in debt financing, which we refer to as the Debt Financing. Valeant cannot guarantee that the combined company will be able to generate sufficient cash flow to make all of the principal and interest payments under its indebtedness following the consummation of the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan when such payments are due or that it will be able, if necessary, to refinance such indebtedness.

The consummation of the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan may result in ratings organizations and/or securities analysts taking actions which may adversely affect the combined companies’ business, financial condition and operating results, as well as the market price of Valeant common shares.

Valeant’s current corporate credit rating is Ba3 for Moody’s Investors Service and BB- for Standard and Poor’s. In connection with the consummation of the offer and/or the second-step merger or any alternative transaction contemplating the acquisition of Allergan, one or both of these ratings agencies may reevaluate Valeant’s ratings. A downgrade may increase Valeant’s cost of borrowing, may negatively impact Valeant’s ability to raise additional debt capital, may negatively impact Valeant’s ability to successfully compete in the marketplace and may negatively impact the willingness of counterparties to deal with Valeant, each of which could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Valeant common shares.

In addition, the trading market for Valeant common shares depends in part on the research and reports that third-party securities analysts publish about Valeant and its industry. In connection with the consummation of the offer and/or the second-step merger or any alternative transaction contemplating the acquisition of Allergan, one or more of these analysts could downgrade the Valeant common shares or issue other negative commentary about Valeant or its industry, which could cause the trading price of Valeant common shares to decline.

Future results of Valeant may differ materially from the unaudited pro forma condensed combined financial statements of Valeant and Allergan presented in this proxy statement.

The future results of Valeant following the consummation of the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan may be materially different from those shown in the unaudited pro forma condensed combined financial statements presented in this proxy statement, which show only a combination of Valeant’s and Allergan’s standalone historical results after giving effect to the offer, subject to the matters noted therein. Valeant has estimated that it will record approximately $130 million in transaction expenses (excluding financing fees payable pursuant to the commitment letter), as described in the notes to the unaudited pro forma condensed combined financial statements included in this proxy statement. In addition, the final amount of any charges relating to acquisition accounting adjustments that Valeant may be required to record will not be known until following the consummation of the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan. These and other expenses and charges may be significantly higher or lower than estimated.

Risk Factors Relating to Allergan’s Businesses

You should read and consider the other risk factors specific to Allergan’s businesses that will also affect Valeant after the consummation of the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan, described in Part I, Item 1A of the Allergan 10-K, and other documents that have been filed by Allergan with the SEC and which are incorporated by reference into this proxy statement.

Risk Factors Relating to Valeant’s Businesses

You should read and consider the other risk factors specific to Valeant’s businesses that will also affect Valeant after the consummation of the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan, described in Part I, Item 1A of the Valeant 10-K, and other documents that have been filed by Valeant with the SEC and the CSA and which are incorporated by reference into this proxy statement.

Risk Factors Relating to the Offer and the Second-Step Merger or any Alternative Transaction Contemplating the Acquisition of Allergan

Valeant must obtain governmental and regulatory approvals to consummate the offer or any alternative transaction contemplating the acquisition of Allergan, which, if delayed or not granted, may delay or jeopardize the offer and the second-step merger or any such alternative transaction.

The offer is, and any alternative transaction contemplating the acquisition of Allergan will be, conditioned on the waiting period (or extension thereof) applicable to the offer and the second-step merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and any other applicable antitrust laws and regulations having expired or been terminated, and any approvals or clearances determined by Valeant to be required or advisable thereunder having been obtained. If Valeant does not receive these approvals, then Valeant will not be obligated to accept shares of Allergan common stock for exchange in the offer and will not be able to complete any alternative transaction contemplating the acquisition of Allergan.

The governmental and regulatory agencies from which Valeant will seek these approvals have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by the offer to exchange or any alternative transaction contemplating the acquisition of Allergan, those agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. Although Valeant believes that it will obtain all necessary approvals, no assurance can be given that the required approvals will be obtained or that the required conditions to the offer or any alternative transaction contemplating the acquisition of Allergan will be satisfied, and, if all required approvals are obtained and the conditions to the consummation of the offer or any alternative transaction contemplating the acquisition of Allergan are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. See the section of this proxy statement titled “The Offer—Conditions to the Offer” for a discussion of the conditions to the offer and the sections of this proxy statement titled “The Offer—Certain Legal Matters Related to the Offer” and “The Offer—Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the offer and the second-step merger.

The offer remains subject to other conditions that Valeant cannot control and no transaction has been agreed with Allergan.

The offer is subject to other conditions, including the Minimum Tender Condition, the Anti-Takeover Devices Condition, the Valeant Shareholder Approval Condition and the No Allergan Material Adverse Effect Condition, each as set forth in the offer to exchange. The completion of any alternative transaction contemplating the acquisition of Allergan would be subject to similar conditions. No assurance can be given that all of the conditions to the offer or any alternative transaction contemplating the acquisition of Allergan will be satisfied or, if they are, as to the timing of such satisfaction. In addition, Allergan and the Allergan Board may seek to take additional actions and put in place additional obstacles that will delay, or frustrate, the satisfaction of one or more conditions. If the conditions to the offer or any alternative transaction contemplating the acquisition of Allergan are not satisfied, then Valeant may allow the offer to expire, or could amend or extend the offer, or could abandon any alternative transaction contemplating the acquisition of Allergan. See the section of this proxy statement titled “The Offer—Conditions to the Offer” for a discussion of the conditions to the offer.

In addition, you should be aware that Valeant has not negotiated the price or terms of the offer or the second-step merger or any alternative transaction contemplating the acquisition of Allergan and neither Allergan nor the Allergan Board has approved the offer or the second-step merger or any alternative transaction contemplating the acquisition of Allergan by Valeant. Allergan has refused to engage in any discussions with Valeant on its proposals. There can be no assurance that Valeant and Allergan will enter into an agreement related to a combination of the companies or, if they do enter into an agreement, the terms of such agreement, including the amount that would be paid in any such transaction.

The stock prices of Valeant and Allergan may be adversely affected if the offer and the second-step merger or another business combination with Allergan is not completed.

If the offer and the second-step merger or another business combination with Allergan is not completed, the prices of Valeant common shares and Allergan common stock may decline to the extent that the current market prices of Valeant common shares and Allergan common stock reflect a market assumption that the offer and the second-step merger or another business combination with Allergan will be completed.

Uncertainties associated with the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan may cause a loss of employees and may otherwise affect the future business and operations of Allergan.

Uncertainty about the effect of the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan on employees and customers may have an adverse effect on Allergan and consequently on the combined company following the second-step merger. These uncertainties may impair the ability to retain and motivate key personnel until and after the consummation of the offer and the second-step merger or another business combination with Allergan is completed and could cause customers, suppliers, licensees, partners and others that deal with Allergan to defer entering into contracts with Allergan or making other decisions concerning Allergan or seek to change existing business relationships with Allergan. With respect to the retention of key employees, Valeant is not aware of any retention plan in place to retain any of Allergan’s key employees. If key employees of Allergan depart because of uncertainty about their future roles, Allergan’s business and, as a result, the combined company’s business following the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan could be harmed. While the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan is pending, Allergan may not be able to hire replacements for departed key employees to the same extent that they have been able to in the past.

VALEANT SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial information for Valeant as of the end of and for the periods indicated. The statements of (loss) income information for each of the years ended December 31, 2013, 2012 and 2011, and the balance sheet information as of December 31, 2013 and 2012, are derived from Valeant’s audited financial statements filed as part of the Valeant 10-K, which is incorporated by reference into this proxy statement. The statements of (loss) income information for each of the years ended December 31, 2010 and 2009, and the balance sheet information as of December 31, 2011, 2010 and 2009, are derived from Valeant’s audited financial statements for such years, which have not been incorporated by reference into this proxy statement. The selected financial information of Valeant as of and for the three months ended March 31, 2014 and March 31, 2013 are derived from Valeant’s unaudited consolidated financial statements filed as part of Valeant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed with the SEC and the CSA on May 9, 2014, which we refer to as the Valeant 10-Q, which is incorporated by reference into this proxy statement. The operating results for the three-month period ended March 31, 2014 are not necessarily indicative of the results of operations for the remainder of the fiscal year or any future period. More comprehensive financial information, including management’s discussion and analysis of Valeant’s financial condition and results of operations, is contained in the Valeant 10-K, the Valeant 10-Q and other reports filed by Valeant with the SEC and the CSA. The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See the section of this proxy statement titled “Where You Can Find More Information” for instructions on how to obtain these other documents and more complete information relating to Valeant.

	Three Months Ended March 31,		Historical Data Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in millions, except per share data)
Revenues:
Product sales	$1,851.1	$1,038.9	$5,640.3	$3,288.6	$2,255.1	$1,133.4	$789.0
Other revenues	35.1	29.5	129.3	191.8	172.4	47.8	31.4

	1,886.2	1,068.4	5,769.6	3,480.4	2,427.5	1,181.2	820.4

Expenses:
Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	504.1	284.9	1,846.3	905.1	683.7	395.6	204.3
Cost of alliance and service revenues	14.3	15.4	58.8	64.6	12.3	10.2	13.8
Selling, general and administrative	482.0	241.9	1,305.2	756.1	572.5	276.5	167.6
Research and development	61.3	23.8	156.8	79.1	65.7	68.3	47.6
Amortization and impairments of finite-lived intangible assets	355.2	326.2	1,902.0	928.9	557.8	219.8	104.7
Restructuring, integration and other costs	133.6	49.0	514.8	344.4	97.7	140.8	30.0
In-process research and development impairments and other charges	12.0	—	153.6	189.9	109.2	89.2	59.4
Acquisition-related costs	1.5	7.9	36.4	78.6	33.0	38.3	5.6
Acquisition-related contingent consideration	8.9	(2.2)	(29.2)	(5.3)	(11.0)	—	—
Other (income) expense	(43.3)	4.5	234.4	59.3	6.6	52.6	6.2

	1,529.6	951.4	6,179.1	3,400.7	2,127.5	1,291.3	639.2

Operating income (loss)	356.6	117.0	(409.5)	79.7	300.0	(110.1)	181.2
Interest income	1.8	1.6	8.0	6.0	4.1	1.3	1.1
Interest expense	(246.5)	(155.3)	(844.3)	(481.6)	(334.5)	(90.1)	(25.4)
Loss on extinguishment of debt	(93.7)	(21.4)	(65.0)	(20.1)	(36.8)	(32.4)	—
Foreign exchange and other	(13.4)	1.4	(9.4)	19.7	26.5	0.6	0.5
Gain (loss) on investments, net	—	1.9	5.8	2.1	22.7	(5.6)	17.6

Income (loss) before provision for (recovery of) income taxes	4.8	(54.8)	(1,314.4)	(394.2)	(18.0)	(236.3)	175.0
Provision for (recovery of) income taxes	25.1	(27.3)	(450.8)	(278.2)	(177.6)	(28.1)	(1.5)

Net (loss) income	(20.3)	(27.5)	(863.6)	(116.0)	159.6	(208.2)	176.5
Less: Net income attributable to noncontrolling interest	2.3	—	2.5	—	—	—	—

Net (loss) income attributable to Valeant Pharmaceuticals International, Inc.	$(22.6)	$(27.5)	(866.1)	(116.0)	159.6	(208.2)	176.5

	Three Months Ended March 31,		Historical Data Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in millions, except per share data)
(Loss) earnings per share attributable to Valeant Pharmaceuticals International, Inc.:
Basic (loss) earnings per share	$(0.07)	$(0.09)	$(2.70)	$(0.38)	$0.52	$(1.06)	$1.11

Diluted (loss) earnings per share	$(0.07)	$(0.09)	$(2.70)	$(0.38)	$0.49	$(1.06)	$1.11

Weighted-average common shares
Basic	334.9	305.8	321.0	305.4	304.7	195.8	158.2

Diluted	334.9	305.8	321.0	305.4	326.1	195.8	158.5

Consolidated Balance Sheet Data (at end of period)
Cash and cash equivalents	$576.3	$413.7	$600.3	$916.1	$164.1	$394.3	$114.5
Total assets	27,989.0	17,486.5	27,970.8	17,950.4	13,108.1	10,795.1	2,059.3
Long-term debt, including current portion	17,386.9	10,617.1	17,367.7	11,015.6	6,651.0	3,595.3	326.1
Shareholders’ equity attributable to Valeant Pharmaceuticals International, Inc.	5,089.6	3,587.0	5,118.7	3,717.4	3,929.8	4,911.1	1,354.4

ALLERGAN SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial information for Allergan as of the end of and for the periods indicated. The statements of income information for each of the years ended December 31, 2013, 2012 and 2011, and the balance sheet information as of December 31, 2013 and 2012, are derived from Allergan’s audited financial statements filed as part of the Allergan 10-K, which is incorporated by reference into this proxy statement. The statements of income information for each of the years ended December 31, 2010 and 2009, and the balance sheet information as of December 31, 2011, 2010 and 2009, are derived from Allergan’s audited financial statements for such years, which have not been incorporated by reference into this proxy statement. The selected financial information of Allergan as of and for the three months ended March 31, 2014 and March 31, 2013 are derived from Allergan’s unaudited consolidated financial statements filed as part of Allergan’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed with the SEC on May 7, 2014, which we refer to as the Allergan 10-Q, which is incorporated by reference into this proxy statement. The operating results for the three-month period ended March 31, 2014 are not necessarily indicative of the results of operations for the remainder of the fiscal year or any future period. More comprehensive financial information, including management’s discussion and analysis of Allergan’s financial condition and results of operations, is contained in the Allergan 10-K, the Allergan 10-Q and other reports filed by Allergan with the SEC. The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See the section of this proxy statement titled “Where You Can Find More Information” for instructions on how to obtain these other documents and more complete information relating to Allergan.

	Three Months Ended March 31,		Historical Data Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in millions, except per share data)
Revenues:
Product net sales	$1,619.1	$1,432.5	$6,197.5	$5,549.3	$5,144.0	$4,819.6	$4,447.6
Other revenues	27.0	27.1	102.9	97.3	72.0	99.8	56.0

Total revenues	1,646.1	1,459.6	6,300.4	5,646.6	5,216.0	4,919.4	4,503.6

Operating costs and expenses:
Cost of sales (excludes amortization of intangible assets)	204.5	199.9	795.8	751.2	718.0	722.0	750.9
Selling, general and administrative	658.6	604.8	2,519.4	2,193.1	2,158.3	2,017.6	1,921.5
Research and development	349.0	248.8	1,042.3	977.3	871.5	804.6	706.0
Amortization of intangible assets	27.8	30.7	116.7	90.2	86.1	138.0	146.3
Legal settlement	—	—	—	—	—	609.2	—
Impairment of intangible assets and related costs	—	—	11.4	22.3	7.6	369.1	—
Restructuring charges (reversal)	24.3	4.3	5.5	1.5	(0.1)	0.3	50.9

Operating income	381.9	371.1	1,809.3	1,611.0	1,374.6	258.6	928.0

Non-operating income (expense):
Interest income	1.8	1.6	6.8	6.7	6.9	7.3	7.0
Interest expense	(15.7)	(17.4)	(75.0)	(63.6)	(71.8)	(78.7)	(76.9)
Gain on investments, net	—	—	—	—	—	—	24.6
Other, net	(6.4)	(8.7)	(10.3)	(23.1)	(0.5)	(16.4)	(34.2)

	(20.3)	(24.5)	(78.5)	(80.0)	(65.4)	(87.8)	(79.5)

Earnings from continuing operations before income taxes	361.6	346.6	1,730.8	1,531.0	1,309.2	170.8	848.5
Provision for income taxes	103.1	73.6	458.3	430.3	359.6	165.9	224.7

Earnings from continuing operations	258.5	273.0	1,272.5	1,100.7	949.6	4.9	623.8
(Loss) earnings from discontinued operations	(0.6)	(258.6)	(283.8)	1.8	(11.5)	—	—

Net earnings	257.9	14.4	988.7	1,102.5	938.1	4.9	623.8

Net earnings attributable to noncontrolling interest	0.6	1.9	3.6	3.7	3.6	4.3	2.5

Net earnings attributable to Allergan, Inc.	$257.3	$12.5	$985.1	$1,098.8	$934.5	$0.6	$621.3

	Three Months Ended March 31,		Historical Data Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in millions, except per share data)
Basic earnings per share attributable to Allergan, Inc. stockholders:
Continuing operations	$0.87	$0.91	$4.28	$3.64	$3.11	$—	$2.05
Discontinued operations	(0.01)	(0.87)	(0.96)	—	(0.04)	—	—

Net basic earnings per share attributable to Allergan, Inc. stockholders	$0.86	$0.04	$3.32	$3.64	$3.07	$—	$2.05

Diluted earnings per share attributable to Allergan, Inc. stockholders:
Continuing operations	$0.85	$0.89	$4.20	$3.57	$3.05	$—	$2.03
Discontinued operations	—	(0.85)	(0.94)	0.01	(0.04)	—	—

Net diluted earnings per share attributable to Allergan, Inc. stockholders	$0.85	$0.04	$3.26	$3.58	$3.01	$—	$2.03

Weighted-average common shares
Basic	297.9	297.7	296.8	301.5	304.4	303.4	303.6

Diluted	303.5	303.6	301.8	307.1	310.2	308.0	305.8

Consolidated Balance Sheet Data (at end of period)
Cash and cash equivalents	$2,815.3	$2,198.8	$3,046.1	$2,701.8	$2,406.1	$1,991.2	$1,947.1
Total assets	10,720.2	9,250.5	10,574.3	9,179.3	8,508.6	8,308.1	7,536.6
Long-term debt, excluding notes payable	2,095.1	2,107.7	2,098.3	1,512.4	1,515.4	1,534.2	1,491.3
Allergan, Inc. stockholders’ equity	6,617.9	5,337.1	6,463.2	5,837.1	5,309.6	4,757.7	4,822.8

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined statements of loss for the fiscal year ended December 31, 2013 and for the three months ended March 31, 2014 were prepared by Valeant and give effect to the following transactions as if they had occurred on January 1, 2013:

•	the proposed combination with Allergan, including the Debt Financing; and

•	the acquisition of Bausch & Lomb Holdings Incorporated, which we refer to as B&L, by Valeant on August 5, 2013 and the effect from the debt and equity that were issued by Valeant to finance the acquisition of B&L.

The selected unaudited pro forma condensed combined balance sheet as of March 31, 2014 combines the historical consolidated balance sheets of Valeant and Allergan, giving effect to the proposed combination with Allergan, including the Debt Financing, as if it had occurred on March 31, 2014.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the proposed combination with Allergan been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Valeant, Allergan and/or B&L during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, with Valeant being the accounting acquirer. The accounting for the proposed combination with Allergan is dependent upon certain valuations that are provisional and are subject to change. Valeant will finalize these amounts as it obtains the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Valeant’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisitions of Allergan and B&L, the costs to integrate the operations of Valeant, Allergan and B&L or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements, except for any of the foregoing relating to B&L that are already reflected in the historical financial statements of Valeant after the acquisition of B&L. The unaudited pro forma condensed combined financial information also does not give effect to the potential issuance, at Valeant’s option, of $400 million of Valeant common shares to Pershing Square at a per share price reflecting a 15% discount to the then current market price of Valeant common shares.

	Three Months Ended March 31, 2014	Year Ended December 31, 2013
	(in millions, except per share data)
Pro Forma Condensed Combined Statements of Loss
Revenues:
Product sales	$3,470.2	$13,676.7
Other revenues	62.1	232.2

Total revenues	3,532.3	13,908.9

Operating costs and expenses:
Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	713.2	3,080.3
Cost of alliance and service revenues	14.3	58.8
Selling, general and administrative	1,136.5	4,476.9
Research and development	398.5	1,369.5
Amortization and impairments of finite-lived intangible assets	1,166.8	5,343.8
Restructuring, integration and other costs	164.0	523.5
In-process research and development impairments and other charges	22.0	153.6
Acquisition-related costs	2.2	45.1
Acquisition-related contingent consideration	8.6	41.5
Other (income) expense	(43.3)	238.4

Total Expenses	3,582.8	15,331.4

Operating loss	(50.5)	(1,422.5)
Interest income	3.6	17.7
Interest expense	(551.6)	(2,267.0)
Loss on extinguishment of debt	(93.7)	(65.0)
Foreign exchange and other	(19.8)	(23.9)
Gain on investments, net	—	9.2

Loss before recovery of income taxes and equity in losses of equity method investee	(712.0)	(3,751.5)
Recovery of income taxes	(159.0)	(1,096.1)
Equity in losses of equity method investee	—	7.4

Loss from continuing operations	(553.0)	(2,662.8)
Income attributable to noncontrolling interests	2.9	7.3

Loss attributable to Valeant from continuing operations	$(555.9)	$(2,670.1)

Basic loss per share:	$(0.93)	$(4.47)
Diluted loss per share:	$(0.93)	$(4.47)

Weighted-average common shares
Basic	598.0	597.1
Diluted	598.0	597.1

As of March 31, 2014
Consolidated Balance Sheet Data
Cash and cash equivalents	$3,324.1
Total assets	95,390.2
Long-term debt, including current portion	39,506.8
Shareholders’ equity attributable to Valeant Pharmaceuticals International, Inc.	$37,124.7

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The following table summarizes unaudited per share information for Valeant and Allergan on a historical basis, pro forma combined basis for Valeant and equivalent pro forma combined basis for Allergan. The following information should be read in conjunction with the audited consolidated financial statements and accompanying notes of Valeant and Allergan that are incorporated by reference into this proxy statement, and the unaudited pro forma condensed combined financial statements beginning on page 66. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of what the operating results or financial position would have been if the offer and the second-step merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The historical income per share, dividends per share and book value per share of Valeant and Allergan shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2013 and unaudited consolidated financial statements as of and for the three months ended March 31, 2014. The historical book value per share is computed by dividing total stockholders’ equity by the number of common shares outstanding at the end of the period, excluding any shares held in treasury. The pro forma combined loss per share from continuing operations is computed by dividing the pro forma loss from continuing operations available to holders of common shares by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma shareholders’ equity by the pro forma number of common shares outstanding at the end of the period. Allergan equivalent pro forma combined per share amounts are calculated by multiplying Valeant pro forma combined per share amounts by the exchange ratio for the Standard Election, as described in the offer to exchange, of 0.83.

As of or for the Year Ended December 31, 2013(2)
Valeant—Historical
Historical per Valeant common share:
Diluted loss per share from continuing operations	$(2.70)
Cash dividends declared per share	—
Book value per share	15.37
Allergan—Historical
Historical per share of Allergan common stock:
Diluted income per share from continuing operations	$4.20
Cash dividends declared per share	0.20
Book value per share	21.72

Unaudited Pro Forma Combined
Unaudited pro forma per Valeant common share:
Diluted loss per share from continuing operations	$(4.47)
Cash dividends declared per share(1)	N/A
Book value per share	—

Unaudited Pro Forma Allergan Equivalents
Unaudited pro forma per share of Allergan common stock:
Diluted loss per share from continuing operations	$(3.71)
Cash dividends declared per share(1)	N/A
Book value per share	—

As of or for the Three Months Ended March 31, 2014(2)
Valeant—Historical
Historical per Valeant common share:
Diluted loss per share from continuing operations	$(0.07)
Cash dividends declared per share	—
Book value per share	15.26
Allergan—Historical
Historical per share of Allergan common stock:
Diluted income per share from continuing operations	$0.85
Cash dividends declared per share	0.05
Book value per share	22.21

Unaudited Pro Forma Combined
Unaudited pro forma per share of Valeant common shares:
Diluted loss per share from continuing operations	$(0.93)
Cash dividends declared per share(1)	N/A
Book value per share	62.23

Unaudited Pro Forma Allergan Equivalents
Unaudited pro forma per share of Allergan common stock:
Diluted loss per share from continuing operations	$(0.77)
Cash dividends declared per share(1)	N/A
Book value per share	51.65

(1)	Valeant has indicated that, upon the consummation of the offer and second-step merger, it intends to begin paying a dividend consistent with Allergan’s regular quarterly dividend of $0.05 per share.
(2)	The table does not include the potential issuance, at Valeant’s option, of $400 million of Valeant common shares to Pershing Square at a per share price reflecting a 15% discount to the then current market price of Valeant common shares.

COMPARATIVE PER SHARE MARKET PRICE, DIVIDEND INFORMATION AND OTHER STOCK

TRADING INFORMATION

Valeant common shares are listed on the NYSE and the TSX under the symbol “VRX.” Allergan common stock is listed on the NYSE under the symbol “AGN.” The table below sets forth, for the calendar quarters indicated, the high and low sale prices per share reported on the NYSE and the dividends declared on Valeant common shares and on Allergan common stock.

	Valeant Common Shares			Allergan Common Stock
	High (US$)	Low (US$)	Dividend(1) (US$)	High (US$)	Low (US$)	Dividend (US$)
2014
Third Quarter (through July 21)	$127.39	$118.79	$—	$171.90	$163.01	$0.05
Second Quarter	$139.00	$115.14	$—	$174.49	$115.94	$0.05
First Quarter	$153.10	$112.26	$—	$132.04	$109.64	$0.05
2013
Fourth Quarter	$118.25	$102.60	$—	$111.45	$88.34	$0.05
Third Quarter	$106.98	$86.89	$—	$93.25	$82.56	$0.05
Second Quarter	$96.25	$69.87	$—	$116.45	$81.33	$0.05
First Quarter	$75.10	$59.34	$—	$112.30	$92.19	$0.05
2012
Fourth Quarter	$61.10	$52.50	$—	$95.44	$86.51	$0.05
Third Quarter	$61.11	$44.01	$—	$95.75	$81.28	$0.05
Second Quarter	$59.94	$42.47	$—	$97.09	$87.69	$0.05
First Quarter	$55.80	$45.52	$—	$96.39	$84.30	$0.05

(1)	Valeant has indicated that, upon the consummation of the offer and second-step merger, it intends to begin paying a dividend consistent with Allergan’s regular quarterly dividend of $0.05 per share.

The following table sets forth, for the periods indicated, the high and low sale prices per share and the cumulative trading volumes of (i) the Valeant common shares as reported on the TSX in Canadian dollars and (ii) the Allergan common stock as reported on the NYSE in U.S. dollars.

	Valeant Common Share Price per Share		Valeant Common Share Total Trading Volume(1)	Allergan Common Stock Price per Share		Allergan Common Stock Total Trading Volume(1)
	High (C$)	Low (C$)		High (US$)	Low (US$)
Month
May 2013	$99.49	$72.59	16,852,376	$112.85	$96.76	73,483,873
June 2013	$95.01	$83.39	12,416,085	$102.94	$81.33	74,975,214
July 2013	$98.31	$92.41	9,761,257	$93.10	$82.56	50,055,748
August 2013	$108.92	$97.00	8,074,943	$93.25	$87.08	34,560,997
September 2013	$109.93	$101.93	8,423,306	$93.09	$86.95	41,154,654
October 2013	$119.95	$107.30	8,853,781	$94.21	$88.36	48,123,508
November 2013	$117.50	$107.74	7,472,537	$99.35	$88.34	41,717,549
December 2013	$125.71	$111.97	6,799,247	$111.45	$94.98	45,985,096
January 2014	$156.05	$119.66	9,133,859	$123.83	$109.64	54,223,840
February 2014	$170.45	$146.20	5,940,041	$129.48	$110.62	49,062,027
March 2014	$163.39	$138.26	8,285,408	$132.04	$120.22	58,207,883
April 2014	$150.88	$126.02	9,849,132	$169.29	$115.94	132,794,309
May 2014	$152.52	$132.61	6,234,928	$170.05	$156.03	92,994,373
June 2014	$146.30	$126.27	8,832,838	$174.49	$158.90	60,493,400
July 2014(2)	$135.90	$126.86	3,513,338	$171.90	$163.01	21,483,476

(1)	Source for cumulative trading volume: Bloomberg.
(2)	July 1, 2014 to July 21, 2014 inclusive.

THE SPECIAL MEETING

This proxy statement is being provided to the Valeant shareholders in connection with the solicitation of proxies by the management of Valeant to be voted at the special meeting (including any adjournment or postponement thereof).

Date, Time, Place and Purpose

The special meeting will be held at             , local time, on                     , 2014, at 2150 Saint Elzéar Blvd. West, Laval, Québec, Canada H7L 4A8. Shareholders are being asked to consider and vote upon the share issuance proposal and the equity financing proposal.

Valeant knows of no specific matter to be brought before the special meeting that is not referred to in the Notice of Special Meeting of Shareholders dated                     , 2014. If any such matter properly comes before the special meeting, including any shareholder proposal properly made, the proxyholders will vote proxies in accordance with their judgment.

Record Date and Shares Entitled to Vote

Each Valeant shareholder is entitled to one vote for each Valeant common share registered in his or her name as of the close of business on                     , 2014, the record date for the purpose of determining holders of Valeant common shares entitled to receive notice of and to vote at the special meeting.

As of                     , 2014,                      Valeant common shares were issued and outstanding and entitled to be voted at the special meeting.

Voting Procedures

The voting process is different depending on whether you are a record (registered) or non-record (beneficial) shareholder:

•	You are a record (registered) shareholder if your name appears on your share certificate.

•	You are a non-record (beneficial) shareholder if your shares are held on your behalf by a bank, trust company, securities broker, trustee or other intermediary. This means the shares are registered in your intermediary’s name, and you are the beneficial owner. Most shareholders are non-record (beneficial) shareholders.

Non-record (beneficial) shareholders

If you are a non-record (beneficial) shareholder, your intermediary will send you a voting instruction form or proxy form with this proxy statement. This form will instruct your intermediary how to vote your Valeant common shares at the special meeting on your behalf. You should carefully follow the instructions provided by your intermediary and contact your intermediary promptly if you need help.

If you do not intend to attend the special meeting and vote in person, mark your voting instructions on the voting instruction form or proxy form, sign it, and return it as instructed by your intermediary. Your intermediary may have also provided you with the option of voting by telephone or fax or through the Internet.

If you wish to vote in person at the special meeting, follow the instructions provided by your intermediary. Your intermediary may have also provided you with the option of appointing yourself or someone else to attend and vote on your behalf at the special meeting. When you arrive at the special meeting, please register with the inspector of elections (scrutineer).

Your intermediary must receive your voting instructions in sufficient time for your intermediary to act on them prior to the deadline for the deposit of proxies of 11:59 p.m. (Eastern Time) on                     , 2014 or, in the case of any adjournment or postponement of the special meeting, at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of any rescheduled meeting.

Record (registered) shareholders

If you are a record (registered) shareholder, a proxy card is enclosed with this proxy statement to enable you to vote, or to appoint a proxyholder to vote on your behalf, at the special meeting.

Whether or not you plan to attend the special meeting, you may vote your Valeant common shares by proxy by any one of the following methods:

By mail: Mark, sign and date your proxy card and send it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, United States. Broadridge must receive your proxy card not later than 11:59 p.m. (Eastern Time) on                     , 2014 in order for your vote to be counted. If the special meeting is adjourned or postponed, Broadridge must receive your proxy card at least 48 hours, excluding Saturdays, Sundays and holidays, before any rescheduled meeting.

By telephone: Call toll free 1-800-690-6903. You will be prompted to provide your 12 digit control number printed below your pre-printed name and address on the proxy card. The telephone voting service is available until 11:59 p.m. (Eastern Time) on                     , 2014 and you may not appoint a person as proxyholder other than the Valeant Board nominated proxies named in the proxy card when voting by telephone.

Via the Internet: Go to www.proxyvote.com and follow the instructions on the website prior to 11:59 p.m. (Eastern Time) on                     , 2014.

We provide Internet proxy voting to allow you to vote your Valeant common shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Quorum

Two persons, each being a holder of Valeant common shares issued and outstanding and entitled to vote at the special meeting, present either in person or by proxy, and together holding or representing shares having not less than 25% of the votes entitled to be cast at the special meeting will constitute a quorum for the transaction of business at the special meeting. Broker non-votes will be counted for purposes of determining the presence of a quorum.

Vote Required

Approval of the share issuance proposal and the equity financing proposal each require the affirmative vote of at least a majority of the votes cast by holders of Valeant common shares present in person or by proxy and entitled to vote at the special meeting, assuming a quorum is present.

The proxy card gives discretionary authority to proxyholders to vote as the proxyholders see fit with respect to amendments or variations to the proposals identified in the Notice of Special Meeting or other matters that may come before the special meeting whether or not the amendment, variation or other matter that comes before the special meeting is or is not routine and whether or not the amendment, variation or other matter that comes before the special meeting is contested.

As of the date of this proxy statement, the Valeant Board is not aware of any such amendments, variations or other matters to come before the special meeting. However, if any such changes that are not currently known to the Valeant Board should properly come before the special meeting, the Valeant common shares represented by your proxyholders will be voted in accordance with the judgment of proxyholders.

Proxy Solicitation

Management of Valeant is soliciting your proxy for use at the special meeting. All associated costs of solicitation will be borne by Valeant. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone, by directors, officers or employees of Valeant without special compensation or by Valeant’s proxy solicitor, MacKenzie Partners. Valeant will pay MacKenzie Partners a fee not to exceed $         for its services as proxy solicitor, plus reimbursement of reasonable out-of-pocket expenses. Valeant will, at its own expense, pay those entities holding Valeant common shares in the names of their beneficial owners for their reasonable expenses in delivering proxy solicitation materials to their beneficial owners, including objecting beneficial owners. We anticipate that copies of this proxy statement and the accompanying proxy card will be distributed to shareholders on or about                     , 2014.

Change of Vote and Revocation of Proxies

If you are a non-record (beneficial) shareholder, you can revoke your prior voting instructions by providing new instructions on a voting instruction form or proxy form with a later date, or at a later time in the case of voting by telephone or through the Internet. Otherwise, contact your intermediary if you want to revoke your proxy or change your voting instructions, or if you change your mind and want to vote in person. Any new voting instructions given to intermediaries in connection with the revocation of proxies must be received in sufficient time to allow intermediaries to act on such instructions prior to the deadline for the deposit of proxies of 11:59 p.m. (Eastern Time) on                     , 2014 or, in the case of any adjournment or postponement of the special meeting, at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of any rescheduled meeting.

If you are a record (registered) shareholder, you may revoke any proxy that you have given until the time of the special meeting by voting again by telephone or over the Internet as instructed above, by signing and dating a new proxy card and submitting it as instructed above, by giving written notice of such revocation to Valeant’s Corporate Secretary at our address, by revoking it in person at the special meeting, or by voting by ballot at the special meeting. If you choose to submit a proxy multiple times whether by telephone, over the Internet or by mail, or a combination thereof, only your latest vote, not revoked and received prior to 11:59 p.m. (Eastern Time) on                     , 2014 (or, in the case of any adjournment or postponement of the special meeting, at least 48 hours, excluding Saturdays, Sundays and holidays, before any rescheduled meeting) will be counted. A record (registered) shareholder participating in person, in a vote by ballot at the special meeting, will automatically revoke any proxy previously given by that shareholder regarding business considered by that vote. However, attendance at the special meeting by a registered shareholder who has voted by proxy does not alone revoke such proxy.

Valeant’s Auditors

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the special meeting and accordingly will not make any statement or be available to respond to any questions.

PROPOSAL NO. 1—SHARE ISSUANCE

General

You are being asked to consider and vote upon the share issuance proposal, which provides for the issuance of Valeant common shares in connection with an acquisition of Allergan, whether through a tender offer followed by a second-step merger, a merger transaction or otherwise, which may include the separate issuance of Valeant common shares in exchange for 28,281,107 shares of Allergan common stock allocated to funds managed by Pershing Square.

Valeant is seeking to acquire all of the Allergan common stock. On June 18, 2014, Valeant commenced the offer, pursuant to which it is offering, for each issued and outstanding share of Allergan common stock, at the election of the holder: (1) the Standard Election Consideration specified on the cover page of the offer to exchange; (2) the Cash Election Consideration specified on the cover page of the offer to exchange; or (3) the Stock Election Consideration specified on the cover page of the offer to exchange, in each case subject to the election and proration procedures described in the offer to exchange (including the related letter of election and transmittal). Valeant intends, promptly after consummation of the offer, to complete the second-step merger, after which Allergan would be a direct or indirect, wholly owned subsidiary of Valeant. The purpose of the second-step merger is for Valeant to acquire all shares of Allergan common stock that are not acquired in the offer. Valeant would also consider acquiring Allergan by other available means, including a one-step merger pursuant to a negotiated merger agreement. Although none of Pershing Square or any of its affiliates or managed funds is offering to acquire any shares of Allergan common stock in the offer, Pershing Square and PS Fund 1 are considered co-bidders in the offer for SEC purposes.

Under the terms of the Pershing Square letter agreement, Pershing Square agreed to elect only stock consideration in a transaction that is based on the offer and second-step merger and to exchange its shares of Allergan common stock for Valeant common shares at a 1.22659 exchange ratio, based on closing stock prices of Allergan and Valeant on May 29, 2014, and receive no cash consideration if a transaction is consummated based on Valeant’s May 30 proposal.

The rules of the NYSE require that Valeant shareholders approve any issuance of Valeant common shares or securities convertible into or exercisable for Valeant common shares in connection with the acquisition of stock or assets of another company where, due to the present or potential issuance of Valeant common shares or securities convertible into or exercisable for Valeant common shares, (1) the shares to be issued will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance or (2) the number of Valeant common shares to be issued will be equal to or in excess of 20% of the number of Valeant common shares outstanding before such issuance.

The rules of the TSX require that Valeant shareholders approve those instances where the number of Valeant securities issued or issuable in payment of the purchase price for an acquisition exceeds 25% of the number of securities of Valeant which are outstanding, on a non-diluted basis. TSX approval requirements will be satisfied by virtue of meeting the NYSE requirements.

Valeant expects that it would issue approximately 263 million Valeant common shares in connection with the offer and the second-step merger, assuming that Valeant does not elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase additional Valeant common shares. This number of Valeant common shares will be higher than the thresholds under both the NYSE and TSX approval requirements.

If the share issuance is approved by Valeant shareholders, Valeant reserves the right to issue Valeant common shares in connection with an acquisition of Allergan, whether through a tender offer followed by a second-step merger, a merger transaction or otherwise. Other than with respect to the proposals, Valeant shareholders are not being asked to vote on the structure or form of, and Valeant shareholder approval is not required with respect to, the proposed acquisition of Allergan.

Effect of Shareholder Approval and Consummation of the Offer and Second-Step Merger

Valeant estimates that, upon consummation of the offer and the second-step merger, former Allergan stockholders will, own in the aggregate, approximately 44% of the Valeant common shares on a diluted basis, assuming that Valeant does not elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase additional Valeant common shares. For a more detailed discussion of the assumptions on which these estimates are based, please see the section of this proxy statement titled “The Offer—Ownership of Valeant After the Offer”; among other things, if the number of shares of Allergan common stock and/or securities convertible into or exchangeable for Allergan common stock is different as of the consummation of the offer or the second-step merger, the number of Valeant common shares issued or reserved for future issuances in connection with the transactions will be different as well.

Valeant believes that, upon consummation of the offer and the second-step merger, no single shareholder will own more than 10% of the issued and outstanding Valeant common shares.

Registration Statement

On June 18, 2014, we filed a registration statement on Form S-4 (Registration Number 333-196856) to register with the SEC the Valeant common shares to be issued to Allergan stockholders in connection with the offer and the second-step merger as we have currently proposed. On July 22, 2014, we filed an amendment to that registration statement. We may also file additional amendments. You should read the Form S-4, as amended, as it contains important information. You may obtain copies of the Form S-4 (and amendments to the Form S-4) free of charge from the SEC at the SEC’s website at www.sec.gov, or upon written or oral request to our proxy solicitor, MacKenzie Partners, at 105 Madison Avenue, New York, NY 10016, toll-free at (800) 322-2885, call collect at (212) 929-5500, or email to valeant@mackenziepartners.com.

Preemptive Rights

Valeant shareholders will not have preemptive rights in connection with the issuance of shares to Allergan stockholders in connection with the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan.

Appraisal/Dissent Rights

No dissent or appraisal rights are available in respect of Valeant common shares in connection with the share issuance or an acquisition of Allergan.

Recommendation of the Valeant Board

The Valeant Board has unanimously determined that share issuance in connection with an acquisition of Allergan is in the best interests of Valeant and its shareholders. The Valeant Board unanimously recommends that you vote “FOR” the share issuance proposal.

Reasons for the Offer and the Share Issuance

We believe that the combination of Valeant and Allergan represents a strategically compelling and enormously value-creating opportunity for Valeant and its shareholders.

We believe that a combined Valeant and Allergan will have substantial strategic benefits, including:

•	Market Leader: The combined company will be a leader in ophthalmology, dermatology, aesthetics and dental products, allowing it to better serve its physicians, care providers and patients with a broader range of products.

•	Synergies: We believe the combined company will deliver value to the combined company’s shareholders through, among other ways, estimated annual cost synergies of at least $2.7 billion, comprised of (1) approximately $1.8 billion in selling, general and administrative, or SG&A, synergies through, among other things, rationalizing the combined company’s headquarters, decentralizing operations by eliminating unnecessary global functions and reducing duplicate external expenditures, and (2) approximately $900 million in research and development cost synergies by, among other things, rationalizing core research and development infrastructure while maintaining over $300 million in annual spend to complete high-probability projects, such as life cycle management of existing products. Based on our extensive experience and industry knowledge, we expect to realize on an annual run rate approximately 80% of such synergies within the first six months after consummating the second-step merger, with the balance realized over the following 12 months. Since 2008, we have successfully completed over 100 transactions of varying size and complexity. We have extensive experience in successfully integrating acquired companies, as evidenced by our three largest transactions to date (Bausch & Lomb ($8.7 billion), Medicis Pharmaceutical Corporation ($2.6 billion) and Biovail Corporation for ($2.6 billion)), where we have exceeded our preannounced cost synergies. Our recent acquisition of B&L will serve as the model for how to integrate Allergan quickly and efficiently. Additionally, we believe there is opportunity for additional revenue synergies, including, for example, by bringing the Allergan product portfolio into emerging market geographies where Valeant already has a strong presence.

•	Growth Opportunities: Based on the markets served and the market efficiencies created by the proposed combination with Allergan, we believe the combined company will generate high single-digit organic growth rates for the foreseeable future. Some of the market efficiencies we have identified for the combined company include (1) the leading and highly complementary aesthetics and dermatology product portfolios of the two companies, (2) a leading position in ophthalmology with a complete eye health offering across pharmaceutical, surgical, contact lens and consumer and (3) the opportunity to apply a broader base of products in the emerging markets, which is further discussed below.

•	Emerging Markets Opportunities: The combined company will have a diversified geographic mix in emerging markets throughout the world, including Poland, Russia, the Commonwealth of Independent States, Turkey, China, Brazil, Mexico, Indonesia, South Africa, Vietnam and the Middle East. The addition of Allergan’s product portfolio provides an opportunity to extend Valeant’s strengths in emerging markets and apply it to a broader base of products. Valeant expects to build on its extensive sales experience and physician relationships to grow product sales and overall market share of the combined company in emerging markets, and to leverage its model of decentralization in tailoring the strategies of the combined company to the local market.

•	Durable Product Focus: The combined company will continue our successful focus on our durable products, which have established brand names and do not rely upon patent exclusivity—approximately 75% of the combined company’s revenue is expected to come from durable products and 90% of the combined company’s revenue would not be expected to face significant patent cliffs in the next decade. In addition, it is expected that a large portion of the combined company’s business will be cash-pay or third-party reimbursed.

•	Efficient Research and Development: We plan to focus the combined company’s research and development resources on both companies’ current late stage development programs, including life cycle management programs. Life cycle management programs increase a product’s value during its commercial life through identifying new indications, patent extensions, conversion of packaging, application of time-release technology, such as a modified release formulation, or change in formulation, such as a conversion from a suspension to an ointment or a gel to improve drug dosing and/or availability. We will sell or eliminate Allergan’s earlier stage programs where we believe Allergan’s track record has been largely unproductive over the past 16 years. Despite approximately $9.5 billion in research and development expenditures since 1998, Allergan has had at least 35 development product failures during this period. We are confident in our approach for the combined company given our success and given that we believe that approximately 80% of Allergan’s 2013 revenue was externally acquired, meaning that such revenue was generated by sales of products acquired from, or subject to licensing arrangements with, third parties.

•	Improved Tax Efficiencies: The combined company will remain a Canadian company, and we expect that it will have a high single-digit cash tax rate. Allergan’s current reported effective tax rate (Allergan does not disclose its cash tax rate) is 26.5% for 2013 and 28.5% for the first quarter of 2014.

•	Decentralized Operating Model: We will apply Valeant’s decentralized management model to Allergan’s operations to ensure decisions are made close to the customer, to empower the combined company’s employees, to encourage entrepreneurial business development and to reduce unnecessary administrative costs.

A critical element of Valeant’s strategy is business development, which Valeant has achieved in part through the successful completion of a significant number of acquisitions designed to expand its product portfolio and geographic footprint. The proposed combination with Allergan would be consistent with this business development strategy and would combine extremely complementary product portfolios in healthcare segments that are forecasted to grow well above industry growth rates over the next decade.

Unless the Allergan Board refuses to remove the obstacles it has imposed, including the obstacles described in the Anti-Takeover Devices Condition in the offer to exchange, we believe that there are no material obstacles to consummating the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan expeditiously.

•	No Significant Regulatory Hurdles to Business Combination: We are prepared to assume all regulatory risks because we believe any potential divestitures will not have a material impact on the economics of the transaction. As a result, we are confident that any regulatory hurdles will not prevent us from timely completing the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan.

•	Available Cash Funding: Between the Debt Financing commitment that we have received and our available cash, we will have all of the cash funding that we need to complete the proposed combination with of Allergan.

We realize there can be no assurance about future results, including results expected as described in the reasons listed above, such as assumptions regarding potential synergies or other benefits to be realized following the offer or any alternative transaction contemplating the acquisition of Allergan. Valeant’s reasons for the offer and any alternative transaction contemplating the acquisition of Allergan and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this proxy statement titled “Risk Factors” and “Forward-Looking Statements.”

Timing of an Acquisition of Allergan

The timing for consummation of the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan will depend on the satisfaction of the conditions to the offer or such alternative transaction, including if and when the Allergan Board or a court removes the obstacles to consummation of the offer and the second-step merger any alternative transaction contemplating the acquisition of Allergan described in the Anti-Takeover Devices Condition in the offer to exchange. As a result, there can be no certainty as to when, and whether, Valeant will be able to complete an acquisition of Allergan. The share issuance will become effective only if it is approved by Valeant shareholders and Allergan is acquired by Valeant.

Federal Income Tax Consequences of the Share Issuance

Our issuance of common shares in connection with an acquisition of Allergan will not result in any U.S. federal income tax consequences to Valeant shareholders or us.

PROPOSAL NO. 2—POTENTIAL EQUITY FINANCING

General

You are being asked to consider and vote upon the equity financing proposal, which provides for the issuance to Pershing Square and/or funds managed by Pershing Square, immediately prior to the consummation of an acquisition of Allergan, of that number of Valeant common shares equal to $400 million divided by a price per Valeant common share equal to the market price on the date of exercise of Valeant’s election, less a discount of 15% (as set forth in the Pershing Square relationship letter), to the extent Valeant elects to finance a portion of such acquisition consideration thereby.

In furtherance of an acquisition of Allergan, we have worked closely with our financial advisors and have received a commitment letter from Barclays, Royal Bank of Canada, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., DNB Capital LLC, DNB Markets, Inc., HSBC Bank USA, National Association, HSBC Bank Canada, HSBC Securities (USA) Inc. and Morgan Stanley Senior Funding, Inc., to provide, on customary terms, subject to certain conditions, $20.35 billion for the purpose of financing the cash component of the consideration to be paid for each share of Allergan common stock. Between the Debt Financing commitment that we have received and our available cash, we will have all of the cash funding that we need to complete the proposed acquisition of Allergan.

Under the terms of the Pershing Square relationship letter, at our election, immediately prior to the consummation of an acquisition of Allergan, Pershing Square will contribute to the funding of such acquisition of Allergan through the payment to Purchaser, or another wholly owned subsidiary designated by us, of $400 million in immediately available funds, and we will cause to be delivered to Pershing Square, the number of Valeant common shares equal to $400 million divided by a price per Valeant common share equal to the market price for purposes of the TSX requirements on the date of exercise of Valeant’s election, less a discount of 15%; provided that we have received all necessary governmental, regulatory and stockholder approvals in connection with such contribution.

To the extent that we decide that a portion of the cash consideration in an acquisition of Allergan should not be funded from our own resources and/or proceeds from the Debt Financing or if we otherwise determine to use the equity financing, we may elect, at our discretion, on the terms set forth in the Pershing Square relationship letter, to use funds provided by Pershing Square.

APPROVAL OF THE EQUITY FINANCING PROPOSAL IS NOT A CONDITION TO THE CONSUMMATION OF AN ACQUISITION OF ALLERGAN.

Effect of Shareholder Approval and Consummation of the Offer, the Second-Step Merger and the Equity Financing

Valeant estimates that, if it were to elect to consummate the equity financing immediately prior to the offer and second-step merger, the incremental dilution to current Valeant shareholders following consummation of the offer and the second-step merger would be less than 0.5%. For a more detailed discussion of the assumptions on which this estimate is based, please see the section of this proxy statement titled “The Offer—Ownership of Valeant After the Offer”; if the number of shares of Allergan common stock and/or securities convertible into or exchangeable for Allergan common stock is different as of the consummation of the offer or the second-step merger, the number of shares of Valeant common shares issued or reserved for future issuances in connection with the transactions will be different as well.

Private Placement

The Valeant common shares to be issued to Pershing Square in the equity financing, if any, will be issued in a private placement pursuant to an exemption from registration under the applicable U.S. securities laws. Valeant and Pershing Square have agreed to enter into a mutually acceptable registration rights agreement that provides reasonable and customary demand registration rights, at Valeant’s expense, with respect to all of the Valeant common shares that will be held by Pershing Square after the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan.

Preemptive Rights

Valeant shareholders will not have preemptive rights in connection with the issuance of Valeant common shares pursuant to the equity financing.

Appraisal/Dissent Rights

No dissent or appraisal rights are available in respect of Valeant common shares in connection with the equity financing or an acquisition of Allergan.

Recommendation of the Valeant Board

The Valeant Board has unanimously determined that the equity financing, to the extent Valeant so elects, in connection with an acquisition of Allergan is in the best interests of Valeant and its shareholders. The Valeant Board unanimously recommends that you vote “FOR” the equity financing proposal.

INFORMATION ABOUT THE COMPANIES

Valeant

Valeant is a multinational, specialty pharmaceutical and medical device company continued under the laws of the Province of British Columbia that develops, manufactures, and markets a broad range of branded, generic and branded generic pharmaceuticals, OTC products, and medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment, and aesthetics devices), which are marketed directly or indirectly in over 100 countries. Valeant is diverse not only in its sources of revenue from its broad drug and medical device portfolio, but also among the therapeutic classes and geographies it serves.

Valeant’s principal executive offices are located at 2150 St. Elzéar Blvd. West, Laval, Québec, Canada, H7L 4A8, and its telephone number at that location is (514) 744-6792.

Additional information concerning Valeant is included in the Valeant reports incorporated by reference in this proxy statement. See the section in this proxy statement titled “Where You Can Find More Information.”

Allergan

Allergan is a multi-specialty health care company focused on developing and commercializing innovative pharmaceuticals, biologics, medical devices and OTC products. Allergan discovers, develops and commercializes a diverse range of products for the ophthalmic, neurological, medical aesthetics, medical dermatology, breast aesthetics, urological and other specialty markets in more than 100 countries around the world.

Allergan was founded in 1950 and incorporated in Delaware in 1977. Allergan’s principal executive offices are located at 2525 Dupont Drive, Irvine, CA, 92612, and its telephone number at that location is (714) 246-4500.

Additional information concerning Allergan is included in the Allergan reports incorporated by reference in this proxy statement. See the section in this proxy statement titled “Where You Can Find More Information.”

BACKGROUND OF THE OFFER

Valeant’s management regularly reviews transaction alternatives across the pharmaceutical industry. On September 7, 2012, the finance and transactions committee of the Valeant Board, which we refer to as the Finance and Transactions Committee, held a telephonic meeting during which it discussed a possible combination with Allergan. Following that meeting, on September 10, 2012, J. Michael Pearson, Valeant’s Chairman of the Board and Chief Executive Officer, spoke to David Pyott, Allergan’s Chairman of the Board, President and Chief Executive Officer, about possibly combining the two companies. Mr. Pyott informed Mr. Pearson that he would discuss the possibility with the Allergan Board.

On September 25, 2012, Mr. Pyott called Mr. Pearson and indicated that he had spoken with the Allergan Board about a possible business combination with Valeant, and Allergan was not interested in a transaction at that time. Mr. Pearson informed the Finance and Transactions Committee of Mr. Pyott’s communication at its October 2, 2012 telephonic meeting.

As part of its general review of strategic opportunities, Valeant’s management continued to review numerous transaction alternatives with various pharmaceutical businesses and assets, including, from time to time, Allergan.

On January 14, 2014, William F. Doyle, a senior advisor at Pershing Square, spoke with Mr. Pearson at a health care conference. They discussed Mr. Doyle’s work with Pershing Square and it was suggested that they have a subsequent discussion regarding the potential of Valeant and Pershing Square jointly engaging in merger and acquisition transactions. On January 31, 2014, Messrs. Pearson and Doyle had a follow-up meeting in which they exchanged public information about Valeant and Pershing Square. Messrs. Doyle and Pearson did not specifically discuss Allergan at either meeting.

On February 4, 2014, Mr. Pearson and G. Mason Morfit, then a director of Valeant, met with Mr. Doyle and William A. Ackman, the Chief Executive Officer of Pershing Square. They primarily discussed Valeant and Valeant’s business model. They also discussed what Pershing Square could do to encourage large public pharmaceutical companies to create more value for their stockholders, including by entering into different types of transactions with Valeant, though the structure that Valeant eventually used in connection with its offer for Allergan was not specifically discussed. Allergan was one of several companies mentioned, but was not discussed in detail.

On February 6, 2014, Valeant contacted Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell, regarding representing Valeant with respect to a potential transaction with Allergan. Also in February 2014, Valeant contacted Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, to act as additional U.S. counsel to Valeant, and Osler, Hoskin & Harcourt LLP, which we refer to as Osler, to act as Canadian counsel to Valeant.

On or around February 6, 2014, Mr. Ackman and Mr. Pearson had a telephone call in which they discussed how they might work together to pursue targets in the pharmaceutical industry. Conceptually, they discussed a potential structure in which Valeant would identify a target and disclose it confidentially to Pershing Square, after which Pershing Square could decide whether it was interested in working with Valeant with respect to such target and, if it was not, Pershing Square would agree not to make purchases of securities in such target. No specific targets were discussed on the telephone call. Around the same time, Mr. Pearson and Mr. Pyott agreed to meet the following weekend to follow up on their September 2012 discussions regarding the possibility of combining the two companies.

On February 7, 2014, Sullivan & Cromwell sent Pershing Square and Kirkland & Ellis LLP, which we refer to as Kirkland & Ellis, Pershing Square’s counsel, a draft confidentiality agreement that did not disclose the identity of Allergan. Between February 7, 2014 and February 9, 2014, representatives of Sullivan & Cromwell and Kirkland & Ellis exchanged drafts of and negotiated the confidentiality agreement.

On February 7, 2014, the Finance and Transactions Committee held a telephonic meeting at which they discussed a possible combination of Valeant and Allergan.

On February 9, 2014, Valeant and Pershing Square entered into the confidentiality agreement, after which, Mr. Pearson called Mr. Ackman by telephone and informed him of Valeant’s interest in a potential transaction with Allergan. Later that day, the Valeant Board met telephonically and discussed, among other things, the recently executed confidentiality agreement with Pershing Square, the disclosure to Mr. Ackman by Mr. Pearson of Valeant’s interest in a potential transaction with Allergan and pursuing an acquisition of Allergan with Pershing Square.

On February 10, 2014, in connection with Allergan senior management’s meetings with analysts, Sanford B. Bernstein & Co. published a report of its discussions with Mr. Pyott, reporting that an acquisition of Allergan by Valeant “was not a good fit and shareholders would hesitate to take Valeant paper.” That same day, Bank of America Merrill Lynch analyst Gregg Gilbert issued a note stating that Allergan would not be interested in a transaction with Valeant.

On February 11, 2014, Pershing Square formed a new Delaware limited liability company, PS Fund 1, and Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square Holdings, Ltd., which we refer to as the Pershing Square Funds, and which are investment funds managed by Pershing Square, entered into the original limited liability company agreement for PS Fund 1.

On February 13, 2014, representatives of Valeant and Pershing Square met to discuss a potential transaction involving Allergan. Representatives of Sullivan & Cromwell and Kirkland & Ellis also attended. Later that day, Sullivan & Cromwell sent Kirkland & Ellis a draft of an amended confidentiality agreement. Between February 13, 2014 and February 20, 2014, representatives of Sullivan & Cromwell and Kirkland & Ellis exchanged drafts of and negotiated the amended confidentiality agreement. Over that time, the parties negotiated the addition of provisions to facilitate the sharing of confidential information about Valeant in connection with Pershing Square’s due diligence investigation on Valeant.

As a result of Mr. Pyott’s published statements to analysts, on February 14, 2014, the planned meeting between Messrs. Pearson and Pyott was cancelled.

On February 16, 2014, the Valeant Board held a telephonic meeting and discussed, among other things, pursuing an acquisition of Allergan and doing so with Pershing Square through a co-bidder entity. The Valeant Board discussed the potential role that Pershing Square could play in facilitating a business combination transaction with Allergan and the potential timeline of such transaction if Valeant were to determine to pursue a proposal for an acquisition of Allergan. On February 19, 2014, Mr. Morfit and members of the audit and risk committee of the Valeant Board and members of Valeant’s senior management met telephonically with representatives of Sullivan & Cromwell and Osler to discuss the structure of a potential acquisition of Allergan.

On February 20, 2014, Valeant and Pershing Square entered into the amended confidentiality agreement, dated as of February 9, 2014. That same day, Kirkland & Ellis sent Sullivan & Cromwell a draft letter agreement related to the purchase of equity in Allergan. Between February 20, 2014 and February 25, 2014, representatives of Valeant, Pershing Square and their respective counsel exchanged drafts of and negotiated the letter agreement. Over that time, the parties negotiated the terms and conditions upon which PS Fund 1 would purchase Allergan equity securities, including the $75.9 million limit on the number of shares of Allergan common stock that could be purchased for Valeant’s account and the manner in which such shares and profit and loss would be allocated to Valeant; the timing of Valeant’s contribution to PS Fund 1 upon notice from Pershing Square that PS Fund 1 had crossed the 4% ownership level; the flexibility that Valeant would retain through the addition of Valeant’s right to approve purchases in excess of 5%; the extent to which Valeant would consult with Pershing Square regarding a potential acquisition of Allergan; the terms and conditions upon which Valeant could elect to cause Pershing Square to purchase $400 million of Valeant common shares immediately prior to the consummation of an acquisition of Allergan; the value of the Valeant common shares that Pershing Square would hold following consummation and the related holding period; and the events upon which PS Fund 1 would be dissolved.

On February 21, 2014, the Valeant Board met in Toronto and discussed a potential transaction involving Allergan. Messrs. Ackman and Doyle attended a portion of the meeting, during which, among other things, Pershing Square’s role in a potential transaction was discussed. The Valeant Board focused on the fact that, if it were to enter into an agreement with Pershing Square on the terms contemplated, it would have no obligation to proceed with an offer to acquire Allergan.

On February 25, 2014, Valeant and Pershing Square entered into the Pershing Square relationship letter, pursuant to which they agreed that a joint venture entity (which they decided would be PS Fund 1) would acquire shares of Allergan common stock and derivative instruments referencing Allergan common stock. Pursuant to the Pershing Square relationship letter, the parties thereto agreed, among other things, that:

•	Valeant would not, while Valeant, Pershing Square and/or the entity may be a group, acquire beneficial ownership of Allergan equity, except in a business combination transaction with Allergan or as a result of transactions by Pershing Square, the entity or any of their respective affiliates;

•	the entity would dissolve following the earliest to occur of several events, including the consummation of a business combination transaction with Allergan or at such time that Valeant informs Pershing Square or Allergan that it is no longer interested in pursuing a business combination transaction with Allergan;

•	income, gain and loss on $75.9 million in value of shares of Allergan common stock purchased by the entity would be allocated to Valeant and the remaining net profit realized by the entity would be allocated to Pershing Square, except that Valeant would have a right to 15% of the net profits otherwise allocable to Pershing Square if, before dissolution and at a time when a Valeant business combination proposal for Allergan is outstanding, a proposal for a third party business combination with Allergan is outstanding or made;

•	Valeant would consult with Pershing Square before making any material decisions relating to a business combination with Allergan;

•	Pershing Square would direct the management of the entity (including the manner and timing of purchases and sales of Allergan equity) and would generally decide how the entity votes any securities it owns, except that until the Termination Time (as defined in the Pershing Square relationship letter) the entity would vote all of its shares of Allergan common stock in favor of a proposal by Valeant to acquire Allergan and other proposals supported by Valeant and against proposals reasonably likely to impair the ability of Valeant to consummate a business combination with Allergan, and, subject to limited exceptions, would not sell or otherwise reduce its economic ownership in Allergan equity;

•	at the election of Valeant, immediately prior to consummation of a Valeant business combination with Allergan, Pershing Square would purchase for $400 million Valeant common shares at a per share price reflecting a 15% discount to the then current market price;

•	if Valeant and Allergan consummate a business combination transaction that permits stockholders of Allergan to elect to receive Valeant common shares, Pershing Square would cause the entity to elect to receive Valeant common shares for all shares of Allergan common stock over which it controls that election; and

•	if Valeant and Allergan consummate a business combination transaction, Pershing Square would, on the date of consummation, hold Valeant common shares with a then current value of at least $1.5 billion and, for a period of at least one year after that consummation, it would not sell Valeant common shares unless, after giving effect to the sale, it continues to own at least $1.5 billion in value of Valeant common shares (and during that one-year period it would not hedge its investment in that minimum number of shares).

Later that day, PS Fund 1 began acquiring securities of Allergan. Between February 25 and April 21, 2014, representatives of Valeant and Pershing Square and their counsel participated in at least weekly phone calls to update Valeant on PS Fund 1’s trading.

On February 26, 2014, Sullivan & Cromwell sent Pershing Square and Kirkland & Ellis a draft of an amended and restated limited liability company agreement for PS Fund 1, including a Valeant entity as a member. Between February 25, 2014 and April 3, 2014, representatives of Sullivan & Cromwell and Kirkland & Ellis exchanged drafts of and negotiated the amended and restated limited liability company agreement of PS Fund 1.

On March 11, 2014 and March 12, 2014, the Valeant Board met and discussed various matters, including a potential transaction involving Allergan, working in concert with Pershing Square and Pershing Square’s ongoing purchases of Allergan common stock to accumulate a stake in Allergan.

On March 17, 2014, representatives of Valeant and Pershing Square met to discuss the terms of a potential transaction with Allergan and to continue Pershing Square’s due diligence of Valeant’s business, which also involved visits to certain Valeant operations and other oral and documentary due diligence.

On March 28, 2014, Valeant contacted McKinsey & Co. to assist in analyzing market data and in preparing presentation materials for the proposed transaction.

During March 2014, Valeant and its advisors began evaluating potential financing of a transaction with Allergan. In early April 2014, Valeant contacted Barclays and RBC Capital Markets, which we refer to as RBC, about potential financing.

On April 1, 2014, representatives of Valeant and Pershing Square met again to discuss Valeant’s and Allergan’s operations and the process for accomplishing the proposed transaction.

On April 6, 2014, Valeant Pharmaceuticals International, a wholly owned subsidiary of Valeant, and the Pershing Square Funds entered into the amended and restated limited liability company agreement of PS Fund 1, dated as of April 3, 2014, which generally reflected the terms of the Pershing Square relationship letter. Valeant Pharmaceuticals International contributed $75,899,946.07 to PS Fund 1 on April 10, 2014 pursuant to the Pershing Square relationship letter. The Pershing Square Funds contributed to PS Fund 1 the remainder of the funds needed to fund the acquisition of securities of, and derivatives referencing, Allergan.

On April 7, 2014, the Valeant Board held a meeting in Toronto and discussed, among other things, pursuing an acquisition of Allergan and doing so with Pershing Square. The Valeant Board discussed Valeant’s rights and obligations under the Pershing Square relationship letter, the related regulatory filing requirements, the potential role that Pershing Square could play in facilitating a business combination transaction with Allergan and the potential timeline of such transaction. The Valeant Board determined that it was advisable for Valeant to provide its consent to the purchase by PS Fund 1 of additional Allergan equity interests in a manner that could trigger a requirement to submit a filing under the HSR Act and a filing on Schedule 13D by Valeant, Pershing Square and PS Fund 1.

On April 8, 2014, PS Fund 1 reached ownership of 4.9% of Allergan’s outstanding stock and stopped purchasing equity in Allergan. On April 10, 2014, Valeant provided approval for PS Fund 1 to purchase equity interests in Allergan that would result in PS Fund 1 owning more than 5% of Allergan’s outstanding stock. Between April 11 and April 21, 2014, PS Fund 1 acquired 14.0 million Allergan American-style call options and Allergan forward contracts representing an additional 4.7% of Allergan’s outstanding shares of common stock. As of April 21, 2014, PS Fund 1 held various American-style call options to purchase 24,831,107 shares of Allergan common stock, with strike prices ranging from $1.20 to $1.33 and exercisable through dates ranging from March 4, 2015 to April 20, 2015, and had entered into certain forward purchase contracts with an expiration of April 22, 2015, covering 3,450,000 shares of Allergan common stock.

On April 10, 2014, the Valeant Board met telephonically and discussed, among other things, a potential transaction with Allergan. On April 13, 2014, the Finance and Transactions Committee met telephonically to discuss the possible financing requirements of the potential transaction with Allergan.

Between April 13, 2014 and April 21, 2014, representatives of Valeant, Pershing Square and their advisors met and discussed the terms of Valeant’s initial proposal and their investor presentations in support of the proposal.

On April 14, 2014, representatives of Sullivan & Cromwell and Skadden met with a representative of Valeant to discuss financing commitment documents. Between April 14, 2014 and April 21, 2014 representatives of Valeant, Sullivan & Cromwell and Skadden had a number of conversations with representatives of Barclays, RBC and Cahill Gordon & Reindel LLP, counsel to Barclays and RBC, regarding financing commitment documents, the draft merger agreement and other transaction documents.

On April 21, 2014, after the market closed, Pershing Square and Valeant each filed Schedule 13Ds with respect to their beneficial ownership of Allergan equity. The Schedule 13D filings disclosed that Pershing Square had beneficially acquired for the account of PS Fund 1 an aggregate of 28,878,538 shares of Allergan common stock for total consideration of $3,217,819,947, which had been contributed by the Pershing Square Funds and by Valeant Pharmaceuticals International pursuant to the Pershing Square relationship letter. That evening, Allergan issued a press release acknowledging the Schedule 13D filings by Valeant and Pershing Square.

That same evening, the Valeant Board met telephonically to determine whether to proceed with a proposal to acquire Allergan, and after deciding to do so, the appropriate terms of Valeant’s proposal. The Valeant Board approved the terms of the proposal and authorized Valeant to deliver a merger proposal letter to Allergan the next morning.

On the morning of April 22, 2014, Valeant delivered a letter to Mr. Pyott. The letter read as follows:

April 22, 2014

David Pyott

Chairman & Chief Executive Officer

Allergan, Inc.

Dear Mr. Pyott,

Valeant is pleased to provide Allergan stockholders with the opportunity to consider a strategically compelling and enormously value-creating opportunity to merge with Valeant. Our merger offer is comprised of $48.30 in cash and 0.83 of a Valeant share for each Allergan share based on the fully diluted number of Allergan shares outstanding. Shareholders will be able to elect their mix of cash and shares, subject to proration, in the combined company hereafter referred to as the “New Company.” Allergan stockholders will receive a substantial premium over Allergan’s April 10, 2014, unaffected stock price of $116.63 and will own 43% of the New Company.

We firmly believe that applying Valeant’s operating philosophy, strategy, and financial discipline to a broader set of superb assets will create extraordinary returns for shareholders over the short, intermediate, and long term.

A Highly Strategic Combination

The New Company will be extremely well positioned in the markets it serves. Our portfolios are extremely complementary—the New Company will be a leader in ophthalmology, dermatology, aesthetics, dental products, and the emerging markets—healthcare segments that are forecasted to grow well above overall industry growth rates over the next decade. In light of the markets served and the marketing efficiencies created by the combination, we are confident that New Company will generate high single-digit organic growth rates for the foreseeable future.

The New Company will generate stable and recurring cash flows: approximately 75% of its revenue will come from durable products, 90% of the New Company’s combined revenue is not expected to face any significant patent cliffs over the next decade, and 70% of the New Company’s business is expected to be cash-pay or third-party reimbursed, with only 30% exposed to government reimbursement. With this transaction, we expect 25-30% pro forma 2014 Cash EPS accretion assuming the transaction closed and full synergies realized on January 1, 2014. We expect Cash EPS in year 2 and beyond to grow 15-20% plus, depending upon the deployment of free cash flow.

R&D and Product Development

The New Company will spend more than $300 million per annum on research and development in Phase III programs, current and future line extensions, and life cycle management programs. The New Company will continue to fund both companies’ late stage development programs, including those in dry eye, diabetic macular edema, glaucoma, migraine, eye whitening, psoriasis, and other dermatology areas. The New Company will sell or eliminate Allergan’s earlier stage programs where Allergan’s track record has been largely unproductive over the past 16 years. The New Company will fuel future growth through business development with a focus on currently marketed products or products nearing approval. The combination will add to Valeant’s robust industry-leading product launch productivity. In 2014 alone, Valeant will launch 19 new products in the U.S. and 300 new products in markets around the world.

Synergies

Based on our operating model, our detailed analysis of Allergan, our knowledge of the dermatology, aesthetics and ophthalmology markets, and our extensive market research, we estimate that the annual cost synergies from the combination will be at least $2.7 billion, 80% of which we expect to realize within the first six months of closing, with the balance over the following 12 months. As you may be aware, since 2008 and over 100 transactions, Valeant has never failed to exceed its preannounced cost synergies in any acquisition.

Capital Allocation and Taxation

The New Company will have a strong balance sheet with approximately 3.0 times net debt/adjusted EBITDA, approximately $28 billion in net debt, and post-synergy free cash flow of more than $6.0 billion per year and growing. This strong balance sheet and free cash flow will allow the New Company to accelerate growth by executing its business development strategy and returning capital to shareholders with buybacks or dividends as appropriate. At closing, we expect to institute a dividend at the current $0.20 annual dividend rate of Allergan. The New Company will remain a Canadian company and will have a high single-digit tax rate.

No Material Contingencies

We do not believe that there are any obstacles to completing this transaction expeditiously. Our board has approved and strongly supports the transaction. Our antitrust advisors at Skadden, Arps, Slate, Meagher & Flom LLP, Sullivan & Cromwell LLP, and Osler, Hoskin & Harcourt LLP have conducted antitrust analysis of the transaction and, based on their extensive industry knowledge and publicly available information, have independently determined that there are no material obstacles to completing the transaction. We are willing to assume all regulatory risks because any potential divestitures will not have a material impact on the economics of the transaction. Our legal counsel have engaged with the FTC and are working cooperatively with the FTC staff. We are also actively engaged in discussions with third parties with respect to assets we expect to sell.

Our transaction is not subject to a financing contingency. We have worked closely with our financial advisors and have obtained a debt financing commitment of $15.5 billion from Barclays and RBC Capital Markets.

Valeant has completed a detailed review of publicly available information and extensive external research relating to Allergan. Our proposal is subject to the negotiation and execution of a mutually agreeable merger agreement containing customary terms and closing conditions. We are concurrently delivering to you our proposed form of merger agreement.

Valeant Business Performance

Valeant is off to a strong start in 2014. We expect to meet or beat analysts’ cash earnings per share First Call analyst consensus expectations for the first quarter of 2014 and, given our strong start and the pending closing of our PreCision deal, we are raising 2014 revenue guidance to $8.3 - $8.7 billion from $8.2 - $8.6 billion, Cash EPS guidance to $8.55-$8.80 from $8.25-$8.75, and adjusted cash flow from operations to $2.7 - $2.8 billion from $2.4 - $2.6 billion, despite foreign exchange headwinds of approximately $0.15 of Cash EPS.

Pershing Square

With 9.7% ownership, Pershing Square Capital Management, L.P., led by William A. Ackman, CEO, is Allergan’s largest shareholder. Pershing Square has carefully reviewed publicly available information on Allergan and completed substantial due diligence on Valeant based on a review of Valeant’s public and confidential information. Pershing Square has fully considered the proposed transaction, and is strongly in favor of the combination and will be a co-proponent of the transaction. Pershing Square has agreed to elect only stock consideration in the transaction and intends to remain a long-term shareholder of New Company.

No Material Social Issues

We would have preferred to negotiate this transaction in a confidential manner, but given that Allergan has not been receptive to our overtures for over eighteen months and has made it clear both privately and publicly that it is not interested in a deal with us, we chose to present this proposal to Allergan stockholders directly. We are open to discussing and addressing social issues such as board composition, senior management team composition, U.S. headquarters location and other concerns that you may have. Shareholder value is our primary consideration.

We encourage Allergan to enter into discussions with us promptly so that we can consummate this mutually beneficial transaction in a timely manner. We look forward to hearing from you.

Sincerely,

J. Michael Pearson

cc: Allergan, Inc., Board of Directors

Later that day, Valeant and Pershing Square held an investor conference in which representatives of Valeant and Pershing Square delivered presentations describing the benefits of Valeant’s proposal. Beginning on April 22, 2014, representatives of Valeant met with Allergan stockholders and Valeant shareholders to discuss Valeant’s proposal.

On April 22, 2014, Allergan issued a press release in which it acknowledged the receipt of Valeant’s proposal and stated it would “carefully review and consider the [p]roposal and pursue the course of action that [the Allergan Board] believes is in the best interest of Allergan’s stockholders.” Allergan also filed with the SEC additional definitive proxy materials in connection with its annual meeting in which it clarified, among other things, that the proposal on the ballot of its annual meeting to allow for action by written consent would not allow for the election of directors, but would allow for the removal of directors. That same day, Allergan also announced that the Allergan Board had adopted a poison pill rights plan that would be triggered if, among other things, a person or group acquired beneficial ownership of 10% or more of the Allergan common stock.

On April 23, 2014, Mr. Ackman emailed Matthew Maletta, Allergan’s Associate General Counsel and Secretary, to request an opportunity to speak with Michael R. Gallagher, the lead independent director of the Allergan Board and Mr. Pearson spoke briefly with Mr. Pyott by telephone.

Mr. Maletta arranged a telephone call between Mr. Ackman and Mr. Gallagher, but later noted that Mr. Pyott and Jim Hindman, SVP of Investor Relations for Allergan, would be joining Mr. Gallagher on the call. While Mr. Ackman welcomed the opportunity to have a discussion with Mr. Pyott on April 24, 2014,

Mr. Ackman’s purpose for the call was to speak with Mr. Gallagher, without management present, as the lead director who Mr. Ackman expected, based on Allergan’s proxy disclosures, to be the Allergan Board’s independent representative for Allergan stockholders in considering the Valeant proposal.

During the April 24, 2014 call, Mr. Ackman requested the opportunity to speak with Mr. Gallagher in executive session, which Mr. Gallagher rejected. Mr. Ackman then asked for Mr. Gallagher’s contact information so Mr. Ackman could contact Mr. Gallagher directly in the future. Mr. Gallagher was unwilling to provide Mr. Ackman with his contact information because Mr. Gallagher explained that he did not believe it was appropriate to speak to Mr. Ackman alone. Mr. Ackman then offered to speak with Mr. Gallagher with the Allergan Board’s counsel present on the call, and Mr. Gallagher also refused this request.

On May 1, 2014, early termination of the waiting period under the HSR Act was granted with respect to the holdings of PS Fund 1 of shares of Allergan common stock. Later that day, PS Fund 1 exercised American-style call options to purchase 24,831,107 shares of Allergan common stock and also paid the applicable forward purchase price under the forward purchase contracts to purchase 3,450,000 shares of Allergan common stock.

On May 8, 2014, Valeant reported its First Quarter 2014 Financial Results. On its earnings call with analysts, Howard B. Schiller, Valeant’s Executive Vice President and Chief Financial Officer, discussed Valeant’s meetings with Allergan stockholders and Valeant shareholders. Mr. Schiller announced that, while Valeant was waiting for a response to its proposal from the Allergan Board, Valeant and Pershing Square would commence a referendum to determine whether Allergan stockholders are supportive of a transaction with Valeant, although the referendum proposal was ultimately commenced only by Pershing Square.

On May 12, 2014, Mr. Pyott sent a letter to Mr. Pearson, stating that the Allergan Board had rejected Valeant’s proposal.

Later on May 12, 2014, Mr. Ackman sent a letter, which we refer to as the 220 request, to Mr. Maletta, pursuant to Section 220 of the Delaware General Corporation Law, which we refer to as the DGCL, requesting a complete record or list of the holders of Allergan common stock.

On May 13, 2014, Valeant issued a public letter to Allergan stockholders in response to Allergan’s rejection of the proposal. Valeant announced that it would hold a webcast on May 28, 2014 to discuss why it believed that its proposal offered substantially superior value to Allergan’s standalone strategy. Valeant also announced that, based on feedback from Allergan stockholders, Valeant planned to improve its proposal during the May 28 webcast in order to demonstrate its commitment to complete the transaction.

Also on May 13, 2014, Pershing Square filed a preliminary proxy statement with the SEC announcing a meeting of Allergan stockholders in order to conduct a stockholder referendum in which stockholders would be given the opportunity to vote on a non-binding resolution to request that the Allergan Board promptly engage in good faith discussions with Valeant regarding Valeant’s offer to merge with Allergan, without in any way precluding discussions the Allergan Board may choose to engage in with other parties potentially offering higher value.

Also on May 13, 2014, Mr. Ackman spoke briefly by telephone with Mr. Pyott. Mr. Pyott only afforded fifteen minutes for the call despite Mr. Ackman’s understanding that Mr. Pyott had spent considerably more time with other Allergan stockholders and despite the fact that Pershing Square is Allergan’s largest stockholder. During the call, Mr. Ackman asked several questions concerning Allergan’s rejection of the Valeant proposal, and why the Allergan Board did not meet with Valeant before doing so. Mr. Pyott would not answer these questions, but simply told Mr. Ackman that the Valeant proposal substantially undervalued Allergan. At the end of the call, Mr. Ackman again requested the opportunity to meet with Allergan’s independent directors. Mr. Pyott said that he was the only member of the board that was authorized to speak with stockholders and rejected Mr. Ackman’s request to meet with the full Allergan Board or a subset of independent Allergan Board members.

On May 19, 2014, representatives of Latham & Watkins LLP, which we refer to as Latham, on behalf of Allergan, sent a letter to Kirkland & Ellis, in response to the 220 request, in which Latham stated that Allergan would make available to Pershing Square and certain of its affiliates such information set forth in the 220 request that was currently available to Allergan.

On May 20, 2014, Valeant held its annual stockholder meeting. After the official business of the meeting concluded, Mr. Pearson made a presentation to Valeant shareholders during which he addressed, among other things, Valeant’s proposal and Valeant’s plans for its May 28 webcast. On May 20, 2014 and May 21, 2014, the Valeant Board met and discussed various matters, including the Allergan transaction.

On May 27, 2014, Allergan issued a press release and posted a presentation to its website detailing its concerns about the sustainability of Valeant’s business model.

Later on May 27, 2014, representatives of Kirkland & Ellis sent a letter to representatives of Latham requesting that Latham produce those documents set forth in the 220 request which were currently available to Allergan and to provide a list of those documents which Allergan would not be able to produce. Later that day, the Valeant Board’s ad hoc committee held a telephonic meeting and discussed the Allergan transaction.

On May 28, 2014, Mr. Pearson delivered to Mr. Pyott a letter which read as follows:

May 28, 2014

Mr. David Pyott

Chairman & CEO

Allergan, Inc.

2525 Dupont Drive

Irvine, California 92612

Dear Mr. Pyott,

As we publicly stated two weeks ago, today Valeant is increasing its offer for Allergan. Over the past several weeks, we have met with, and listened carefully to the views of, a number of Allergan stockholders. Our revised offer is based on specific feedback we received in our discussions and offers Allergan stockholders, for each Allergan share (1) $58.30 in cash, representing an increase of $10, or approximately 21%, in the cash portion of the consideration, (2) 0.83 of a Valeant share and (3) a new CVR related to DARPin® sales which would provide up to approximately $25.00 per share of additional value based on the approximately $20 billion in potential cumulative 10-year DARPin® sales referred to in your May 12th presentation. We are prepared to fund up to $400 million to develop DARPin® and will pay 40% of the net sales of DARPin® referred to in your May 12th presentation after recovery of our shareholders’ investment in DARPin® development expenses. Shareholders will continue to be able to elect their mix of cash and shares, subject to proration, as well as receiving the CVR. We would propose to retain Allergan employees to continue development of DARPin® and will ask Allergan to provide us a list of eight independent scientific and business leaders. From these eight, we will select five to oversee DARPin® development and decide on all go / no-go decisions as the compound progresses. We will work with Allergan’s board and management to finalize the details of the CVR.

Our increased offer provides additional immediate value to the Allergan stockholders—we note that the cash portion of our revised offer alone represents approximately 50% of Allergan’s unaffected share price— and provides Allergan stockholders with significant substantial additional value if DARPin® achieves Allergan’s expectations.

It appears based on Allergan’s recent public statements that you have a fundamental misunderstanding of our business model and its performance. We would be delighted to provide you and the Allergan board with the opportunity to better understand our business model and address any concerns that you may have. This can be best accomplished by an in-person meeting with our team to better understand our business. A meeting of our respective teams will allow you to review the facts regarding our offer and enable you to provide your board with the information necessary to fulfill its fiduciary duty in assessing the value of a Valeant-Allergan business combination. We reviewed your consultants’ analysis in the report Allergan filed yesterday, which contained numerous errors and misstatements of facts. We hope you and your board have the opportunity to listen to our presentation later this morning, which we believe will address all your concerns regarding Valeant and our business model.

We strongly believe that applying Valeant’s operating philosophy, strategy, and financial discipline to a broader set of durable assets will create substantial long-term returns for Allergan stockholders over the short, intermediate, and long term, and exceed returns available to Allergan shareholders through alternative options, including a standalone alternative. As importantly, we believe the combined companies can better serve the patient and medical communities with a more complete offering of products and continued innovation in ophthalmology, dermatology, aesthetics, neurology and emerging markets.

Our discussions with Allergan’s shareholders, many of whom are also our shareholders, have continued to express enthusiasm about our potential business combination. We are confident they will view this offer—which delivers them greater upfront cash proceeds, the opportunity to continue to participate in the substantial cost and strategic synergies as a 43% shareholder of the combined company, and a CVR with significant upside based on the success of DARPin®—as one that merits your immediate engagement with us. We ask you once again to enter into discussions with us promptly so that we can consummate this mutually beneficial transaction in a timely manner. We look forward to hearing from you.

Sincerely,

J. Michael Pearson

Chairman & Chief Executive Officer

cc: Allergan, Inc. Board of Directors

That same day, Valeant held an investor meeting and webcast at which representatives of Valeant presented on Valeant’s business model and refuted Allergan’s claims from its May 27 press release and presentation.

Later on May 28, 2014, Allergan confirmed receipt of Valeant’s revised proposal. Allergan stated that the Allergan Board would carefully review and consider the revised proposal and pursue the course of action that the Allergan Board believes is in the best interests of Allergan and all of its stockholders. Allergan’s May 27 press release and presentation suggested that Allergan would not be willing to negotiate with Valeant.

Mr. Ackman indicated that, at the May 29, 2014 Sanford C. Bernstein Strategic Decisions Conference in New York City, several of Allergan’s largest shareholders expressed to Mr. Ackman their support of a merger between Allergan and Valeant. Mr. Ackman noted that these investors suggested that, if Valeant raised its offer to $180 in value per share of Allergan common stock based on Valeant’s current trading price, they would be supportive of a transaction.

On the morning of May 30, 2014, Mr. Ackman spoke by telephone with Mr. Pearson and conveyed to Mr. Pearson the substance of his conversations with other Allergan stockholders from the day before. Mr. Ackman indicated that, if Valeant would raise its bid for Allergan so that its value (based on then current prices) approximated $180 per share of Allergan common stock, Pershing Square would accept a fixed exchange ratio of 1.22659 based on Allergan and Valeant closing prices on May 29, 2014. After considering Pershing Square’s proposal, Mr. Pearson contacted Mr. Ackman and said that he would recommend to the Valeant Board that Valeant raise its offer for Allergan on the terms discussed with Mr. Ackman, which the Valeant Board approved at a telephonic meeting later that day. The Valeant Board also approved taking the proposal directly to Allergan stockholders by launching an exchange offer.

On May 30, 2014, Mr. Pearson sent a letter to Mr. Pyott outlining a revised proposal to raise its offer for Allergan which read as follows:

May 30, 2014

Mr. David Pyott

Chairman & CEO Allergan

Allergan, Inc.

2525 Dupont Drive

Irvine, California 92612

Dear Mr. Pyott,

Based on feedback from your shareholders and Pershing Square’s approach to us after our offer on May 28th that Pershing Square would be willing to give up substantial value to the other Allergan stockholders (in the manner that we describe in today’s press release) if we were to increase our merger offer for the other Allergan stockholders, we are able to make an offer under which each Allergan share would be exchanged for $72.00 in cash and 0.83 Valeant shares, based on the fully diluted number of Allergan shares outstanding. We remain willing to provide your shareholders with a CVR as previously outlined if you engage in negotiations with us to work out the exact terms.

We believe that this offer, which substantially increases the upfront cash consideration to Allergan stockholders (other than Pershing Square), is a compelling one and we once again urge you and your board of directors to engage with us.

Sincerely,

J. Michael Pearson

Chairman & Chief Executive Officer

cc: Allergan, Inc. Board of Directors

In addition, on May 30, 2014, Valeant and Pershing Square entered into the Pershing Square letter agreement, in which Pershing Square agreed to elect only stock consideration in the transaction and exchange its shares of Allergan common stock for Valeant common shares at a 1.22659 exchange ratio, based on closing stock prices of Allergan and Valeant on May 29, 2014, and receive no cash consideration if a transaction is consummated based on Valeant’s May 30 proposal.

Allergan confirmed the receipt of Valeant’s revised offer on May 30, 2014. Allergan stated that the Allergan Board would carefully review and consider the revised proposal and pursue the course of action that the Allergan Board believes is in the best interests of Allergan and all of its stockholders and referenced its position set forth in its May 27 presentation. Allergan’s May 27 press release and presentation indicated that Allergan would likely not be willing to negotiate with Valeant.

On June 2, 2014, Valeant held an investor meeting and webcast to discuss its revised offer and announce its intention to commence an exchange offer on the terms of its revised offer. On the same day, Pershing Square filed a preliminary solicitation statement pursuant to which it is seeking revocable proxies from Allergan stockholders to empower Pershing Square to deliver to Allergan’s Corporate Secretary written requests to call a special meeting of Allergan stockholders for the purposes of, among other things: (1) removing from office, without cause, six out of nine members of the current Allergan Board (i.e., a majority); (2) requesting that the Allergan Board elect or appoint six nominees proposed by Pershing Square; and (3) requesting that the Allergan Board promptly engage in good faith discussions with Valeant regarding Valeant’s offer to merge with Allergan, without in any way precluding discussions the Allergan Board may choose to engage in with other parties potentially offering higher value. In light of its plans to call a special meeting, Pershing Square also indicated that it would no longer pursue its previously announced stockholder referendum.

On June 6, 2014, Pershing Square sent a letter, which we refer to as the June 6 letter, to Arnold A. Pinkston, Executive Vice President, General Counsel and Assistant Secretary of Allergan, in which it asked Allergan to confirm, among other things, that actions taken in support of the PS Fund 1 solicitation and any subsequent application to the Delaware Court of Chancery that might be filed seeking an order requiring Allergan to hold a meeting for the election of directors would not result in Pershing Square being deemed an Acquiring Person under the Rights Agreement, dated as of April 22, 2014, between Allergan and Wells Fargo Bank, N.A. as Rights Agent, as amended, which we refer to as the Rights Agreement.

On June 10, 2014, Valeant engaged Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, as a financial advisor.

On June 10, 2014, Allergan announced that Mr. Pyott had sent a letter to Mr. Pearson, stating that the Allergan Board had rejected Valeant’s proposal.

On June 11, Pershing Square received a letter from Allergan’s counsel in which it declined to provide the confirmation requested in the June 6 letter, other than to note that the mere solicitation and receipt of one or more revocable proxies by Pershing Square from other Allergan stockholders for the purpose of requesting a special meeting would not in and of itself result in Pershing Square being deemed an Acquiring Person under the Rights Agreement.

On June 12, 2014, PS Fund 1 commenced an action in the Delaware Court of Chancery seeking declaratory and other equitable relief, including a declaration that (1) the actions by PS Fund 1 and other Allergan stockholders solely for the purpose of exercising the right to call a special meeting in compliance with the requirements of the Amended and Restated Bylaws of Allergan, which we refer to as the Allergan Bylaws, will not trigger the Rights Agreement, or alternatively (2) the relevant provisions of the Rights Agreement are invalid as a matter of law because they are inconsistent with the right to call a special meeting that is granted to stockholders in Allergan’s Amended and Restated Certificate of Incorporation, which we refer to as the Allergan Charter.

On June 18, 2014, Valeant commenced the offer.

On June 23, 2014, Allergan filed with the SEC a solicitation/recommendation statement on Schedule 14D-9, which we refer to as the Schedule 14D-9, reporting that the Allergan Board had met on June 21, 2014 and determined to recommend that Allergan stockholders reject the offer and not tender their shares of Allergan common stock in the offer.

On June 24, 2014, Allergan issued a press release stating that the Allergan Board rejected Valeant’s offer.

On June 27, 2014, Pershing Square issued a press release announcing that it had entered into a settlement with Allergan resolving the poison pill lawsuit and confirming that Pershing Square’s actions in connection with the PS Fund 1 solicitation and receipt of revocable proxies to call a special meeting of Allergan stockholders does not trigger the Rights Agreement. The court order effecting the settlement was signed on June 28, 2014 and filed with the SEC by Pershing Square on June 30, 2014.

On July 11, 2014, PS Fund 1 filed a definitive solicitation statement which, among other things, identified the six members of the current Allergan Board it would seek to remove and identified the six nominees it would request that the Allergan Board elect or appoint.

Also on July 11, 2014, Valeant filed a premerger notification under the HSR Act relating to the proposed acquisition of Allergan.

On July 22, 2014, Valeant received a revised commitment letter from the Lenders to provide $20.35 billion for the purpose of financing the cash component of the consideration to be paid for each share of Allergan common stock and related transaction costs and expenses.

On the same day, Valeant filed an amended registration statement on Form S-4.

THE OFFER

The share issuance proposal and the equity financing proposal relate to the offer being made pursuant to the offer to exchange, which is incorporated by reference herein, as well as any alternative transaction contemplating the acquisition of Allergan. Other than in respect of an acquisition of Allergan, such proposals would not be necessary. The offer is not being made to you in your capacity as a Valeant shareholder. This proxy statement is not the offer to exchange and Valeant shareholders are not being asked to tender any Valeant common shares into the offer or otherwise. The following description is to assist you in deciding how to vote with respect to the proposals. Many of the terms and conditions applicable to the offer and specified in this proxy statement would apply equally to any alternative transaction contemplating the acquisition of Allergan.

Overview

On June 18, 2014, Valeant commenced the offer pursuant to which it is offering to exchange, for each issued and outstanding share of Allergan common stock, at the election of the holder:

•	the Standard Election Consideration set forth on the cover page of the offer to exchange;

•	the Cash Election Consideration set forth on the cover page of the offer to exchange; or

•	the Stock Election Consideration set forth on the cover page of the offer to exchange;

subject in each case to the election and proration procedures described in the offer to exchange (including the related letter of election and transmittal). We will not allot or issue fractional Valeant common shares. To the extent that holders of Allergan common stock are entitled to fractional shares, those fractional entitlements will be aggregated and sold in the market and the net proceeds of such sale distributed pro rata to the holders of Allergan common stock entitled thereto promptly following our acceptance of shares of Allergan common stock for exchange in the offer.

The offer will expire at 5:00 p.m., New York City time, on August 15, 2014, unless Valeant extends the period of time for which the offer is open, in which case the expiration time will be the latest time and date on which the offer, as so extended, expires.

The offer is subject to a number of conditions, which are described in the section of the offer to exchange titled “The Offer—Conditions to the Offer.” Valeant has expressly reserved the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the offer described herein in its discretion, except for the HSR Condition, Registration Statement Condition, Valeant Shareholder Approval Condition and Stock Exchange Listing Condition, each as set forth in the offer to exchange and each of which cannot be waived. Valeant expressly reserves the right to make any changes to the terms and conditions of the offer (subject to any obligation to extend the offer pursuant to the applicable rules and regulations of the SEC).

In the event Valeant accepts shares of Allergan common stock for exchange in the offer, Valeant intends to acquire Allergan pursuant to the second-step merger. After the second-step merger, former remaining Allergan stockholders will no longer have any ownership interest in Allergan and, other than those Allergan stockholders who receive cash consideration only, will be shareholders of Valeant.

Subject to applicable law, Valeant has reserved the right to amend the offer in any respect or terminate it, including in connection with entering into a merger agreement with Allergan.

Ownership of Valeant After the Offer

Upon consummation of the offer and the second-step merger, former Allergan stockholders will own in the aggregate approximately 44% of the Valeant common shares on a diluted basis. This estimate assumes that:

•	the number of outstanding shares of Allergan common stock immediately prior to the consummation of the offer is 296,824,582, the total number of outstanding shares of Allergan common stock as of June 20, 2014, as disclosed in the Allergan Schedule 14D-9;

•	pursuant to the offer (including the terms relating to proration of elections), Purchaser acquires all of the outstanding shares of Allergan common stock other than the 28,281,107 shares of Allergan common stock covered by the Pershing Square letter agreement and the 597,531 shares of Allergan common stock directly owned by or allocated to Valeant or its affiliates;

•	pursuant to the Pershing Square letter agreement, Valeant exchanges 28,281,107 shares of Allergan common stock for Valeant common shares at an exchange ratio of 1.22659;

•	pursuant to the second-step merger, those 28,281,107 shares, the 597,531 shares of Allergan common stock directly owned by or allocated to Valeant and the shares of Allergan common stock acquired pursuant to the offer are cancelled;

•	the information about options and restricted share awards, inclusive of restricted stock units, restricted shares and phantom stock units, contained in the Allergan 10-K and Allergan 14D-9 is accurate and remains current at consummation of the second-step merger and, in connection with the second-step merger, (1) unvested options to purchase Allergan common stock are rolled into unvested options to purchase Valeant common shares with the same spread (relative to exercise price), (2) vested options to purchase Allergan common stock are treated as though they were shares of Allergan common stock with a market value equal their aggregate spread (relative to exercise price), receiving the Standard Election Consideration per share, as specified on the cover page of the offer to exchange, and (3) Allergan restricted share awards, inclusive of restricted stock units, restricted shares and phantom stock units, are treated as though they were an equivalent number of shares of Allergan common stock receiving the Standard Election Consideration per share, as specified on the cover page of the offer to exchange, and the consideration the holders of those restricted share awards receive is rolled into restricted share awards designated in Valeant common shares and a cash-based award subject to the same vesting terms (and for purposes of determining the number of Valeant common shares on a diluted basis represented by shares issued in respect of Allergan options and restricted share awards, inclusive of restricted stock units, restricted shares and phantom stock units, as discussed in this bullet, assuming that option spreads and the diluted share calculation are based on the closing price of Valeant common shares as of July 21, 2014); and

•	Valeant does not elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase additional Valeant common shares.

Valeant believes that, upon consummation of the offer and the second-step merger, no single shareholder will own more than 10% of the issued and outstanding Valeant common shares.

Conditions of the Offer

The offer is conditioned upon satisfaction, in the reasonable judgment of Valeant, of the following conditions:

•	Minimum Tender Condition—There shall have been validly tendered and not properly withdrawn prior to the expiration of the offer, a number of shares of Allergan common stock which, together with any other shares of Allergan common stock that Purchaser then owns or has a right to acquire, is a majority of the total number of outstanding shares of Allergan common stock on a fully diluted basis as of the date that we accept shares of Allergan common stock for exchange pursuant to the offer.

•	Anti-Takeover Devices Condition—The impediments to the consummation of the offer and the second-step merger imposed by the Allergan Board, or which the Allergan Board can remove, shall have been rendered inapplicable to the offer and the second-step merger. Satisfaction of the condition requires the following in the reasonable judgment of Valeant:

•	the Allergan Board shall have redeemed the poison pill rights issued pursuant to the Rights Agreement, or those poison pill rights shall have been otherwise rendered inapplicable to the offer and the second-step merger;

•	the Allergan Board shall have approved the offer and the second-step merger under Section 203 of the DGCL, or Section 203 of the DGCL shall otherwise be inapplicable to the offer and the second-step merger;

•	the Allergan Board shall have taken steps to assure that the second-step merger can be completed in the short-form manner permitted by Section 251(h) of the DGCL;

•	a majority of the independent directors (within the meaning of Article 15 of the Allergan Charter) shall have determined that Valeant is not an interested stockholder within the meaning of Article 15 of the Allergan Charter, or Article 15 of the Allergan Charter shall have been otherwise rendered inapplicable to the offer and the second-step merger; and

•	any other impediments to the consummation of the offer and second-step merger of which Valeant is (on the date of the offer to exchange) unaware and which the Allergan Board can remove shall have been removed or otherwise rendered inapplicable to the offer and the second-step merger.

•	Valeant Shareholder Approval Condition—Valeant shareholders shall have approved the issuance of Valeant common shares contemplated in connection with the offer and the second-step merger, in accordance with the rules of the NYSE and the TSX, on which the Valeant common shares are listed.

•	Competition Laws Condition—The waiting period applicable to the offer and the second-step merger under the HSR Act shall have expired or been terminated, which we refer to as the HSR Condition. The waiting period (or extension thereof) applicable to the offer and the second-step merger under any other applicable antitrust laws and regulations shall have expired or been terminated, and any approvals or clearances determined by Valeant to be required or advisable thereunder shall have been obtained, which, together with the HSR Condition, we refer to as the Competition Laws Condition.

•	Stock Exchange Listing Condition—The Valeant common shares issuable to Allergan stockholders in connection with the offer and the second-step merger shall have been approved for listing on the NYSE and the TSX, subject to official notice of issuance in the case of the NYSE and subject to customary conditions in the case of the TSX.

•	Registration Statement Condition—The registration statement filed by Valeant on Form S-4 on June 18, 2014, as amended, modified and supplemented, shall have become effective under the Securities Act of 1933, as amended, which we refer to as the Securities Act. No stop order suspending the effectiveness of the registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

•	No Injunction Condition—No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute or ordinance, common law, rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award or agency requirement (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the offer and the second-step merger.

•	No Allergan Material Adverse Effect Condition—Since December 31, 2013, there shall not have occurred any change, event, circumstance or development that has had, or would reasonably be likely to have, an Allergan Material Adverse Effect, as described in the offer to exchange.

The offer is also subject to additional conditions referred to in the offer to exchange.

Certain Legal Matters Related to the Offer

General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to Allergan, Valeant is not aware of any licenses or other regulatory permits which appear to be material to the business of Allergan and which might be adversely affected by the proposed combination with Allergan pursuant to the offer or the second-step merger or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for an acquisition or ownership of

Allergan common stock by Valeant pursuant to the offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Allergan’s or Valeant’s business or that certain parts of Allergan’s or Valeant’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Valeant to elect to terminate the offer without the acceptance for exchange of Allergan common stock thereunder. Valeant’s obligation under the offer to accept for exchange and issue Valeant common shares is subject to certain conditions specified above.

Antitrust Clearance. The offer is subject to review by the Federal Trade Commission, which we refer to as the FTC, and the Department of Justice, which we refer to as the DOJ, and, collectively with the FTC, as the antitrust agencies. Under the HSR Act, the offer may not be completed until certain information has been provided to the antitrust agencies and the applicable HSR Act waiting period has expired or been terminated.

Pursuant to the requirements of the HSR Act, Valeant has filed a Notification and Report Form with respect to the offer and the second-step merger with the FTC and the DOJ and requested early termination of the HSR Act waiting period. There can be no assurance, however, that the waiting period will be terminated early. The FTC or DOJ may extend the initial waiting period by issuing a Request for Additional Information and Documentary Material, which we refer to as a Second Request. In such an event, the statutory waiting period would extend until 30 days after Valeant has substantially complied with the Second Request, unless it is earlier terminated by the applicable antitrust agency.

The antitrust agencies frequently scrutinize the legality under the antitrust laws of transactions such as Valeant’s acquisition of Allergan common stock pursuant to the offer. At any time before or after the consummation of any such transactions, one of the antitrust agencies could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the exchange of shares pursuant to the offer or seeking divestiture of the Allergan common stock so acquired or divestiture of certain of Valeant’s or Allergan’s assets. States and private parties may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the offer and/or the second-step merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See the section of this proxy statement titled “The Offer—Conditions to the Offer” for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

The offer and/or the second-step merger may also be subject to review by antitrust authorities in jurisdictions outside the United States. Under some of these jurisdictions, the offer and/or the second-step merger may not be consummated before a notification has been submitted to the relevant antitrust authority and/or certain consents, approvals, permits or authorizations have been obtained and/or the applicable waiting period has expired or has been terminated; in addition, there may be jurisdictions where the submission of a notification is only voluntary but advisable. Valeant intends to identify such jurisdictions as soon as possible. Valeant intends to make all necessary and advisable (at the sole discretion of Valeant) notifications in these jurisdictions as soon as practicable. The consummation of the offer and/or of the second-step merger is subject to the condition that the waiting period (or extension thereof) applicable to the offer and the second-step merger under any applicable antitrust laws and regulations shall have expired or been earlier terminated, and any approvals or clearances determined by Valeant to be required or advisable thereunder shall have been obtained.

Article 15 of the Allergan Charter. Under Article 15 of the Allergan Charter, in addition to any affirmative vote required by applicable law or specified in any agreement, the approval of a merger with an “interested stockholder” (defined for this purpose generally as an owner of 5% or more of Allergan’s outstanding voting stock) that has not been approved by a majority of the “independent directors” (defined as the members of the Allergan Board who were directors of Allergan prior to any person becoming an interested stockholder or were recommended for election or elected to succeed such directors by a majority of such directors) prior to the date that such stockholder became an interested stockholder, requires the affirmative vote of the holders of not less than a majority of the shares of Allergan common stock held by persons other than the interested stockholder then outstanding. The offer is conditioned on a majority of the independent directors (within the meaning of Article 15 of the Allergan Charter) having determined that Valeant is not an interested stockholder within the meaning of Article 15 of the Allergan Charter, or Article 15 having been otherwise rendered inapplicable to the offer and the second-step merger.

Valeant and its affiliates and associates are the owners of only 100 shares of Allergan common stock (far below the 5% threshold specified in Article 15), and thus Valeant is not an interested stockholder (and the second-step merger would not be a business combination with an interested stockholder) within the meaning of Article 15. However, Article 15 gives the independent directors of Allergan the power to determine whether Valeant is an interested stockholder (and whether the second-step merger would be a business combination with an interested stockholder), and Article 15 provides that good faith determinations of the independent directors about these matters are binding. It is possible that the independent directors have attempted to take or will attempt to take the position that Valeant is the ‘owner’ of all of the shares owned by PS Fund 1 and thus is an interested stockholder for purposes of Article 15 although Valeant does not believe such position is consistent with the terms of Article 15. That position would add unnecessary hurdles to the exchange offer, and would be analogous to other situations where boards have refused to approve nominees as ‘continuing directors’ for the narrow purpose of avoiding change of control provisions (a position that at least one Delaware court found to be a violation of the board’s fiduciary duties). If the independent directors were to take the position that Valeant is an interested stockholder (or that the second-step merger would be a business combination with an interested stockholder), Valeant believes that determination would not be in good faith and thus would not be binding (and could be reversed by a court or by a subsequent determination of the independent directors). In this regard, Valeant notes that the term ‘owner’ (as used in the definition of interested stockholder in Article 15) is not capitalized and thus has its ordinary meaning (rather than the specialized meaning set forth in Section 203 of the DGCL that Article 15 states applies to its capitalized terms). Under ordinary usage Valeant is not the owner of shares actually owned by PS Fund 1 and thus the independent directors have it within their power to unilaterally satisfy this condition (as they do for the conditions relating to the poison pill and Sections 203 and 251(h) of the DGCL).

Section 203 of the DGCL. The offer is subject to the condition that the Allergan Board shall have approved the offer and the second-step merger under Section 203 of the DGCL, or Valeant shall be satisfied, in its reasonable judgment, that Section 203 of the DGCL is inapplicable to the offer and the second-step merger. This condition will be satisfied if (1) prior to the acceptance for exchange of shares of Allergan common stock pursuant to the offer, the Allergan Board shall have approved the offer and the second-step merger or (2) there are validly tendered and not properly withdrawn prior to the expiration time a number of shares of Allergan common stock that, together with the shares of Allergan common stock then beneficially owned by Valeant, would represent at least 85% of the voting stock of Allergan outstanding on the expiration date of the offer (excluding shares of Allergan common stock owned by certain employee stock plans and persons who are directors and also officers of Allergan).

Section 203 of the DGCL would otherwise apply to the second-step merger or any other “business combination” (as defined in Section 203) involving Valeant (and/or any of its subsidiaries) and Allergan. Section 203 could make it more difficult and/or significantly delay Valeant’s (and/or any of its subsidiaries’) ability to acquire all of the outstanding shares of Allergan common stock. Section 203, in general, prevents an “interested stockholder” (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation’s outstanding voting stock) from engaging in a business combination (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (1) before the stockholder became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or after the time the stockholder became an interested stockholder the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a Delaware corporation if, among other things, (1) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203, and such amendment is approved by (in addition to any other required vote) the affirmative vote of a majority of the shares of common stock of such corporation entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to the date of such adoption, (2) such corporation does not have a class of voting stock that is listed on a national securities exchange, or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (3) certain business combinations are proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which (i) is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and (ii) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors. The description of Section 203 above is qualified in its entirety by reference to such section, a copy of which is attached to the offer to exchange as Annex B.

State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and, in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of “Control Shares” (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

We do not believe that any state takeover laws (other than Section 203 of the DGCL) purport to apply to the offer or the second-step merger. We have not currently complied with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the offer or the second-step merger and nothing in the offer to exchange or any action taken in connection with the offer or the second-step merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the offer or the second-step merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the second-step merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, we might be unable to accept for payment or pay for Allergan common stock tendered pursuant to the offer, or be delayed in consummating the offer or the second-step merger. In such case, we may not be obliged to accept for payment or pay for any shares of Allergan common stock tendered pursuant to the offer.

Litigation

Shareholder Derivative Suits Against the Allergan Board

The Police Retirement System of St. Louis v. Allergan, Inc. et al. On May 20, 2014, the Police Retirement System of St. Louis filed a shareholder action complaint in the Delaware Court of Chancery against Allergan and its directors seeking declaratory relief preventing the Allergan Board from considering constituencies other than shareholders in evaluating a takeover proposal by Pershing Square and Valeant. The complaint alleges that Article 16 of the Allergan Charter, which permits the Board to consider all constituencies when evaluating whether to sell Allergan, conflicts with the Allergan Board’s fiduciary duty to maximize shareholder value and therefore cannot be relied upon in sale deliberations. Plaintiff seeks a finding that Article 16 of the Allergan Charter is contrary to Delaware law in this context and requests an injunction preventing the Allergan Board from responding to Valeant’s takeover proposal without having shareholders’ interests as their sole consideration, among other relief. On June 13, 2014, this action was consolidated for all purposes with the City of Westland Police & Fire Retirement System and City of Riviera Beach Police Officers Pension Fund actions described herein.

City of Westland Police & Fire Retirement System v. Allergan, Inc. et al. On May 5, 2014, the City of Westland Police & Fire Retirement System filed a purported shareholder class action complaint in the Delaware Court of Chancery against Allergan and its directors alleging that the Allergan directors have breached their fiduciary duties by issuing an incorrect and/or misleading proxy disclosure concerning an amendment of the Allergan Charter, which has since been approved. The complaint seeks a declaration that the proposed amendment will not preclude stockholders from acting by written consent to remove and replace Allergan’s directors outside of the annual meeting to elect directors; that the proxy disclosure issued in connection with this amendment was incorrect and/or misleading; and that the Allergan directors breached their fiduciary duties in issuing this disclosure. The complaint also seeks an order directing the Allergan Board to issue a supplemental corrective disclosure regarding the amendment, among other relief.

On May 21, 2014, the Delaware Court of Chancery denied Westland Police & Retirement System’s motion for an expedited schedule.

On June 13, 2014, this action was consolidated for all purposes with The Police Retirement System of St. Louis and City of Riviera Beach Police Officers Pension Fund actions described herein. The consolidated case was re-captioned In re Allergan, Inc. Stockholder Litigation.

On June 17, 2014, plaintiffs in the consolidated action filed a consolidated amended class action complaint. The consolidated complaint seeks, among other relief, (1) a declaration that the Allergan Charter and the Allergan Bylaws do not preclude Allergan’s stockholders from seeking to remove and replace Allergan’s directors outside of the annual meeting, provided that the proposed replacement directors were not presented for election at a stockholder meeting within the prior year; (2) a declaration that Allergan’s proxy disclosure issued on April 22, 2014 was incorrect and/or misleading; (3) a declaration that the Allergan directors breached their fiduciary duties in issuing this disclosure; (4) a declaration that Allergan stockholders have the right to petition the Court for a ruling overriding any appointments to fill board vacancies by a minority of Allergan’s directors; (5) a declaration that Allergan’s poison pill is not implicated by a stockholder rendering assistance to fellow stockholders in connection with requesting a special meeting; (6) a declaration that Allergan’s poison pill is not implicated by a stockholder soliciting proxies in connection with a petition to the Court under DGCL § 223(c); (7) an order invalidating Allergan’s poison pill and enjoining the Allergan Board from using it to the extent it is implicated as set forth in (5) or (6); (8) an order directing the Allergan Board to issue certain supplemental corrective disclosures related to the foregoing; (9) a declaration that Article 16 of the Allergan Charter is contrary to Delaware law in the context of a change of control proposal and therefore null and void; and (10) an order enjoining the Allergan Board from taking any steps to respond to Valeant’s takeover proposal, unless and until the board implements a process in which the consideration of the interests of Allergan’s stockholders is the board’s sole consideration.

On June 18, 2014, plaintiffs in the consolidated action moved for summary judgment as to certain counts of the complaint. A hearing on the motion for summary judgment is set for July 23, 2014. On July 1, 2014, defendants moved to dismiss the consolidated complaint pursuant to Court of Chancery Rules 12(b)(1) and 12(b)(6). The motion to dismiss remains pending.

City of Riviera Beach Police Officers Pension Fund v. Allergan, Inc. et al. On May 23, 2014, the City of Riviera Beach Police Officers Pension Fund filed a complaint in the Delaware Court of Chancery against Allergan and its directors alleging that the Allergan directors breached their fiduciary duties by issuing an incorrect and/or misleading proxy disclosure concerning an amendment of the Allergan Charter. The complaint seeks a declaration that the amendment will not preclude stockholders from acting by written consent to remove and replace Allergan’s directors outside of the annual meeting to elect directors; that the proxy disclosure issued in connection with this amendment was incorrect and/or misleading; and that the Allergan directors breached their fiduciary duties in issuing this disclosure. The complaint also seeks an order directing the Allergan Board to issue a supplemental corrective disclosure regarding the amendment, among other relief. On June 13, 2014, this action was consolidated for all purposes with the City of Westland Police & Fire Retirement System and The Police Retirement System of St. Louis actions described herein.

PS Fund 1 Poison Pill Action

On June 12, 2014, PS Fund 1 commenced an action in the Delaware Court of Chancery seeking declaratory and other equitable relief, including a declaration that (1) the actions by PS Fund 1 and other Allergan stockholders solely for the purpose of exercising the right to call a special meeting in compliance with the Allergan Bylaws’ requirements will not trigger the Rights Agreement, or alternatively (2) the relevant provisions of the Rights Agreement are invalid as a matter of law because they are inconsistent with the right to call a special meeting that is granted to stockholders in the Allergan Charter. On the same date, PS Fund 1 filed a motion seeking to expedite the resolution of the litigation. On June 27, 2014, PS Fund 1 and Allergan entered into a settlement resolving this litigation. The settlement provides the clarification sought by PS Fund 1 that its actions in connection with the PS Fund 1 solicitation and receipt of revocable proxies to call a special meeting of shareholders of Allergan will not trigger Allergan’s poison pill.

Regulatory Approvals

In addition to the approvals and clearances described in the Competition Laws Condition, the offer and the second-step merger may also be subject to review by government authorities and other regulatory agencies, including in jurisdictions outside the U.S. Valeant intends to identify such authorities and jurisdictions as soon as practicable and to file as soon as possible thereafter all notifications that it determines are necessary or advisable under the applicable laws, rules and regulations of the respective identified authorities, agencies and jurisdictions for the consummation of the offer and/or the second-step merger and to file all post-completion notifications that it determines are necessary or advisable as soon as possible after completion has taken place.

Financing of the Offer; Source and Amount of Funds

Valeant estimates that the total amount of cash required to complete the transactions contemplated by the offer and the second-step merger will be approximately $20.75 billion (inclusive of transaction fees and expenses, including fees associated with new borrowings and/or issuances of debt securities in connection with the offer and second-step merger; exclusive of litigation expenses and exclusive of any cash and cash equivalents from Allergan). The estimated amount of cash required is based on Valeant’s due diligence review of Allergan’s publicly available information to date and is subject to change. For a further discussion of the risks relating to Valeant’s limited due diligence review, see the section of this proxy statement titled “Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger.”

Valeant expects to have sufficient funds to complete the transactions contemplated by the offer and the second-step merger through a combination of (1) Valeant’s cash on hand ($576.3 million as of March 31, 2014) and (2) borrowings of up to $20.35 billion under the bank commitment discussed below.

In connection with the proposed combination with Allergan, Valeant has received a commitment letter from the Lenders to provide the Debt Financing. The term loan component of the banks’ commitment, comprising an aggregate principal amount of $8.0 billion, would be expected to be obtained as incremental term loans pursuant to Valeant’s existing credit agreement, dated as of February 13, 2012, by and among Valeant, certain subsidiaries of Valeant, as guarantors, the lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as Administrative Agent and as Collateral Agent, and the other agents party thereto, which we refer to, as amended, restated, supplemented or otherwise modified from time to time, as the Senior Secured Credit Agreement. Such incremental term loans would be comprised of a Term A Facility denominated in dollars in an aggregate principal amount of $1.0 billion, a Dollar Term B Facility denominated in dollars in an aggregate principal amount of $5.0 billion and a Euro Term B Facility denominated in euros in an aggregate principal amount of the euro equivalent of $2.0 billion. Such Term A Facility would mature on the fifth anniversary of the funding thereof and such Dollar Term B Facility and the Euro Term B Facility would each mature on the seventh anniversary of the funding thereof. The interest rates on the incremental facilities would be based on customary market LIBO-based rates. The obligations of Valeant and the guarantors under the Senior Secured Credit Agreement are secured by substantially all assets of Valeant and the guarantors, subject to certain exclusions.

The remainder of the Lenders’ commitment comprises (1) an aggregate principal amount of $2.75 billion which would be expected to be issued as senior secured notes or, in the event that proceeds in an aggregate principal amount of $2.75 billion would not be received by Valeant or its subsidiaries from the senior secured notes offering at or prior to the time the proposed combination with Allergan is consummated, borrowings by Valeant of senior secured increasing rate bridge loans under a new senior secured credit facility in an aggregate principal amount of $2.75 billion less the gross proceeds from the sale of senior secured notes issued on or prior to the time the proposed combination with Allergan is consummated; and (2) an aggregate principal amount of $9.6 billion which would be expected to be issued as senior unsecured notes or, in the event that proceeds in an aggregate principal amount of $9.6 billion would not be received by Valeant or its subsidiaries from the senior unsecured notes offering at or prior to the time the proposed combination with Allergan is consummated, borrowings by Valeant of senior unsecured increasing rate bridge loans under a new senior secured credit facility in an aggregate principal amount of $9.6 billion less the gross proceeds from the sale of senior unsecured notes issued on or prior to the time the proposed combination with Allergan is consummated.

Funding of the Lenders’ commitment is subject to certain customary conditions including, but not limited to, receipt of financial information, delivery of customary documentation relating to Valeant and its subsidiaries and consummation of the proposed combination with Allergan. The foregoing summary of the commitment letter is qualified in its entirety by reference to the actual language of the commitment letter, which is filed as Exhibit (b)(1) to Amendment No. 1 to Schedule TO filed with the SEC on July 22, 2014 and incorporated herein by reference.

The unaudited pro forma balance sheet is adjusted to reflect the debt expected to be issued of $20.35 billion, and it is assumed that Valeant will incur approximately $400 million of debt discount. The pro forma interest expense reflects an estimated weighted-average interest rate of 5.5%.

To the extent that Valeant decides that a portion of the cash consideration in an acquisition of Allergan should not be funded from its own resources and/or proceeds from alternative funding sources, or if Valeant otherwise determines to use funds provided by Pershing Square, Valeant may also elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase, immediately prior to consummation of a Valeant business combination with Allergan, for $400 million, Valeant common shares at a per share price reflecting a 15% discount to the then current market price of Valeant common shares.

Accounting Treatment

The proposed combination with Allergan would be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, with Valeant being the accounting acquirer, which means that Allergan’s results of operations will be included with Valeant’s results of operations from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

CERTAIN RELATIONSHIPS WITH ALLERGAN AND INTERESTS OF VALEANT AND VALEANT’S

EXECUTIVE OFFICERS AND DIRECTORS IN THE PROPOSALS

Except as set forth in this proxy statement, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Allergan, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this proxy statement, there have been no contacts, negotiations or transactions during the past two years, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates, on the one hand, and Allergan or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

As of the date of this proxy statement, Valeant directly owns 100 shares of Allergan common stock and, for purposes of the Exchange Act, beneficially owns 28,878,638 shares of Allergan common stock, representing approximately 9.7% of the outstanding shares of Allergan common stock. The 100 shares were acquired by Valeant through an ordinary brokerage transaction on the open market on May 7, 2014. The other 28,878,538 shares of Allergan common stock beneficially owned by Valeant were acquired by PS Fund 1 were acquired through the exercise of options, closing out of forward purchase contracts and open market purchases. Valeant and, to the knowledge of Valeant, Pershing Square have not effected any transaction in securities of Allergan in the past 60 days.

As of the date of this proxy statement, Colleen A. Goggins, a director of Valeant, beneficially owns 1,819.93 shares of Allergan common stock, which constitutes less than 0.1% of the shares of Allergan common stock issued and outstanding. In addition, Laizer D. Kornwasser, an executive officer of Valeant, beneficially owns 130 shares of Allergan common stock in an account managed by AllianceBernstein L.P., which constitutes less than 0.1% of the shares of Allergan common stock issued and outstanding. On May 2, 2014, AllianceBernstein L.P., the manager of the managed account of Mr. Kornwasser referred to above, sold 70 shares of Allergan common stock from that managed account, at a sale price of $169.26 per share, without instruction from Mr. Kornwasser.

We do not believe that the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan will result in a change in control under any of Valeant’s equity plans or any agreement between Valeant and any of its employees, executive officers and directors. As a result, no stock options or other outstanding equity awards held by such persons will vest as a result of the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan, nor will any employee, executive officer or director have any rights to enhanced severance payments or benefits upon certain types of terminations following the offer and the second-step merger or any alternative transaction contemplating the acquisition of Allergan.

OWNERSHIP OF VALEANT’S SECURITIES

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of Valeant common shares and the percentage of Valeant common shares beneficially owned by holders of more than 5% of the outstanding Valeant common shares.

Identity of Owner or Group	Number of Shares and Nature of Beneficial Ownership		Percentage of Class(1)
Ruane, Cuniff & Goldfarb Inc.	34,217,366	(2)	10.20%
767 Fifth Avenue, New York, New York 10153
FMR LLC	26,639,568	(3)	7.94%
245 Summer Street, Boston, Massachusetts 02210
ValueAct Holdings, L.P.	18,928,899	(4)	5.64%
435 Pacific Avenue, Fourth Floor, San Francisco, California 94133
BlackRock, Inc.	18,194,881	(5)	5.42%
40 East 52nd Street, New York, New York 10022

This table is based upon information supplied by the principal shareholders and Forms 13F and Schedules 13D and 13G filed with the SEC and “early warning reports” filed on SEDAR. Unless otherwise indicated in the footnotes to this table, we believe that the shareholders named in the table have sole voting and investment power with respect to the Valeant common shares indicated as beneficially owned.

(1)	Based on 335,406,867 Valeant common shares outstanding on July 17, 2014.
(2)	According to a Form 13F filed by Ruane, Cuniff & Goldfarb Inc. on May 15, 2014, it has the sole power to vote 21,637,009 and sole power to dispose of 34,217,366 Valeant common shares.
(3)

According to a Schedule 13G/A filed jointly by FMR LLC and Edward C. Johnson 3d on February 13, 2014, Fidelity Management & Research Company, which we refer to as Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, beneficially owns 16,357,517 Valeant common shares (including 250 Valeant common shares resulting from the assumed conversion of 250 shares of Valeant Pharmaceuticals International) as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, which we refer to as the Fidelity Funds. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 16,357,517 Valeant common shares owned by the Fidelity Funds. Fidelity SelectCo, LLC, which we refer to as SelectCo, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, beneficially owns 1,109,291 Valeant common shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, which we refer to as the SelectCo Funds. Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of the 1,109,291 Valeant common shares owned by the SelectCo Funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the Valeant common shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity carries out the voting of the Valeant common shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 13,558 Valeant common shares, beneficially owned through Strategic Advisers, Inc. Pyramis Global Advisors, LLC, which we refer to as PGALLC, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, beneficially owns 6,814,588 Valeant common shares (including 355,601 Valeant common shares resulting from the assumed conversion of 355,601 shares of Valeant Pharmaceuticals International) as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 6,814,588 Valeant common shares and sole power to vote or to direct the voting of 6,493,527 Valeant common shares owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company, which we refer to as PGATC, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act is the beneficial owner of 2,040,010 Valeant common shares (including 492,200 Valeant common shares resulting from the assumed conversion of 492,200 shares of Valeant Pharmaceuticals International) as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 2,040,010 Valeant common shares and sole power to vote or to direct the voting of 1,448,490 Valeant common shares owned by the institutional accounts managed by PGATC as reported above. FIL Limited, which we refer to as FIL and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, which we refer to as the International Funds. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), beneficially owns 304,604 Valeant common shares (including 9,694 Valeant common shares resulting from the assumed conversion of 9,694 shares of Valeant Pharmaceuticals International). FIL has sole dispositive power over 304,604 Valeant common shares owned by the International Funds. FIL has sole power to vote or direct the voting of 296,304 Valeant common shares held by the International Funds and no power to vote or direct the voting of 8,300 Valeant common shares held by the International Funds as reported above.

(4)	According to a Schedule 13G filed by ValueAct Holdings, L.P. on May 5, 2014, it has the sole power to vote and sole power to dispose of 18,928,899 Valeant common shares.
(5)	According to a Schedule 13G/A filed by BlackRock, Inc. on January 17, 2014, it has the sole power to vote 14,848,733 and sole power to dispose of 18,194,881 Valeant common shares.

Ownership of Management

The following table sets forth, as of July 17, 2014, certain information regarding the beneficial ownership of Valeant common shares and the percentage of Valeant common shares beneficially owned by each director and (1) the person serving as CEO of Valeant during 2013, (2) the person serving as CFO of Valeant during 2013 and (3) the other three most highly paid executive officers of Valeant who were serving as executive officers at December 31, 2013, whom we refer to as the named executive officers, and all current directors and current executive officers of Valeant as a group.

Identity of Owner or Group	Number of Shares and Nature of Beneficial Ownership(1)(2)(3)	Percentage of Class(4)
Current Named Executive Officers and Directors
Robert R. Chai-Onn	491,136	*
Ronald H. Farmer	28,438	*
Colleen A. Goggins	0	*
Robert A. Ingram	65,068	*
Laizer D. Kornwasser	83,892	*
Anders O. Lönner	25,698	*
Theo Melas-Kyriazi	217,153	*
J. Michael Pearson(5)	10,765,171	3.16%
Robert N. Power	11,623	*
Norma A. Provencio	138,994	*
Howard B. Schiller	323,363	*
Katharine B. Stevenson	18,732	*
Daniel M. Wechsler	0	*
Directors and executive officers of Valeant as a group (16 persons)	12,360,054	3.62%

*	Less than 1% of the outstanding Valeant common shares.
(1)

This table is based on information supplied by current named executive officers and directors. We believe that shares shown as beneficially owned are those as to which the named persons possess sole voting and investment power. However, under the laws of California and certain other states, personal property owned by a married person may be community property, which either spouse may manage and control, and we have no information as to whether any shares shown in this table are subject to community property laws.

(2)	The amounts reported include elective restricted share units, which we refer to as RSUs, and deferred share units, which we refer to as DSUs, that are payable on separation of service for the following directors: Mr. Farmer (16,406); Mr. Ingram (58,285); Mr. Melas-Kyriazi (74,405); Mr. Power (5,022); Ms. Provencio (51,291); and Ms. Stevenson (5,022).
(3)	Included in the shares set forth above are the following (i) stock options that are currently exercisable, or will become exercisable within 60 days after June 20, 2014, as follows: Mr. Chai-Onn (306,179); Mr. Kornwasser (21,250); Mr. Schiller (100,000); and Mr. Pearson (4,444,659), (ii) 580,676 RSUs of Mr. Pearson that vested and become deliverable February 1, 2019 but have not yet been released, and (iii) RSUs that will vest and be deliverable within 60 days after June 20, 2014, as follows: Mr. Chai-Onn (3,334).
(4)	These percentages are based on 335,406,867 Valeant common shares outstanding on July 17, 2014 plus shares deemed to be beneficially owned by each individual that are deemed outstanding. Under Rule 13d-3(d)(1) under the Exchange Act, Valeant common shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable on or before 60 days after the date as of which the information is provided are deemed outstanding for the purpose of calculating the number and percentage owned by such person (or group), but not deemed outstanding for the purpose of calculating the percentage owned by each other person (or group) listed. In addition, under Rule 13d-3 under the Exchange Act, certain Valeant common shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of Valeant common shares). As a result, the percentage of outstanding Valeant common shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of Valeant common shares outstanding on July 17, 2014.
(5)	The amount reported includes 2,028,516 Valeant common shares which were pledged in connection with loans used to fund tax and other obligations associated with vesting and delivery of equity incentive awards and purchases of Valeant common shares. The pledging of the Valeant common shares was approved by Valeant’s Board.

PRIOR SALES

All information in this section is provided as of the date of this proxy statement. During the 12-month period before the date of this proxy statement, Valeant completed the following distributions of Valeant common shares and securities that are convertible into Valeant common shares:

•	Valeant has five equity compensation plans pursuant to which Valeant common shares have been issued in past 12 months, and/or pursuant to which options, RSUs and performance share units, which we refer to as PSUs, are granted to management and other participants. During the 12-month period prior to the date of this proxy statement, Valeant has issued:

•	Valeant common shares pursuant to the Valeant Pharmaceuticals International 2003 Equity Incentive Plan as a result of the exercise of options by the holders thereof, at a weighted average exercise price of $ ;

•	Valeant common shares pursuant to the vesting of RSUs and Valeant common shares as a result of the exercise of options by the holders thereof, at a weighted average exercise price of $ , in each case, pursuant to the Valeant Pharmaceuticals International 2006 Equity Incentive Plan;

•	Valeant common shares pursuant to the vesting of PSUs, Valeant common shares pursuant to the vesting of RSUs and Valeant common shares as a result of the exercise of options by the holders thereof, at a weighted average exercise price of $ , in each case, pursuant to the Biovail Corporation 2007 Equity Compensation Plan;

•	Valeant common shares pursuant to the vesting of PSUs, Valeant common shares pursuant to the vesting of RSUs and Valeant common shares as a result of the exercise of options by the holders thereof, at a weighted average exercise price of $ , in each case, pursuant to the Valeant Pharmaceuticals International, Inc. 2011 Omnibus Incentive Plan, which we refer to as the 2011 plan; and

•	Valeant common shares pursuant to the vesting of PSUs, Valeant common shares pursuant to the vesting of RSUs and Valeant common shares as a result of the exercise of options by the holders thereof, at a weighted average exercise price of $ , in each case, pursuant to the Valeant Pharmaceuticals International, Inc. 2014 Omnibus Incentive Plan, which we refer to as the 2014 plan.

•	In addition, Valeant has granted the following pursuant to the 2011 plan and the 2014 plan:

•	a total of options outstanding at a weighted average exercise price of $ (assuming all of such options vest in accordance with their terms);

•	a total of PSUs having a payout of between 0 and 3 times, meaning that each of such PSUs may result in the issuance of up to three Valeant common shares upon vesting if certain performance goals of Valeant and the applicable individual were achieved during the performance period;

•	a total of RSUs having a payout of up to 1.5 times, meaning that each of such RSUs may result in the issuance of up to 1.5 Valeant common shares upon vesting if certain performance goals of Valeant and the applicable individual were achieved during the performance period; and

•	a total of RSUs that vest only on a one-for-one basis.

This information only includes grants that remain outstanding and have not been cancelled, or in respect of which Valeant common shares are no longer issuable, due to termination of employment or otherwise.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of loss for the fiscal year ended December 31, 2013 and for the three months ended March 31, 2014 have been prepared by Valeant and give effect to the following transactions as if they had occurred on January 1, 2013:

•	The proposed combination with Allergan, including the Debt Financing; and

•	The acquisition of B&L by Valeant on August 5, 2013 and the effect from the debt and equity that were issued by Valeant to finance the acquisition.

The unaudited pro forma condensed combined balance sheet as of March 31, 2014 combines the historical consolidated balance sheets of Valeant and Allergan, giving effect to the proposed combination with Allergan, including the Debt Financing, as if it had occurred on March 31, 2014.

Valeant is not affiliated with Allergan and has not had the cooperation of Allergan’s management or due diligence access to Allergan or its business or management in the preparation of these unaudited pro forma condensed combined financial statements. Valeant has not received information from Allergan concerning its business and financial condition for any purpose, including preparing these unaudited pro forma condensed combined financial statements. Accordingly, these unaudited pro forma condensed combined financial statements have been prepared by Valeant based solely on publicly available information, including Allergan’s financial statements, analyst reports and investor presentations.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statements of loss, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the:

•	separate audited consolidated financial statements of Valeant as of and for the year ended December 31, 2013 and the related notes, included in the Valeant 10-K;

•	separate audited consolidated financial statements of Allergan as of and for the year ended December 31, 2013 and the related notes, included in the Allergan 10-K;

•	separate unaudited consolidated financial statements of B&L for the six months ended June 29, 2013 and the related notes, included in Valeant’s Current Report on Form 8-K/A filed on October 21, 2013;

•	separate unaudited consolidated financial statements of Valeant as of and for the three months ended March 31, 2014 and the related notes, included in the Valeant 10-Q; and

•	separate unaudited consolidated financial statements of Allergan as of and for the three months ended March 31, 2014 and the related notes, included in the Allergan 10-Q.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the proposed combination with Allergan and the acquisition of B&L been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. We are not aware of any material transactions between Valeant, Allergan and/or B&L (prior to its acquisition by Valeant on August 5, 2013) during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, with Valeant being the accounting acquirer. The accounting for the acquisitions of Allergan and B&L are dependent upon certain valuations that are provisional and are subject to change. Valeant will finalize these amounts as it obtains the information necessary to complete the measurement processes. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Valeant’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisitions of Allergan and B&L, the costs to integrate the operations of Valeant, Allergan and B&L or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements, except for any of the foregoing relating to B&L that are already reflected in the historical financial statements of Valeant after the acquisition of B&L.

The unaudited pro forma condensed combined financial statements also do not give effect to the potential issuance, at Valeant’s option, of $400 million of Valeant common shares to Pershing Square at a per share price reflecting a 15% discount to the then-current market price of Valeant common shares.

The unaudited pro forma condensed combined financial statements also do not give effect to the sale of the rights to Restylane®, Perlane®, Emervel®, Sculptra®, and Dysport® for $1.4 billion in cash by Valeant to Galderma S.A. pursuant to the Asset Purchase Agreement, dated May 27, 2014, between Valeant and certain of its affiliates and Nestle S.A., which completed its acquisition of Galderma S.A. on July 8, 2014. The sale to Galderma S.A. was completed on July 10, 2014. For the year ended December 31, 2013 and the three months ended March 31, 2014, Valeant recognized revenue of $292.8 million and $57.0 million, respectively, from sales of these products.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF LOSS

For the year ended December 31, 2013

	Valeant[1]	B&L January 1 to June 29 2013[2]	B&L June 30 to August 4, 2013[3]	Pro forma adjustments (Note 6)		Valeant Pro forma for B&L	Allergan[4]	Pro forma adjustments (Note 7)		Valeant/Allergan combined pro forma
	I	II	III	IV		V=I+II+III+IV	VI	VII		V+VI+VII
	(All dollar amounts expressed in millions of U.S. dollars, except per share data)
Revenues
Product sales	$5,640.3	$1,575.4	$263.5	$—		$7,479.2	$6,197.5	$—		$13,676.7
Other revenues	129.3	—	—	—		129.3	102.9	—		232.2

	5,769.6	1,575.4	263.5	—		7,608.5	6,300.4	—		13,908.9

Expenses
Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	1,846.3	601.5	106.0	(269.3)	(a),(c)	2,284.5	795.8	—		3,080.3
Cost of alliance and service revenues	58.8	—	—	—		58.8	—	—		58.8
Selling, general and administrative	1,305.2	613.7	132.6	2.1	(c)	2,053.6	2,423.3	—		4,476.9
Research and development	156.8	134.1	36.5	0.9	(c)	328.3	1,041.2	—		1,369.5
Amortization and impairments of finite-lived intangible assets	1,902.0	69.7	13.4	112.3	(b)	2,097.4	128.1	3,118.3	(a)	5,343.8
Restructuring, integration and other costs	514.8	0.4	—	—		515.2	8.3	—		523.5
In-process research and development impairments and other charges	153.6	—	—	—		153.6	—	—		153.6
Acquisition-related costs	36.4	2.9	41.0	(55.8)	(d)	24.5	20.6	—		45.1
Acquisition-related contingent consideration	(29.2)	—	—	—		(29.2)	70.7	—		41.5
Other expense	234.4	0.9	—	—		235.3	3.1	—		238.4

	6,179.1	1,423.2	329.5	(209.8)		7,722.0	4,491.1	3,118.3		15,331.4

Operating (loss) income	(409.5)	152.2	(66.0)	209.8		(113.5)	1,809.3	(3,118.3)		(1,422.5)
Interest income	8.0	1.6	1.3	—		10.9	6.8	—		17.7
Interest expense	(844.3)	(124.9)	(21.7)	(52.6)	(e)	(1,043.5)	(74.6)	(1,148.9)	(b)	(2,267.0)
Loss on extinguishment of debt	(65.0)	(1.1)	—	1.1	(f)	(65.0)	—	—		(65.0)
Foreign exchange and other	(9.4)	(2.7)	(1.5)	—		(13.6)	(10.3)	—		(23.9)
Gain on investments, net	5.8	3.4	—	—		9.2	—	—		9.2

(Loss) income before (recovery of) provision for income taxes and equity in losses of equity method investee	(1,314.4)	28.5	(87.9)	158.3		(1,215.5)	1,731.2	(4,267.2)		(3,751.5)
(Recovery of) provision for income taxes	(450.8)	21.9	(22.3)	27.2	(g)	(424.0)	458.7	(1,130.8)	(c)	(1,096.1)
Equity in losses of equity method investee	—	7.4	—	—		7.4	—	—		7.4

(Loss) income from continuing operations	($863.6)	($0.8)	($65.6)	$131.1		($798.9)	$1,272.5	($3,136.4)		($2,662.8)

Income (loss) attributable to noncontrolling interest	2.5	1.4	(0.2)	—		3.7	3.6	—		7.3
(Loss) income attributable to Valeant from continuing operations	($866.1)	($2.2)	($65.4)	$131.1		($802.6)	$1,268.9	($3,136.4)		($2,670.1)

Basic loss per share	$(2.70)					$(2.40)				$(4.47)

Diluted loss per share	$(2.70)					$(2.40)				$(4.47)

Weighted-average number of common shares outstanding
Basic	321.0			13.0	(h)	334.0		263.1	(q)	597.1
Diluted	321.0			13.0	(h)	334.0		263.1	(q)	597.1

1.	Valeant’s historical consolidated statement of loss for the year ended December 31, 2013 has been adjusted to conform to its presentation for fiscal year 2014.
2.	The financial information in this column has been derived from the B&L historical consolidated financial statements as of and for the six months ended June 29, 2013 with certain re-classification adjustments made by Valeant as described in Note. 2. Basis of Presentation.

3.	The financial information in this column has not been previously reported or made publicly available by B&L or Valeant and has been prepared in conformity with the presentation policies adopted by Valeant.
4.	The financial information in this column has been derived from the Allergan historical consolidated financial statements for the year ended December 31, 2013 with certain re-classification adjustments made by Valeant as described in further detail in Note 2. Basis of Presentation.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments in Connection with the Acquisition of B&L and Note 7. Pro Forma Adjustments in Connection with the Proposed Combination with Allergan.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF LOSS

For the three months ended March 31, 2014

	Valeant	Pro forma adjustments (Note 6)		Valeant Pro forma for B&L	Allergan[1]	Pro forma adjustments (Note 7)		Valeant/Allergan combined pro forma
	I	II		III=I+II	IV	V		III+IV+V
	(All dollar amounts expressed in millions of U.S. dollars, except per share data)
Revenues
Product sales	$1,851.1	$—		$1,851.1	$1,619.1	$—		$3,470.2
Other revenues	35.1	—		35.1	27.0	—		62.1

	1,886.2	—		1,886.2	1,646.1	—		3,532.3

Expenses
Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	504.1	4.6	(a)	508.7	204.5	—		713.2
Cost of alliance and service revenues	14.3	—		14.3	—	—		14.3
Selling, general and administrative	482.0	—		482.0	654.5	—		1,136.5
Research and development	61.3	—		61.3	337.2	—		398.5
Amortization and impairments of finite-lived intangible assets	355.2	—		355.2	27.8	783.8	(a)	1,166.8
Restructuring, integration and other costs	133.6	—		133.6	30.4	—		164.0
In-process research and development impairments and other charges	12.0	—		12.0	10.0	—		22.0
Acquisition-related costs	1.5	0.6	(d)	2.1	0.1	—		2.2
Acquisition-related contingent consideration	8.9	—		8.9	(0.3)	—		8.6
Other (income) expense	(43.3)	—		(43.3)	—	—		(43.3)

	1,529.6	5.2		1,534.8	1,264.2	783.8		3,582.8

Operating income	356.6	(5.2)		351.4	381.9	(783.8)		(50.5)
Interest income	1.8	—		1.8	1.8	—		3.6
Interest expense	(246.5)	—		(246.5)	(17.9)	(287.2)	(b)	(551.6)
Loss on extinguishment of debt	(93.7)	—		(93.7)	—	—		(93.7)
Foreign exchange and other	(13.4)	—		(13.4)	(6.4)	—		(19.8)

Income (loss) before provision for (recovery of) income taxes	4.8	(5.2)		(0.4)	359.4	(1,071.0)		(712.0)
Provision for (recovery of) income taxes	25.1	(1.2)	(g)	23.9	100.9	(283.8)	(c)	(159.0)

(Loss) income from continuing operations	($20.3)	($4.0)		($24.3)	$258.5	($787.2)		($553.0)

Income attributable to noncontrolling interest	2.3	—		2.3	0.6	—		2.9
(Loss) income attributable to Valeant from continuing operations	($22.6)	($4.0)		($26.6)	$257.9	($787.2)		($555.9)

Basic loss per share	$(0.07)			$(0.08)				$(0.93)

Diluted loss per share	$(0.07)			$(0.08)				$(0.93)

Weighted-average number of common shares outstanding
Basic	334.9			334.9		263.1	(q)	598.0
Diluted	334.9			334.9		263.1	(q)	598.0

1.	The financial information in this column has been derived from the Allergan historical consolidated financial statements as of and for the three months ended March 31, 2014 with certain re-classification adjustments made by Valeant as described in further detail in Note. 2. Basis of Presentation.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments in Connection with the Acquisition of B&L and Note 7. Pro Forma Adjustments in Connection with the Proposed Combination with Allergan.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of March 31, 2014

	Valeant	Allergan[1]	Pro forma adjustments (Note 7)		Valeant/Allergan combined pro forma
	I	II	III		I+II+III
	(All dollar amounts expressed in millions of U.S. dollars)
Assets
Current
Cash and cash equivalents	$576.3	$2,815.3	($67.5)	(o)	$3,324.1
Trade receivables, net	1,706.2	990.4	5.7	(e)	2,702.3
Inventories, net	953.4	296.6	670.3	(d)	1,920.3
Prepaid expenses and other current assets	369.9	1,350.7 [2]	—		1,720.6
Assets held for sale	29.0	—	—		29.0
Deferred tax assets, net	315.3	—	—		315.3
Assets of discontinued operations	—	5.7	(5.7)	(e)

Total current assets	3,950.1	5,458.7	602.8		10,011.6
Property, plant and equipment, net	1,215.0	942.3	—		2,157.3
Intangible assets, net	12,701.7	1,632.2	41,697.1	(f)	56,031.0
Goodwill	9,915.9	2,339.4	14,391.5	(g)	26,646.8
Deferred tax assets, net	20.4	121.5	—	(c)	141.9
Other long-term assets, net	185.9	226.1	(10.4)	(h)	401.6

Total assets	$27,989.0	$10,720.2	$56,681.0		$95,390.2

Liabilities
Current liabilities:
Accounts payable	$392.3	$316.5	$—		$708.8
Accrued liabilities and other current liabilities	1,801.5	931.6	15.7	(j)	2,748.8
Acquisition-related contingent consideration	119.5	—	—		119.5
Current portion of long-term debt	238.9	—	—		238.9
Deferred tax liabilities, net	10.8	—	174.9	(c)	185.7

Total current liabilities	2,563.0	1,248.1	190.6		4,001.7
Acquisition-related contingent consideration	257.0	—	—		257.0
Long-term debt	17,148.0	2,095.1	20,024.8	(i)	39,267.9
Pension and other benefit liabilities	169.0	—	—		169.0
Liabilities for uncertain tax positions	98.6	—	—		98.6
Deferred tax liabilities, net	2,319.9	—	11,029.9	(c)	13,349.8
Other long-term liabilities	230.0	752.0	18.5	(j)	1,000.5

Total liabilities	22,785.5	4,095.2	31,263.8		58,144.5

Shareholders’ equity
Common shares	8,316.2	3.1	31,744.5	(k)	40,063.8
Additional paid-in capital	214.5	3,124.7	(2,734.2)	(l)	605.0
(Accumulated deficit) retained earnings	(3,301.1)	4,790.5	(4,893.5)	(p)	(3,404.1)
Accumulated other comprehensive loss	(140.0)	(224.0)	224.0	(m)	(140.0)
Treasury stock	—	(1,076.4)	1,076.4	(n)	—

Total shareholders’ equity	5,089.6	6,617.9	25,417.2		37,124.7
Noncontrolling interest	113.9	7.1	—		121.0

Total equity	5,203.5	6,625.0	25,417.2		37,245.7

Total liabilities and equity	$27,989.0	$10,720.2	$56,681.0		$95,390.2

1.	The financial information in this column has been derived from the Allergan historical consolidated financial statements as of and for the three months ended March 31, 2014 with certain re-classification adjustments made by Valeant as described in further detail in Note 2. Basis of Presentation.
2.	Includes short-term investments of $802.0 million.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7. Pro Forma Adjustments in Connection with the Proposed Combination with Allergan.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.	Description of the Allergan and B&L Acquisitions

Proposed Combination with Allergan

Valeant is making the offer directly to Allergan stockholders. In accordance with the offer to exchange, each outstanding share of Allergan common stock would be exchanged for the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration, subject to the election and proration procedures described in the offer to exchange.

On May 30, 2014, Valeant agreed with Pershing Square to exchange 28,281,107 shares of Allergan common stock allocated to funds managed by Pershing Square for Valeant common shares at an exchange ratio of 1.22659 Valeant common shares for each share of Allergan common stock, which exchange would close immediately after the consummation of the offer.

In connection with the proposed combination with Allergan, Valeant has received a commitment letter from the Lenders to provide $20.35 billion that, together with cash on hand, will be used for the purpose of financing the cash component of the consideration to be paid for each share of Allergan common stock and related transaction costs and expenses. The unaudited pro forma balance sheet is adjusted to reflect the debt expected to be issued of $20.35 billion, and it is estimated that Valeant will incur approximately $400 million of debt discount. The pro forma interest expense reflects an estimated weighted-average interest rate of 5.5%.

At this time, no merger agreement or other agreement relating to the proposed combination with Allergan has been entered into between Valeant and Allergan, and Valeant cannot provide any assurance as to whether or when any such agreement will be executed or whether or when the proposed merger will be consummated or the terms thereof when and if agreed. The terms and conditions of any merger agreement may be different from those reflected in these unaudited pro forma condensed combined financial statements, which are based on the terms set forth in the offer to exchange and the difference could be material to these unaudited pro forma condensed combined financial statements.

Pursuant to the Pershing Square relationship letter, Valeant contributed $75.9 million to a newly formed jointly owned entity (which thereafter became known as PS Fund 1). PS Fund 1 will be dissolved at the earliest of several events, amongst which is the consummation of the offer and the second-step merger. Upon consummation of the offer and/or the second-step merger, the shares of Allergan common stock held by PS Fund 1 allocable to Valeant will be distributed to Valeant. Currently, 597,431 of the 28,878,538 shares Allergan common stock held by PS Fund 1 are allocable to Valeant. In addition, on May 7, 2014, Valeant acquired an additional 100 shares of Allergan common stock that will be cancelled in any merger with Allergan.

Under the Pershing Square relationship letter, at the election of Valeant, immediately prior to a business combination with Allergan, Pershing Square will purchase for $400 million Valeant common shares at a share price reflecting a 15% discount to the then-current market price. These unaudited pro forma condensed combined financial statements have not been adjusted to reflect the effect of the equity financing.

Acquisition of B&L

On August 5, 2013, Valeant acquired B&L, pursuant to the merger agreement dated May 24, 2013, as amended, which we refer to as the B&L merger agreement, among Valeant, Valeant Pharmaceuticals International, Stratos Merger Corp., a Delaware corporation and wholly-owned subsidiary of Valeant, and B&L. Pursuant to the terms and conditions set forth in the B&L merger agreement, B&L became a wholly-owned subsidiary of Valeant. B&L is a global eye health company that focuses primarily on the development, manufacture and marketing of eye health products, including contact lenses, contact lens care solutions, ophthalmic pharmaceuticals and ophthalmic surgical products.

In accordance with the B&L merger agreement, at the effective time of the acquisition of B&L, each share of B&L common stock, par value $0.01 per share, issued and outstanding immediately prior to such effective time was converted into the right to receive its pro rata share, without interest, of an aggregate purchase price equal to $8.7 billion minus B&L’s existing indebtedness for borrowed money (which was paid off by Valeant in accordance with the terms of the B&L merger agreement) and related fees and costs, minus certain of B&L’s transaction expenses, minus certain payments with respect to certain cancelled B&L performance-based options (which were not outstanding immediately prior to such effective time), plus the aggregate exercise price applicable to B&L’s outstanding options immediately prior to the effective time, and plus certain cash amounts, all as further described in the B&L merger agreement. The acquisition of B&L was financed with debt and equity issuances, which is further discussed in Note 6. The net proceeds from the debt and equity issuances were utilized to fund (1) the acquisition of B&L, (2) the repayment of B&L’s outstanding debt, and (3) the payment of related transaction costs and expenses.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (which we refer to as FASB) Accounting Standards Codification (which we refer to as ASC) Topic 805, Business Combinations, with Valeant being the accounting acquirer, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and was based on the historical financial statements of Valeant, Allergan and B&L.

Certain reclassifications have been made to the historical financial statements of B&L and Allergan to conform to the financial statement presentation adopted by Valeant, which include the following:

Adjustments made to B&L’s historical consolidated statements of income for the six months ended June 29, 2013:

•	Reclassification of intangible asset amortization expense of $69.7 million from selling, general, and administrative expense to amortization and impairment of finite-lived intangible assets;

•	Reclassification of litigation and settlement-related costs of $0.9 million from selling, general, and administrative expense to other expense;

•	Reclassification of loss incurred on extinguishment of debt of $1.1 million from interest expense and other financing costs to loss on extinguishment of debt;

•	Reclassification of gain recorded on the acquisition of unowned shares of a previously held equity method investment of $3.4 million from selling, general, and administrative expense to gain on investments, net;

•	Reclassification of acquisition-related costs of $0.5 million from cost of goods sold to acquisition-related costs;

•	Reclassification of acquisition-related costs of $2.4 million from selling, general and administrative expense to acquisition-related costs;

•	Reclassification of investment income of $1.4 million from interest and investment income to foreign exchange and other;

•	Reclassification of restructuring-related costs of $0.6 million from cost of products sold to restructuring, integration and other costs;

•	Reclassification of restructuring-related recoveries of $0.6 million from selling, general and administrative expense to restructuring, integration and other costs; and

•	Reclassification of restructuring-related costs of $0.3 million from research and development expenses to restructuring, integration and other costs.

The following presentation conformation adjustments have been identified by Valeant based solely on its review of Allergan’s public financial information. The adjustments identified below may have been different and additional adjustments may have been identified had Valeant been given access to Allergan’s management and/or further information regarding the nature and breakdown of each account balance.

Adjustments made to Allergan’s historical consolidated statements of earnings for the year ended December 31, 2013 and for the three months ended March 31, 2014:

•	Reclassification of impairment of intangible assets of $11.4 million for the year ended December 31, 2013 from impairment of intangible assets and related costs to amortization and impairments of finite-lived intangible assets;

•	Reclassification of changes in fair value of contingent consideration of $70.7 million for the year ended December 31, 2013 and $(0.3) million for the three months ended March 31, 2014 from selling, general and administrative expense to acquisition-related contingent consideration;

•	Reclassification of integration and transaction costs of $20.6 million for the year ended December 31, 2013 and $0.1 million for the three months ended March 31, 2014 from selling, general and administrative expense to acquisition-related costs;

•	Reclassification of acquired in-process research and development charge of $10.0 million for the three months ended March 31, 2014 from research and development to in-process research and development impairments and other charges;

•	Reclassification of interest expense(income) associated with changes in estimated taxes related to uncertain tax positions of $0.4 million for the year ended December 31, 2013 and $(2.2) million for the three months ended March 31, 2014 from interest expense to provision for (recovery of) income taxes;

•	Reclassification of expenses related to business realignment of various business functions of $1.7 million for the year ended December 31, 2013 and $4.3 million for the three months ended March 31, 2014 from selling, general and administrative expense to restructuring, integration and other costs;

•	Reclassification of expenses related to business realignment of various business functions of $1.1 million for the year ended December 31, 2013 and $1.8 million for the three months ended March 31, 2014 from research and development to restructuring, integration and other costs; and

•	Reclassification of external costs for litigation settlement of $3.1 million for the year ended December 31, 2013 from selling, general and administrative expense to other expense.

Adjustments made to Allergan’s historical consolidated balance sheet as of March 31, 2014:

•	Reclassification of short-term investments of $802.0 million to prepaid expenses and other current assets;

•	Reclassification of investments and other assets of $226.1 million to other long-term assets, net;

•	Reclassification of notes payable of $61.1 million to accrued and other current liabilities; and

•	Reclassification of accrued compensation of $168.1 million and other accrued expenses of $702.4 million to accrued and other current liabilities.

In addition to the presentation conformation adjustments noted above, Valeant has identified differences in the presentation of the following balance sheet items but does not have sufficient information on the date of this proxy statement to make the necessary adjustments for purposes of these unaudited pro forma condensed combined financial statements; accordingly, no adjustment has been made for these items:

•	Deferred tax assets, current—Allergan presents deferred tax assets in other current assets whereas Valeant presents such assets separately;

•	Capitalized software—Allergan presents capitalized software in investments and other assets whereas Valeant presents such asset in property, plant and equipment, net;

•	Contingent consideration liabilities—Allergan presents contingent consideration liabilities in other accrued expenses and other liabilities whereas Valeant presents such liabilities separately;

•	Liabilities for uncertain tax positions (non-current)—Allergan presents the non-current portion of liabilities for uncertain tax positions in other liabilities whereas Valeant presents such liabilities separately; and

•	Pension and other benefit liabilities—Allergan presents the pension and other benefits in other liabilities whereas Valeant presents such liabilities separately.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the date of the consummation of the proposed combination with Allergan, primarily at their respective fair values and added to those of Valeant. Financial statements and reported results of operations of Valeant issued after completion of the proposed combination with Allergan will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Allergan. Similarly, in respect of the acquisition of B&L, the assets acquired and liabilities assumed have been recorded as of the date of the acquisition, primarily at their respective fair values and added to those of Valeant. Financial statements and reported results of operations of Valeant issued after completion of the acquisition of B&L reflect these values, but are not retroactively restated to reflect the historical financial position or results of operations of B&L.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

In connection with the proposed combination with Allergan, total acquisition-related transaction costs expected to be incurred by Valeant are estimated to be approximately $130 million (excluding financing fees payable pursuant to the commitment letter). The estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2014 as a reduction to cash and cash equivalents and an increase to accumulated deficit. The unaudited pro forma condensed combined financial statements do not reflect any acquisition-related restructuring charges and integration charges expected to be incurred by Valeant in connection with the proposed combination with Allergan. Valeant estimates the annual synergies to be at least $2.7 billion in connection with the cost rationalization and integration initiatives, 80% of which is expected to be realized on an annualized run-rate within the first six months after consummating the second-step merger, with the balance realized over the following 12 months. Total costs of synergies is estimated to be approximately 40% of the estimated annual synergies, or $1.1 billion, on a pre-tax basis.

In connection with the acquisition of B&L, total transaction costs incurred by Valeant were approximately $50.8 million. The unaudited pro forma condensed combined financial statements do not reflect any acquisition-related restructuring charges and integration charges expected to be incurred but not yet recognized by Valeant in connection with the acquisition of B&L. Valeant estimates the annual synergies to be greater than $900 million in connection with the cost-rationalization and integration initiatives, which are expected to be substantially completed by the end of 2014. Total costs of synergies is expected to be approximately 60% of the estimated annual synergies, exclusive of the charge of $4.3 million recognized by Valeant related to the unvested B&L stock options that were accelerated, by Valeant, in connection with the acquisition of B&L and an additional charge of $48.5 million incurred by Valeant, pursuant to the B&L merger agreement, to holders of certain B&L performance-based options, which were cancelled prior to the execution of the B&L merger agreement. Both charges were recognized by Valeant in its consolidated statement of loss for the year ended December 31, 2013 as restructuring, integration and other costs.

3.	Accounting Policies

Upon consummation of the proposed combination with Allergan, Valeant will review, in detail, Allergan’s accounting policies. As a result of that review, Valeant may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. Valeant is not aware of any differences that would have a material impact on the combined financial statements, other than the presentation differences as described in Note 2.

In connection with the acquisition of B&L, Valeant completed a review of B&L’s accounting policies and did not identify any differences, other than the presentation differences as described in Note 2, that would have a material impact on the combined financial statements.

As a result, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4.	Fair Value of Consideration to be Transferred in Connection with the Proposed Combination with Allergan

The following is a preliminary estimate of the purchase price for the proposed combination with Allergan, based on the offer to exchange:

(In millions)	Number of shares of Allergan common stock/ share-based awards	Number of Valeant common shares to be issued	Fair value of consideration to be transferred(a)
Estimated share consideration to be transferred to Allergan shareholders
Number of shares of Allergan common stock expected to be converted to shares of Valeant common stock at an exchange ratio of 0.83(b)	267.9	222.4	$26,838.6
Number of shares of Allergan common stock to be converted to shares of Valeant common stock at an exchange ratio of 1.22659(c)	28.3	34.7	4,186.3
Number of shares of Allergan common stock relating to vested Allergan stock options expected to be converted to shares of Valeant common stock at an exchange ratio of 0.83(d)	7.2	6.0	722.7
Estimated cash consideration to be transferred to Allergan shareholders
Number of shares of Allergan common stock expected to receive cash consideration of $72.00 per share(b)	267.9		19,292.1
Number of shares of Allergan common stock relating to vested Allergan stock options and expected to receive cash consideration of $72.00 per share in the second-step merger(d)	7.2		519.5
Estimated fair value of replacement share-based awards
Estimated fair value of stock options to be issued by Valeant to replace unvested Allergan stock options(e)	10.0		343.0
Estimated fair value of restricted share awards to be issued by Valeant to replace unvested Allergan restricted share awards, inclusive of restricted shares, restricted share units and phantom stock units(e)	0.8		47.5

Estimated consideration to be transferred			$51,949.7
Add: fair value of shares of Allergan common stock expected to be held by Valeant immediately prior to the effective time of the Proposed Combination with Allergan(f)	0.6		102.9

Estimated purchase price			$52,052.6

(a)	For purposes of these unaudited pro forma condensed combined financial statements, the fair value of the share consideration to be transferred is estimated using the closing price of Valeant common shares of $120.68 per share as of July 10, 2014.
(b)	For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all Allergan stockholders, other than Pershing Square, will receive the Standard Election Consideration comprising of cash consideration of $72 per share and 0.83 Valeant common shares, subject to proration.

The estimated consideration to be transferred to Allergan stockholders, other than Pershing Square, is determined based on the number of shares of Allergan common stock outstanding as of June 20, 2014, as disclosed in the Allergan 14D-9, 28,878,538 shares of Allergan common stock held by PS Fund 1 and 100 shares of Allergan common stock held by Valeant. Pursuant to the offer to exchange, to the extent that holders of Allergan common stock are entitled to fractional shares, those fractional entitlements will be aggregated and sold in the market and the net proceeds of such sale distributed pro rata to the holders of Allergan common stock entitled thereto promptly following Valeant’s acceptance of shares of Allergan common stock for exchange in the offer.

As described in the offer to exchange, each Allergan stockholder can elect to receive the Standard Election Consideration, or an amount in cash or in shares of Valeant common stock having a value equal to the implied value of the Standard Election Consideration. The amount of cash payable or the number of shares issuable by Valeant in the offer is subject to proration procedures described under the sections of the offer to exchange titled “The Offer—Elections and Proration—Over-Election of Cash” and “The Offer—Elections and Proration—Under-Election of Cash”. The total consideration expected to be transferred by Valeant upon the consummation of the offer, after any proration procedures, is not expected to be materially different from the Standard Election Consideration assumed in these unaudited pro forma condensed combined financial statements.

(c)	Pursuant to the Pershing Square letter agreement, Pershing Square will receive 1.22659 Valeant common shares and no cash consideration for each of the 28,281,107 shares of Allergan common stock held by PS Fund 1 and allocated to funds managed by Pershing Square.
(d)	The vested Allergan stock options outstanding immediately prior to the date of the closing of the proposed combination with Allergan will be treated as though they were shares of Allergan common stock with a value equal to their spread (relative to exercise price). Based on information disclosed in the Allergan 10-K and the Allergan 14D-9, Valeant estimated the number of equivalent shares of Allergan common stock to the Allergan vested stock options is approximately 7.2 million. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that these equivalent shares of Allergan common stock will receive the Standard Election Consideration comprising of cash consideration of $72 per share and 0.83 Valeant common shares, subject to proration.
(e)

Valeant expects to replace all unvested stock options and restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, to acquire shares of Allergan common stock outstanding immediately prior to the closing of an acquisition of Allergan with Valeant stock options and restricted share awards, collectively referred to hereafter as replacement share-based awards. Unvested Allergan stock options outstanding immediately prior to the closing of the proposed combination with Allergan are expected to be replaced by stock options to acquire Valeant common shares with the same spread (relative to exercise price), subject to the same terms and conditions as those unvested Allergan stock options. Unvested Allergan restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, are expected to be converted into (1) restricted share awards to receive Valeant common shares and (2) cash-based awards, subject to the same terms and conditions of those unvested Allergan restricted share awards. Valeant currently does not have the information necessary to appropriately design the terms and conditions of the replacement share-based awards. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that the replacement share-based awards will have terms and conditions that are equivalent to the Allergan share-based awards immediately prior to the closing of the proposed combination with Allergan. Accordingly, these unaudited pro forma condensed combined financial statements assume that the fair value of the replacement share-based awards will be equal to the fair value of the Allergan’s share-based awards and, therefore, the fair value of the vested portion of the replacement share-based awards has been reflected as a component of the consideration and no additional amounts have been reflected as post-combination compensation expense. Following the completion of the proposed combination with Allergan, Valeant will calculate the fair value of the Allergan share-based awards and the replacement share-based awards as of the actual acquisition date, in accordance with ASC 718, Compensation—Stock Compensation, to determine the fair value amounts, if any, to be recorded as post-combination compensation expense.

At this time, Valeant does not have sufficient information, such as vesting conditions and vesting schedule for each outstanding Allergan share-based award, to accurately estimate the fair value of these awards. For purposes of these unaudited pro forma condensed combined financial statements, Valeant has estimated the fair value of the replacement share-based awards based on information disclosed in the Allergan 10-K and the Allergan 14D-9, which was the most recent publicly available information on the date of the offer to exchange.

In addition, Valeant does not know the number of Allergan stock options and restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, that will be accelerated as a result of the proposed combination with Allergan pursuant to Allergan’s existing employee stock plans; accordingly, it is assumed that no Allergan share-based awards will be accelerated for purposes of these unaudited pro forma condensed combined financial statements. Furthermore, Valeant does not have sufficient information with respect to the performance conditions of certain Allergan share-based awards; therefore, the preliminary fair value estimate of the Allergan share-based awards to be replaced by Valeant share-based awards does not consider the effect of these performance conditions. Due to the limited information available at this time, differences between these preliminary fair value estimates and the fair value determined as of the acquisition date may occur and these differences could be material.

The unaudited pro forma condensed combined financial statements assume that (1) 10.0 million unvested Allergan stock options are rolled into unvested options to purchase Valeant common shares with the same spread (relative to exercise price), and (2) 0.8 million unvested Allergan restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, are treated as though they were an equivalent number of shares of Allergan common stock receiving the Standard Election Consideration per share and the consideration the holders of those restricted stock units, restricted shares and phantom stock units would otherwise have received is rolled into restricted share awards designated in Valeant common shares and a cash-based award subject to the same vesting terms. The additional consideration of $343.0 million relating to the portion of the unvested stock options that is attributable to pre-combination services and represents a weighted-average fair value of $81.60 per stock option, which was calculated using the Black-Scholes option pricing model. This calculation considered the closing price of Allergan common stock of $165.60 per share as of July 10, 2014 and the following assumptions:

Expected volatility	25.33%
Expected life	4.17 years
Expected dividend yield	0.20%
Risk-free interest rate	1.48%

The expected life of the options and the expected dividend yield have been estimated based on Allergan’s historical assumptions as disclosed in its audited consolidated financial statements included in the Allergan 10-K. The expected volatility and risk-free interest rate have been determined using current market information.

For purposes of the unaudited pro forma condensed combined financial statements, it is assumed that the unvested Allergan restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, will be converted into Valeant awards consisting of restricted share awards and cash-based awards based on the Standard Election Consideration. The additional consideration of $47.5 million represents the preliminary fair value estimate of the portion of replacement Valeant restricted share awards that is attributable to pre-combination services. The fair value of the Valeant restricted share awards to be issued for the unvested Allergan restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, has been estimated based on the closing price of Valeant common stock of $120.68 per share as of July 10, 2014. The fair value estimate of Valeant cash-based units expected to be issued for the unvested Allergan restricted share awards has been measured based on the cash consideration of $72 per common share under the Standard Election Consideration. For purposes of the unaudited pro forma condensed combined financial statements, liabilities of $34.2 million (consisting of $15.7 million current liability and $18.5 million represents non-current liability) have been reflected on the pro forma combined balance sheet as of March 31, 2014 as liabilities incurred on the date of acquisition, representing the portion of the cash-based units that is attributable to pre-combination services.

The fair value of the replacement share-based awards attributable to post-combination services will be recognized as post-combination compensation expense by the combined company over the remaining vesting period of each award.

(f)	For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that Valeant will hold 597,531 shares of Allergan common stock, consisting of 100 shares of Allergan common stock held directly by Valeant and 597,431 shares of Allergan common stock expected to be allocated to Valeant upon dissolution of PS 1 Fund. In accordance with ASC 805, the fair value of these shares, determined based on the value of the Standard Election Consideration per share using the closing price of Valeant common stock of $120.68 as of July 10, 2014, has been included in the determination of estimated purchase price.

The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the proposed combination with Allergan is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the acquisition at the then-current market price. This requirement will likely result in a per share equity component different from the $120.68 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. An increase or decrease in the price per Valeant common share assumed in these unaudited pro forma condensed combined financial statements by 1% would increase or decrease the estimated purchase price by approximately $330 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

5.	Assets to be Acquired and Liabilities to be Assumed in Connection with the Proposed Combination with Allergan

Assuming an acquisition date of March 31, 2014, the following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Valeant in connection with the proposed combination with Allergan, reconciled to the estimated purchase price:

(In millions)
Cash and cash equivalents	$2,815.3
Inventories, net(a)	966.9
Other current assets(b)	2,346.8
Property, plant and equipment, net(c)	942.3
Intangible assets, net(d)	43,329.3
Other assets	215.7
Accounts payable	(316.5)
Other current liabilities(e)	(947.3)
Long-term debt(f)	(2,169.9)
Other liabilities(g)	(770.5)
Deferred tax liabilities, net(h)	(11,083.3)

Total identifiable net assets acquired	35,328.8

Noncontrolling interest(i)	(7.1)
Goodwill(j)	16,730.9

Estimated purchase price	$52,052.6

(a)	A preliminary fair value estimate of $966.9 million has been assigned to inventories to be acquired. The pro forma fair value adjustment to inventories to be acquired is based on Allergan’s inventories as of March 31, 2014, adjusted as follows based on Valeant management’s estimates using the following methods:

i.	Finished goods at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort of a market participant;

ii.	Work in process at estimated selling prices of finished goods less the sum of costs to complete, costs of disposal, and a reasonable profit allowance for the completing and selling effort of a market participant based on profit for similar finished goods; and

iii.	Raw materials at current replacement costs.

Assumptions as to the nature of the products, the margins to be achieved, the value of selling effort and the stage of completion of work in process inventories have been made by Valeant in determining the fair value estimate of Allergan’s inventories for purposes of unaudited pro forma condensed combined financial statements. Valeant’s assumptions as to the fair value of Allergan’s inventories likely will change when Valeant is given access to Allergan’s management and further information concerning Allergan’s inventories as it conducts, with the assistance of a third party appraiser, a valuation of Allergan’s inventories following the completion of the proposed combination with Allergan. There can be no assurance that these changes will not be material.

(b)	Includes short-term investments with a preliminary fair value of $802.0 million, estimated based on financial information disclosed in the Allergan 10-Q.

(c)

A preliminary fair value estimate of $942.3 million has been assigned to property, plant and equipment to be acquired, primarily consisting of land, buildings, machinery and equipment. Given Valeant has not been provided any additional information beyond information that is publicly available, Valeant has assumed Allergan’s historical net book value approximates fair value for these assets for purposes of these unaudited pro forma condensed combined financial statements. Valeant does not have sufficient information on the date of the offer to exchange as to the specific nature, age, condition or location of the land, buildings, machinery and equipment, and it does not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can result in differences between fair value and net book value. Valeant, with the assistance of a third party appraiser, will conduct a valuation of Allergan’s property, plant and equipment following the completion of the proposed combination with Allergan. A fair value increase or decrease of $100.0 million to the net book value of property, plant and equipment would result in a change in annual depreciation expense of approximately $10.0 million, assuming a weighted-average useful life of 10 years.

(d)	A preliminary fair value estimate of $43,329.3 million has been assigned to intangible assets acquired, primarily consisting of product rights (inclusive of trademarks and technology/patents), corporate brand, and in-process research and development, which we refer to as IPR&D. Amortization related to the fair value of the finite-lived intangible assets has been reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of loss. Valeant’s assumptions as to the fair value of Allergan’s identifiable intangible assets and the estimated amortization periods are based solely on publicly available information (including Allergan’s financial statements, information on Allergan’s patents, analyst reports and investor presentations) and these assumptions likely will change as it conducts, with the assistance of a third party appraiser, a valuation of Allergan’s identifiable intangible assets following the completion of the proposed combination with Allergan.

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows. The amortization period for each finite-lived intangible asset is estimated based on analyses of the expected cash flows generated by that intangible asset. As Valeant does not have access to Allergan’s management and further information on intangible assets other than information that is publicly available, there are significant limitations regarding what Valeant can learn about the specifics of Allergan’s intangible assets and any such process may take several months to complete after access is permitted. Valeant does not, on the date of the offer to exchange, have sufficient information as to the amount, timing and risk of cash flows of all of these intangible assets, particularly those assets still in the research and development phase. Some of the more significant assumptions inherent in the development of intangible asset values and the amortization period estimates, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges), effect from Allergan’s existing royalty and other arrangements, the discount rate selected to measure the risks inherent in the future cash flows, and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.

A key variable in determining the fair value of IPR&D includes the application of probability factors related to the likelihood of success of the respective products reaching each remaining stage of clinical and regulatory development, including market commercialization. The fair value of IPR&D is supported by industry and academic research papers that calculate probabilities of success by phase of development, and by Valeant management’s view on the regulatory risks associated with IPR&D from a market participant’s perspective. Changes in these probability factors may have a significant impact on the asset values.

The fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:

(In millions)	Estimated Fair Value	Average Estimated Useful Life
Product rights	$39,021.0	13 years
Corporate brand	1,511.0	20 years
In-process research and development(1)	2,797.3	N/A

Total	$43,329.3

1.

Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets. Acquired IPR&D assets are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the date of the proposed combination with Allergan, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, a determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would commence. The impact on earnings can be significant. If an IPR&D project were not successfully developed, an impairment charge may result.

A change of $1.0 billion in the fair value estimate of amortizable intangible assets, specifically the product rights and corporate brand, would result in a change in annual amortization expense of approximately $50.0 to $80.0 million, depending on the specific intangible asset. An increase of 1 year in the estimated amortization period would result in a decrease of approximately $250.0 million in annual amortization expense and a decrease of 1 year in the estimated amortization period would result in an increase of approximately $300.0 million in annual amortization expense.

(e)	Includes a liability of $15.7 million for the cash-based units to be issued for the unvested Allergan restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, and are expected to be settled within 12 months (see Note 4(e)).
(f)	The preliminary fair value estimate of $2,169.9 million has been assigned to Allergan’s debt to be assumed as part of the proposed combination with Allergan. The preliminary fair value estimate is based on the fair value information disclosed by Allergan in its unaudited consolidated financial statements included in the Allergan 10-Q.
(g)	Includes a liability of $18.5 million for the cash-based units to be issued for the unvested Allergan restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, and are not expected to be settled within 12 months (see Note 4(e)).
(h)	Represents the net deferred income tax liabilities, based on Valeant’s statutory tax rate of 26.5%. The effect of deferred taxes was estimated as follows:

(In millions)
Deferred income tax impact due to:
Estimated fair value adjustment for inventory	$(177.6)
Estimated fair value adjustment for investments and other assets	2.7
Estimated fair value adjustment for intangible assets	(11,049.7)
Estimated fair value adjustment related to debt	19.8

Estimated adjustments to deferred income taxes	(11,204.8)
Allergan’s historical deferred tax assets	121.5

Estimated deferred income tax liabilities, net	$(11,083.3)

Consists of:
Deferred income tax assets—non-current	$121.5
Deferred income tax liabilities—current	(174.9)
Deferred income tax liabilities—non-current	(11,029.9)

Estimated deferred income tax liabilities, net	$(11,083.3)

For purposes of these unaudited pro forma condensed combined financial statements, no adjustment has been made to the balance of unrecognized tax benefits, which is based on Valeant’s preliminary assessment and is subject to change. The effective tax rate of the combined company could be significantly different than the statutory tax rates used for the purposes of preparing these pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

(i)	Represents the preliminary fair value estimate of Allergan’s noncontrolling interest. As Valeant does not have access to Allergan’s management and further information regarding the operations to which the noncontrolling interest relate beyond information that is publicly available, it is assumed Allergan’s historical net book value approximates fair value.
(j)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is not deductible for tax purposes.

6.	Pro Forma Adjustments in Connection with the Acquisition of B&L

This note should be read in conjunction with Note 1 and Note 2. The following summarizes the pro forma adjustments in connection with the acquisition of B&L to give effect to the acquisition as if it had occurred on January 1, 2013 for purposes of the pro forma condensed combined statements of loss:

(a)	Valeant’s cost of goods sold for the year ended December 31, 2013 and the three months ended March 31, 2014 included a fair value adjustment related to inventory acquired as part of the acquisition of B&L. Given the sale of the acquired inventory is expected to occur within the first year subsequent to the acquisition, there is no continuing impact of the acquired inventory adjustment on Valeant’s operating results, and, as such, the inventory fair value adjustments recognized for year ended December 31, 2013 and the three months ended March 31, 2014 have been reversed for purposes of the unaudited pro forma condensed combined statements of loss.

(b)	To adjust amortization of intangible assets as follows:

(In millions)	Year Ended December 31, 2013
Eliminate B&L’s historical intangible asset amortization expense	$(83.1)
Estimated amortization expense of acquired finite-lived intangibles:
Product brands ($1,784.9 over an average useful life of 10 years)	191.2
Product rights ($864.2 over an average useful life of 8 years)	145.1
Less: amortization expense recorded by Valeant in the post-combination period	(140.9)

Total	$112.3

(c)	To adjust depreciation expense as follows:

(In millions)	Year Ended December 31, 2013
Estimated depreciation of fair value adjustments:
Buildings	$(3.1)
Machinery and equipment	11.3

Estimated depreciation expense	$8.2

Allocated as follows(a):
Cost of goods sold	$5.2
Selling, general and administrative	2.1
Research and development	0.9

Total	$8.2

(a)

Depreciation expense relating to the property, plant and equipment fair value adjustments has been allocated to cost of goods sold, selling, general and administrative expenses and research and development expenses based on the functions of those assets.

(d)	To reverse acquisition-related transaction costs incurred by Valeant and B&L in connection with the acquisition of B&L as they do not have a continuing impact on the combined company’s financial results.

(e)	To record the following debt-related adjustments:

(In millions)	Year Ended December 31, 2013
Eliminate interest expense recorded by B&L relating to the outstanding debt that was repaid in connection with the acquisition of B&L	$145.9
Eliminate loss on debt extinguishment related to the 9.875% Senior Notes that was repaid in connection with the acquisition of B&L	1.1
Additional interest expense related to the senior term loan and the Senior unsecured notes issued in connection with the acquisition of B&L(a)	(236.9)
Reverse amortization of commitment fee relating to the bridge loan facility obtained by Valeant in connection with the acquisition of B&L(b)	37.3

Total	$(52.6)

(a)	In connection with the acquisition of B&L, Valeant obtained $9.6 billion in financing through a syndication of the incremental term loan facilities, the issuance of senior unsecured notes, and the issuance of new equity of approximately $2.3 billion prior to the closing of the acquisition of B&L. Details pertaining to the incremental term loan facilities and the senior unsecured notes are as follows:

(i)	The Incremental Term Loan Facilities

Concurrent with the closing of the acquisition of B&L, Valeant incurred incremental term loan facilities in the aggregate principal amount of $4.05 billion, which we refer to as the Incremental Term Loan Facilities, under its existing Senior Secured Credit Facilities. The Incremental Term Loan Facilities consist of (1) $850 million of tranche A term loans, which we refer to as the Series A-2 Tranche A Term Loans, which bears interest initially at a rate per annum equal to, at the election of Valeant, (i) the base rate plus 1.25% or (ii) LIBO rate plus 2.25% and thereafter at such rates based on the leverage ratio of Valeant and having terms that are consistent with Valeant’s existing Term Loan A Facility, and (2) $3.2 billion of tranche B term loans, which we refer to as the Series E Tranche B Term Loans, which bears interest at a rate per annum equal to, at the election of Valeant, (i) the base rate plus 2.75% or (ii) LIBO rate plus 3.75%, subject to a 0.75% LIBO rate floor and a 1.75% base rate floor, and having terms that are consistent with the Valeant’s Term Loan B Facility.

Series A-2 Tranche A Term Loans mature on April 20, 2016 and began amortizing quarterly on September 30, 2013 at an initial annual rate of 10.0% and at an annual rate of 20.0% commencing March 31, 2014. Subsequently on December 20, 2013, Valeant entered into Amendment No. 8 to Valeant’s Senior Secured Credit Agreement to allow for the extension of the maturity of all or a portion of the Series A-1 Tranche A Term Loans and Series A-2 Tranche A Term Loans outstanding from April 20, 2016 to October 20, 2018, which we refer to, as so extended, as the Series A-3 Tranche A Term Loans. Following the closing of Amendment No. 8, the Series A-2 Tranche A Term Loans will amortize at an annual rate of approximately 22% beginning June 30, 2014. The Series A-3 Tranche A Term Loans mature on October 20, 2018 and began amortizing on March 31, 2014 at an initial annual rate of 5.0% increasing to 10.0% annually commencing March 31, 2015, increasing again to 20.0% annually commencing March 31, 2016.

Series E Tranche B Term Loans mature on August 5, 2020 and began amortizing quarterly on September 30, 2013 at an annual rate of 1.0%. On February 6, 2014, Valeant entered into a joinder agreement to reprice and refinance the Series E Tranche B Term Loans by issuance of $2.95 billion in new term loans, which we refer to as the Series E-1 Tranche B Term Loans. Series E

Tranche B Term Loans were either exchanged for, or repaid with the proceeds of, the Series E-1 Tranche B Term Loans and proceeds of additional Series A-3 Tranche A Term Loans. The applicable margins for Series E-1 Tranche B Term Loans are, at the election of Valeant, initially (i) the base rate plus 2.00% or (ii) LIBO rate plus 3.00% and thereafter at such rates based on the leverage ratio of Valeant, subject to a 0.75% LIBO rate floor and a 1.75% base rate floor, and having terms that are consistent with Valeant’s Term Loan B Facility.

For purposes of these unaudited pro forma condensed combined financial statements, the interest rates for the Series A-2 Tranche A Term Loans and the Series E Tranche B Term Loans are assumed to be 2.44% and 4.50%, respectively.

(ii)	The senior unsecured notes

On July 12, 2013, Valeant issued $1.6 billion aggregate principal amount of the 6.75% senior notes due 2018, which we refer to as the 2018 Senior Notes, and $1.625 billion aggregate principal amount of the 7.50% senior notes due 2021, which we refer to as the 2021 Senior Notes and, together with the 2018 Senior Notes, as the Senior Unsecured Notes, in a private placement. The 2018 Senior Notes mature on August 15, 2018 and bear interest at the rate of 6.75% per annum, payable semi-annually on February 15 and August 15 of each year, commencing on February 15, 2014. The 2021 Senior Notes mature on July 15, 2021 and bear interest at the rate of 7.50% per annum, payable semi-annually on January 15 and July 15 of each year, commencing on January 15, 2014. In connection with the issuances of the 2018 Senior Notes and the 2021 Senior Notes, Valeant incurred approximately $20.0 million and $20.3 million in underwriting fees, respectively, which are recognized as debt issue discount and which resulted in net proceeds of $1.58 billion and $1.605 billion, respectively.

The Senior Unsecured Notes are guaranteed by each of Valeant’s subsidiaries that is a guarantor of Valeant’s existing Senior Secured Credit Facilities. The 2018 Senior Notes and the 2021 Senior Notes are redeemable at the option of Valeant, in whole or in part, at any time on or after August 15, 2015 and July 15, 2016, respectively, plus accrued and unpaid interest, if any, to the applicable redemption date. In addition, Valeant may redeem some or all of the 2018 Senior Notes prior to August 15, 2015 and some or all of the 2021 Senior Notes prior to July 15, 2016, in each case at a price equal to 100% of the principal amount thereof, plus a make-whole premium. Prior to August 15, 2015, Valeant may redeem up to 35% of the aggregate principal amount of the 2018 Senior Notes and prior to July 15, 2016, Valeant may redeem up to 35% of the aggregate principal amount of the 2021 Senior Notes, in each case using the proceeds of certain equity offerings at the respective redemption price equal to 106.75% and 107.50% of the principal amount of the 2018 Senior Notes and 2021 Senior Notes, respectively, plus accrued and unpaid interest to the applicable date of redemption.

The indenture for the Senior Unsecured Notes contains covenants that limit the ability of Valeant, among other things: to incur or guarantee additional indebtedness, make certain investments and other restricted payments, create liens, enter into transactions with affiliates, engage in mergers, consolidations or amalgamations and transfer and sell assets.

The effective rates of interest for the 2018 Senior Notes and the 2021 Senior Notes are 7.07% and 7.73% per annum, respectively.

Based on the terms of the loans incurred in connection with the acquisition of B&L, a change in market interest rate would only impact the interest expense on the Tranche A Term Loans. A 0.125 percent change in LIBO rate could result in an increase or decrease in interest expense on the Tranche A Term Loans for the year ended December 31, 2013 and for the three months ended March 31, 2014 by $1.0 million and $0.2 million, respectively.

(b)	Valeant incurred a commitment fee of $37.3 million relating to the bridge loan facility that was obtained in connection with the acquisition of B&L. Such amount has been reversed for purposes of the unaudited pro forma condensed combined financial statements as such amounts do not have a continuing impact on the combined company’s financial results.

(f)	To eliminate B&L’s historical loss on debt extinguishment related to the 9.875% Senior Notes that were repaid in connection with the acquisition of B&L.

(g)	To record the deferred income tax impact of the acquisition on the income statement, primarily related to fair value adjustments for inventories, identifiable intangible assets, property and equipment, and the additional expense on incremental debt to finance the acquisition of B&L (see Notes 6(a), (b), (c), and (e)) based on Valeant’s statutory tax rate of 26.5%. The effective tax rate of the combined company could be significantly different than the statutory tax rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

(h)	The unaudited pro forma combined basic and diluted earnings per share for the periods presented have been adjusted by the shares issued by Valeant in a public offering, which was completed on June 24, 2013, as if they were issued on January 1, 2013. As a result of the public offering of its commons shares, Valeant issued 27,058,824 Valeant common shares at a price of $85.00 per share, or aggregate gross proceeds of approximately $2.3 billion.

7.	Pro Forma Adjustments in Connection with the Proposed Combination with Allergan

This note should be read in conjunction with Note 1. Description of the Allergan and B&L Acquisitions; Note 2. Basis of Presentation; Note 4. Fair Value of Consideration to be Transferred in Connection with the Proposed Combination with Allergan; and Note 5. Assets to be Acquired and Liabilities to be Assumed in Connection with the Proposed Combination with Allergan. The following summarizes the pro forma adjustments in connection with the proposed combination with Allergan to give effect to the acquisition as if it had occurred on January 1, 2013 for purposes of the pro forma condensed combined statements of loss and on March 31, 2014 for purposes of the pro forma condensed combined balance sheet:

(a)	To adjust amortization of intangible assets as follows:

(In millions)	Year Ended December 31, 2013	Three Months Ended March 31, 2014
Eliminate Allergan’s historical intangible asset amortization expense	$(128.1)	$(27.8)
Estimated amortization expense of acquired finite-lived intangibles:
Product rights (estimated to be $39,021.0 over an average useful life of 13 years)	3,170.9	792.7
Corporate brand (estimated to be $1,511.0 over an average useful life of 20 years)	75.5	18.9

Total	$3,118.3	$783.8

(b)	To record the following debt-related adjustments:

(In millions)	Year Ended December 31, 2014	Three Months Ended March 31, 2014
Eliminate Allergan’s amortization of existing original issue discount and debt issuance costs(a)	$2.6	$0.7
Amortization of fair value adjustment relating to debt assumed in connection with the proposed combination with Allergan(b)	24.9	6.2
Record interest expense on debt expected to be issued in connection with the proposed combination with Allergan(c)	(1,119.3)	(279.8)
Record amortization of estimated debt discount in connection with debt expected to be issued by Valeant(d)	(57.1)	(14.3)

Total	$(1,148.9)	$(287.2)

(a)	To reverse amortization of original issue discount and debt issuance costs recorded in Allergan’s historical interest expense as Allergan’s original issue discount and debt issuance costs would have been eliminated as part of the proposed combination with Allergan.
(b)	To record amortization of fair value adjustment on long-term debt over the remaining term of Allergan’s long-term debt to be assumed in connection with the proposed combination with Allergan.
(c)	In connection with the proposed combination with Allergan, Valeant has received a commitment letter from the Lenders to provide up to $20.35 billion for the purpose of financing the cash component of the consideration to be paid for each share of Allergan common stock. The unaudited pro forma balance sheet is adjusted to reflect the debt expected to be issued of $20.35 billion, and it is assumed that Valeant will incur approximately $400 million of debt discount, primarily consisting of financing fees and commitment fees. The pro forma interest expense reflects an estimated weighted average interest rate of 5.5%. The level of net debt expected to be incurred by Valeant may be affected by various factors, including the amount of cash on hand at both Valeant and Allergan at the time of the closing of the second-step merger. Accordingly, the estimated interest expense reflected in these unaudited pro forma condensed combined financial statements may change and the change could be significant.

A 0.125 percent change in interest rate could result in an increase or decrease in interest expense of $25.4 million and $6.4 million for the year ended December 31, 2013 and for the three months ended March 31, 2014, respectively.

(d)	To record amortization of estimated original issue discount and debt issuance costs to be incurred by Valeant in connection with the issuance of the $20.35 billion debt for the proposed combination with Allergan.

(c)	To record an estimate of the deferred income tax impacts of the proposed combination with Allergan on the balance sheet and statements of loss, primarily related to the additional interest expense on incremental debt to finance the proposed combination with Allergan and estimated fair value adjustments for identifiable intangible assets, and inventory (see Notes 7(a), (b), and (d)). The tax effect related to additional interest expense on incremental debt to be incurred by Valeant and fair value adjustments for identifiable intangible assets and inventory has been determined based on Valeant’s statutory tax rate of 26.5%. The effective tax rate of the combined company could be significantly different than the statutory tax rates assumed for purposes of preparing these unaudited pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

(d)	To adjust acquired inventory to an estimate of fair value. The combined company’s cost of goods sold will reflect the increased valuation of Allergan’s inventory as the acquired inventory is sold, which is expected to occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results, and as such, it is not included in the unaudited pro forma condensed combined statements of loss.

(e)	To reclass Allergan’s historical assets of discontinued operations to trade receivables, net given such amount consists of net trade receivables related to Allergan’s discontinued operations that was sold in 2013 and will not be classified as assets of discontinued operations by Valeant.

(f)	To adjust identifiable intangible assets to an estimate of fair value as follows:

(In millions)
Eliminate Allergan’s historical intangible assets	$(1,632.2)
Fair value of acquired identifiable intangible assets	43,329.3

Total	$41,697.1

(g)	To adjust goodwill to an estimate of acquisition-date goodwill as follows:

(In millions)
Eliminate Allergan’s historical goodwill	$(2,339.4)
Estimated transaction goodwill	16,730.9

Total	$14,391.5

(h)	To eliminate Allergan’s historical debt issuance costs associated with its long term debt.

(i)	To adjust Allergan’s existing debt to an estimate of fair value and record debt expected to be incurred by Valeant in connection with the proposed combination with Allergan, as follows:

(In millions)
Adjust Allergan’s existing debt to estimated fair value	$74.8
Record debt expected to be incurred by Valeant in connection with the proposed combination with Allergan(a)	20,350.0
Record debt discount related to the debt expected to be issued by Valeant	(400.0)

$20,024.8

(a)	The unaudited pro forma balance sheet assumes Valeant will incur $20.35 billion of debt and approximately $400 million of debt discount, primarily consisting of financing fees and commitment fees, in connection with the proposed combination with Allergan. The level of net debt to be incurred by Valeant may be affected by various factors, including the amount of cash on hand at both Valeant and Allergan at the time of the closing of the proposed combination with Allergan. Accordingly, the amount of debt ultimately issued by Valeant in connection with the proposed combination with Allergan may be different from the amount reflected in these unaudited pro forma condensed combined financial statements and the difference could be material (see Note 6(e)).

(j)	To record liability for cash-based units to be issued by Valeant for unvested Allergan restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, outstanding immediately prior to the date of acquisition (see Note 4(e)).

(k)	To eliminate Allergan common stock and to record Valeant common shares to be issued in connection with the proposed combination with Allergan, as follows:

(In millions)
Eliminate Allergan common stock	$(3.1)
Record issuance of Valeant common shares in connection with the proposed combination with Allergan (See Note 4)	31,747.6

Total	$31,744.5

(l)	To eliminate Allergan’s additional paid-in capital and to record Valeant stock options and restricted share awards to be issued in connection with the proposed combination with Allergan, as follows:

(In millions)
Eliminate Allergan additional paid-in capital	$(3,124.7)
Record issuance of Valeant stock options	343.0
Record issuance of Valeant restricted share awards	47.5

Total	$(2,734.2)

(m)	To eliminate Allergan’s accumulated other comprehensive loss.

(n)	To eliminate Allergan’s treasury stock.

(o)	To adjust cash and cash equivalents as follows:

(In millions)
Contributions to PS Fund 1(a)	$(75.9)
Cash consideration for the proposed combination with Allergan(b)	(19,811.6)
Net proceeds from debt issuance(c)	19,950.0
Payment for estimated acquisition costs(d)	(130.0)

Total(e)	$(67.5)

(a)	To record the $75.9 million contribution by Valeant to PS Fund 1 on April 21, 2014.
(b)	The cash consideration to be transferred in connection with the proposed combination with Allergan consists of $19.29 billion cash consideration to be paid to Allergan stockholders and $519.5 million to be paid to holders of vested Allergan stock options. It is assumed all Allergan stockholders, other than Pershing Square, and holders of vested Allergan stock options will receive the Standard Election Consideration, subject to proration. Pursuant to the Pershing Square relationship letter, Pershing Square will exchange all shares of Allergan common stock allocated to funds managed by Pershing Square for Valeant common shares at an exchange ratio of 1.22659 Valeant common shares for each share of Allergan common stock (see Note 4).
(c)	For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that Valeant will incur $20.35 billion of debt in connection with the proposed combination with Allergan based on the commitment letters obtained by Valeant from the various banks (see Note 1). It is assumed that Valeant will incur approximately $400 million of debt discount, primarily consisting of financing fees and commitment fees.
(d)	For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that Valeant will incur approximately $130 million of acquisition-related costs.
(e)	These unaudited pro forma condensed combined financial statements have not been adjusted to reflect the effect of the potential share issuance to Pershing Square for $400 million, at the election of Valeant, pursuant to the Pershing Square relationship letter (see Note 1).

(p)	To adjust accumulated deficit as follows:

(In millions)
Eliminate Allergan’s retained earnings	$(4,790.5)
Recognize unrealized gain on Allergan common stock held by Valeant upon consummation of the proposed combination with Allergan(a)	27.0
Estimated acquisition-related costs expected to be incurred by Valeant in connection with the proposed combination with Allergan(b)	(130.0)

Total	$(4,893.5)

(a)

In accordance with ASC 805, Valeant is required to measure its equity interests in Allergan at fair value upon the consummation of the proposed combination with Allergan and recognize any unrealized gains or losses in net earnings. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that Valeant will hold 597,531 shares of Allergan common stock, consisting of 100 shares of Allergan common stock held by Valeant and 597,431 shares of Allergan common stock expected to be allocated to Valeant upon the dissolution of PS 1 Fund. Valeant’s total cost for these shares of Allergan common stock is $75.9 million. Assuming the fair value of a share of Allergan common stock will equal to $172.16, the value of the Standard Election Consideration determined using the closing price of Valeant common shares of $120.68 per share as of July 10, 2014, the unrealized gain to be recognized by Valeant would be $27.0 million. The unrealized gain expected to be recognized by Valeant upon consummation of the proposed combination with Allergan has been reflected in the pro forma condensed combined balance sheet as of March 31, 2014 as a reduction to accumulated deficit, and not in the pro forma combined statements of loss, as it does not have a continuing effect on the operating results of combined company. The resulting gain or loss will be recognized by Valeant in its consolidated statement of income/loss in the period in which the proposed combination with Allergan is consummated.

(b)	For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that Valeant will incur approximately $130 million of acquisition related costs (excluding financing fees payable pursuant to the commitment letter) (see Note 2). The estimated acquisition-related costs have not been reflected in the unaudited pro forma combined statements of loss as they do not have a continuing effect on the financial results of the combined company.

The unaudited pro forma condensed combined financial statements do not reflect the acquisition-related restructuring charges associated with the expected pre-tax cost saving. The total cash and non-cash acquisition-related restructuring charges are estimated to be 40% of the estimated annual synergies or $1.1 billion.

(q)	The unaudited pro forma combined basic and diluted earnings per share for the periods presented have been adjusted by the number of Valeant common shares expected to be issued in connection with the proposed combination with Allergan:

(In millions)	Year ended December 31, 2013	Three Months Ended March 31, 2014
Adjustment to basic and diluted weighted-average number of Valeant common shares outstanding
Number of Valeant common shares expected to be issued upon conversion of shares of Allergan common stock at an exchange ratio of 0.83	222.4	222.4
Number of Valeant common shares expected to be issued upon conversion of shares of Allergan common stock at an exchange ratio of 1.22659	34.7	34.7
Number of Valeant common shares expected to be issued upon conversion of shares of Allergan common stock relating to vested Allergan stock options at an exchange ratio of 0.83	6.0	6.0

Total(a)	263.1	263.1

(a)	As described in Note 4(d), these unaudited pro forma condensed combined financial statements assume that Valeant will issue stock options and restricted share awards to replace Allergan stock options and restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, outstanding at the effective time of the proposed combination with Allergan. For purposes of these unaudited pro forma condensed combined financial statements, the replacement share-based awards have been excluded from the calculation of the pro forma diluted loss per share, as the effect of including them would have been anti-dilutive, as it would have reduced the pro forma loss per share. The potential dilutive effect of the replacement stock options and restricted share awards is as follows:

(In millions)	Year ended December 31, 2013	Three Months Ended March 31, 2014
Adjustment to diluted weighted-average number of Valeant common shares outstanding
Dilutive effect of replacement stock options	0.9	5.6
Dilutive effect of replacement restricted share awards	0.4	0.6

Total	1.3	6.2

These unaudited pro forma condensed combined financial statements have not been adjusted to reflect the effect of the potential share issuance to Pershing Square for $400 million, at the election of Valeant, pursuant to the Pershing Square relationship letter (see Note 1).

WHERE YOU CAN FIND MORE INFORMATION

Valeant and Allergan file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. The SEC also maintains a website that contains reports, proxy statements and other information that Valeant and Allergan file electronically with the SEC. The address of that website is www.sec.gov.

Valeant also files reports and other information with the CSA. These reports and other information are available free of charge on SEDAR at www.sedar.com.

You may also inspect reports, proxy statements and other information about Valeant and Allergan at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

On June 18, 2014, Valeant filed a registration statement on Form S-4 (Registration Number 333-196856) to register with the SEC the Valeant common shares to be issued in connection with the offer and the second-step merger. In addition, Valeant has also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish certain information about the offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above. Under applicable Canadian securities laws, Valeant is not required to file a prospectus in connection with the issuance of Valeant common shares pursuant to the offer and the second step merger and such Valeant common shares are not subject to any resale restrictions in Canada.

The SEC and the CSA allow Valeant to “incorporate by reference” information into this proxy statement, which means that Valeant can disclose important information to you by referring you to another document filed separately with the SEC or the CSA. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that Valeant and Allergan have previously filed with the SEC and the CSA. These documents contain important information about Valeant and Allergan and their financial condition.

(1) The following documents previously filed by Valeant with the SEC:

Valeant SEC Filings	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2013, as filed on February 28, 2014

Quarterly Report on Form 10-Q	Quarterly Period Ended March, 31 2014, as filed on May 9, 2014

Current Reports on Form 8-K	Filed on June 10, 2013 (as amended by the 8-K/A filed on October 21, 2013), January 7, 2014, February 27, 2014, April 21, 2014, May 8, 2014, May 21, 2014, May 28, 2014 and July 18, 2014 (other than any portion of any documents not deemed to be filed)

Proxy Statement on Schedule 14A	Filed on April 22, 2014

(2) The following documents previously filed by Valeant with the CSA:

Valeant CSA Filings	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2013, as filed on February 28, 2014

Quarterly Report on Form 10-Q	Quarterly Period Ended March, 31 2014, as filed on May 9, 2014

Current Reports on Form 8-K	Filed on January 7, 2014, April 21, 2014, May 8, 2014 and May 29, 2014 (other than any portion of any documents not deemed to be filed)

Management Information Circular	Filed on April 22, 2014

Management’s Discussion and Analysis	Fiscal Year Ended December 31, 2012, as filed on February 28, 2013

Business Acquisition Report	Filed on October 18, 2013

(3) The description of Valeant common shares set forth in Valeant’s registration statements filed by Valeant pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description.

(4) The following documents previously filed by Allergan with the SEC:

Allergan SEC Filings	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2013, as filed on February 25, 2014

Quarterly Report on Form 10-Q	Quarterly Period Ended March, 31 2014, as filed on May 7, 2014

Current Reports on Form 8-K	Filed on January 14 (both), 2014, January 21, 2014, January 22, 2014, February 5, 2014, March 13, 2014, April 23, 2014, May 7, 2014, May 9, 2014, May 12, 2014 (both), May 19, 2014, May 21, 2014, May 27, 2014, May 28, 2014, June 2, 2014 (both), June 10, 2014, June 27, 2014, June 30, 2014 (both), July 14, 2014 (both) and July 21, 2014 (other than any portion of any documents not deemed to be filed)

Proxy Statement(s) on Schedule 14A	Filed on March 26, 2014 and April 22, 2014

Management’s Discussion and Analysis forming part of the Annual Report on Form 10-K	Fiscal Year Ended December 31, 2012, as filed on February 26, 2013

(5) The description of Allergan common stock set forth in Allergan’s registration statements filed by Allergan pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating this description.

(6) The description of Allergan’s poison pill rights set forth in Allergan’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

(7) All documents filed by Valeant and Allergan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the special meeting shall also be deemed to be incorporated herein by reference.

Shareholders may obtain any of these documents without charge upon written or oral request to our proxy solicitor, MacKenzie Partners, at 105 Madison Avenue, New York, NY 10016, toll-free at (800) 322-2885, call collect at (212) 929-5500, or email to valeant@mackenziepartners.com.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM VALEANT, PLEASE CONTACT MACKENZIE PARTNERS NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING TO RECEIVE THEM BEFORE THE DATE OF THE SPECIAL MEETING. If you request any incorporated documents, MacKenzie Partners will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

NOTE ON ALLERGAN INFORMATION

All information concerning Allergan, its businesses, operations, financial condition and management presented or incorporated by reference in this proxy statement is taken from publicly available information other than the description of Allergan’s actions taken in response to the various Valeant proposals as set forth in the section of this proxy statement titled “Background of the Offer.” This information may be examined and copies may be obtained at the places and in the manner set forth in the section of this proxy statement titled “Where You Can Find More Information.” Valeant is not affiliated with Allergan, and Allergan has not permitted Valeant to have access to its books and records. Therefore, non-public information concerning Allergan was not available to Valeant for the purpose of preparing this proxy statement. Although Valeant has no knowledge that would indicate that statements relating to Allergan contained or incorporated by reference in this proxy statement are inaccurate or incomplete, Valeant was not involved in the preparation of those statements and cannot verify them. None of Valeant or any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by Allergan to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Valeant.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, Valeant has requested that Allergan provide Valeant with information required for complete disclosure regarding the businesses, operations, financial condition and management of Allergan. On June 25, 2014, Allergan informed Valeant that it will not provide Valeant with the requested information. Valeant will amend or supplement this proxy statement to provide any and all information Valeant receives from Allergan, if Valeant receives the information before the date of the special meeting and Valeant considers it to be material, reliable and appropriate.

PROXY SOLICITATION

The costs of providing the ability to vote by telephone and over the Internet, and the costs in preparing and mailing the proxy statement and form of proxy card, will be paid by us. In addition to soliciting proxies by telephone, Internet and mail, employees of Valeant may, at our expense, solicit proxies in person, by telephone, courier service, advertisement, telecopier or other electronic means.

We have retained MacKenzie Partners as our proxy solicitor to assist in the solicitation of proxies. We will pay MacKenzie Partners a fee not to exceed $         for its services as proxy solicitor, plus reimbursement of reasonable out-of-pocket expenses incurred by them. Valeant will, at its own expense, pay those entities holding Valeant common shares in the names of their beneficial owners for their reasonable expenses in delivering proxy solicitation materials to their beneficial owners, including objecting beneficial owners.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

Certain persons listed below are participants in this solicitation.

Pershing Square Participants

William A. Ackman, William F. Doyle, Ben Hakim, Jordan H. Rubin and Roy J. Katzovicz, together with Pershing Square, PS Management GP, LLC and PS Fund 1, may be deemed “participants” under SEC rules in this solicitation.

Valeant Participants

J. Michael Pearson, Howard B. Schiller, Ari S. Kellen and Laurie W. Little, together with the other current directors of Valeant as set forth in the Form S-4, Valeant and Valeant Pharmaceuticals International, are deemed “participants” under SEC rules in this solicitation.

HOUSEHOLDING OF PROXY MATERIALS

Companies and intermediaries (e.g., brokers) are permitted under the SEC’s rules to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single management proxy circular and proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single management proxy circular and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate management proxy circular and proxy statement, please notify your broker, or direct your written request to Valeant Pharmaceuticals International, Inc., Attn: Investor Relations, 2150 Saint Elzéar Blvd. West, Laval, Québec H7L 4A8, Canada, telephone 514-744-6792. Shareholders who currently receive multiple copies of proxy materials at their address and would like to request “householding” of their communications should contact their broker.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The independent auditors of Valeant are PricewaterhouseCoopers LLP, 400 Campus Drive, Florham Park, New Jersey 07932. The transfer agent and registrar for the Valeant common shares is CST Trust Company with its principal office in Montreal, Québec.

The independent auditors of Allergan are Ernst & Young LLP, 18111 Von Karman Avenue, Suite 1000, Irvine, California 92612. The transfer agent and registrar for the Allergan common stock is Wells Fargo Bank, N.A. with its principal office in St. Paul, Minnesota.

MISCELLANEOUS

If any other matters are properly presented for consideration at the special meeting, including, among other things, consideration of a motion to adjourn or postpone the special meeting to another time or place in order to solicit additional proxies in favor of the recommendation of the Valeant Board, the designated proxyholders intend to vote the shares represented by the proxies appointing them on such matters in their judgment and the authority to do so is included in the proxy.

As of the date this proxy statement, the Valeant Board knows of no other matters which are likely to come before the special meeting.

Sincerely,

J. Michael Pearson

Chairman of the Board and Chief Executive Officer

Laval, Québec

                    , 2014

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS

A shareholder who is entitled to vote at the 2015 Annual Meeting of Shareholders, which we refer to as the 2015 annual meeting, may raise a proposal for consideration at such annual meeting. We will consider such proposal for inclusion in the proxy materials for the 2015 annual meeting only if Valeant’s Corporate Secretary receives such proposal (by mail to 2150 Saint Elzéar Blvd. West, Laval, Québec, H7L 4A8, Canada, or by facsimile to 514-744-6272): (1) submitted pursuant to Rule 14a-8 of the general rules and regulations promulgated under the Exchange Act, on or before December 22, 2014, or (2) submitted pursuant to Division 7 of the British Columbia Business Corporations Act on or before February 20, 2015. The use of certified mail, return receipt, is advised. In addition, in the event Valeant does not receive a shareholder proposal by March 7, 2015, the proxy to be solicited by the Valeant Board for the 2015 annual meeting will confer discretionary authority on the proxyholders to vote the shares if the proposal is presented at the 2015 annual meeting without any discussion of the proposal in the proxy materials for such annual meeting.

If the date of the 2015 annual meeting is advanced or delayed more than 30 days from the scheduled date of the 2015 annual meeting, shareholder proposals intended to be included in the proxy statement for the 2015 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy statement, or provide a notice to you with respect to accessing such proxy statement over the Internet, for the 2015 annual meeting.

The articles of Valeant, which we refer to as the Valeant Articles, provide that shareholders seeking to nominate candidates for election as directors must provide timely notice in writing to Valeant’s Corporate Secretary by personal delivery or facsimile transmission at the number shown on Valeant’s issuer profile on SEDAR at www.sedar.com. The purpose of this advance notice requirement is to: (1) inform Valeant of nominees for election at a shareholder meeting proposed by a shareholder sufficiently in advance of such meeting; (2) provide an opportunity to inform all shareholders of any potential proxy contest and proposed director nominees sufficiently in advance of the meeting; and (3) enable the Valeant Board to make informed recommendations or present alternatives to shareholders.

To be timely, a shareholder’s notice must be received by Valeant: (1) in the case of an annual general meeting, not later than the close of business on the 50th day before the meeting date or, if the first public announcement of the date of such meeting is less than 60 days prior to the meeting date, the close of business on the 10th day following the day on which public announcement of the date of such annual general meeting was first made by Valeant; and (2) in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the 15th day following the day on which public announcement of the date of the special meeting is first made by Valeant. The Valeant Articles also prescribe the proper written form for a shareholder’s notice as well as additional requirements in connection with nominations. Shareholders who failed to comply with the advance notice requirements would not be entitled to make nominations for directors at the annual general or special meeting of shareholders.

PRELIMINARY PROXY STATEMENT
DATED JULY 22, 2014 - SUBJECT TO COMPLETION
ANNEX A PROXY CARD
VALEANT
PHARMACEUTICALS INTERNATIONAL, INC.
VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
ATTN: ROBERT R. CHAI-ONN
2150 SAINT ELZEAR BLVD. WEST
LAVAL, QUEBEC H7L 4A8
CANADA
VOTE BY MAIL
Mark, sign and date your proxy card and return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, United States. To be effective, your proxy card must be received by Broadridge not later than 11:59 p.m. (Eastern Time) on       , 2014.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (Eastern Time) on       , 2014. Have your proxy card in hand when you access the website and then follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your instructions up until 11:59 p.m. (Eastern Time) on       , 2014. Have your proxy card in hand when you call and then follow the instructions. When voting by telephone, you may not appoint a person as proxyholder other than the nominees specified in this proxy card.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Valeant in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive proxy materials electronically in future years.
TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACHED AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors of Valeant Pharmaceuticals International, Inc. (“Valeant”) recommends you vote FOR the Proposals 1 and 2:
For Against
1. Share Issuance Proposal. To approve the issuance of up to        common shares, no par value, of Valeant, in connection with an acquisition of Allergan, Inc., whether by way of a tender offer followed by a second-step merger, a merger transaction or otherwise, which may include the separate issuance of Valeant common shares in exchange for 28,281,107 shares of common stock, par value $0.01 per share, of Allergan, Inc. allocated to funds managed by Pershing Square Capital Management, L.P.
2. Equity Financing Proposal. To approve, to the extent Valeant elects to finance a portion of the acquisition consideration thereby, the issuance to Pershing Square Capital Management, L.P. and/or funds managed by it, immediately prior to the consummation of an acquisition of Allergan, Inc., of that number of common shares, no par value, of Valeant equal to $400 million divided by a price per Valeant common share equal to the market price on the date of exercise of Valeant’s election, less a discount of 15%.
Without limiting the general powers hereby conferred, the undersigned hereby directs the proxyholder to vote the Valeant common shares represented by this proxy in the manner set forth above.
THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT OF VALEANT. THE VALEANT COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED, WHERE THE

SHAREHOLDER HAS GIVEN A CHOICE, AS DIRECTED OR, IF NO DIRECTION IS GIVEN, FOR EACH OF 1 AND 2. THE PERSON OR PERSONS APPOINTED UNDER THIS PROXY ARE CONFERRED WITH DISCRETIONARY AUTHORITY WITH RESPECT TO AMENDMENTS OR VARIATIONS OF THOSE MATTERS SPECIFIED IN THIS PROXY AND THE NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND WITH RESPECT TO ANY OTHER MATTERS WHICH MAY BE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF WHETHER OR NOT THE AMENDMENT, VARIATION OR OTHER MATTER IS OR IS NOT ROUTINE OR CONTESTED. THIS FORM OF PROXY SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND MANAGEMENT PROXY CIRCULAR AND PROXY STATEMENT.
The undersigned hereby revokes any prior proxies.
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice of Special Meeting of Shareholders and Management Proxy Circular and Proxy Statement is available at www.proxyvote.com.
VALEANT
PHARMACEUTICALS INTERNATIONAL, INC.
VALEANT PHARMACEUTICALS INTERNATIONAL, INC. Special Meeting of Stockholders       , 2014 at        This proxy is solicited by management of Valeant
The undersigned hereby appoints J. Michael Pearson and Robert R. Chai-Onn, or instead of either of the foregoing, , as proxyholder of the undersigned, with full power of substitution, to attend, vote and act for and on behalf of the undersigned at the Special Meeting (the “Special Meeting”) of the shareholders (the “Shareholders”) of common shares, no par value (the “Common Shares”), of Valeant Pharmaceuticals International, Inc. (“Valeant”) to be held on       , 2014 at        (local time) at 2150 Saint Elzear Blvd. West, Laval, Quebec H7L 4A8, Canada and at any adjournment or postponement of the Special Meeting, and on every ballot that may take place in consequence thereof to the same extent and with the same powers as if the undersigned were personally present at the Special Meeting, with authority to vote at the proxyholder’s discretion except as otherwise specified on the reverse side.
NOTES:
1. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OR COMPANY, WHO NEED NOT BE A SHAREHOLDER, TO ATTEND AND ACT ON ITS, HIS OR HER BEHALF AT THE SPECIAL MEETING OTHER THAN THE PERSONS DESIGNATED IN THIS FORM OF PROXY. THIS RIGHT MAY BE EXERCISED BY INSERTING SUCH OTHER PERSON’S OR COMPANY’S NAME IN THE BLANK SPACE PROVIDED FOR THAT PURPOSE IN THE PARAGRAPH ABOVE OR BY COMPLETING ANOTHER PROPER FORM OF PROXY AND, IN EITHER CASE, BY DELIVERING THE COMPLETED FORM OF PROXY TO VALEANT AS INDICATED ON THE REVERSE SIDE.
2. This form of proxy must be dated and executed by the Shareholder (using exactly the same name in which the shares are registered) or by his or her attorney authorized in writing or, if the Shareholder is a body corporate, by a duly authorized officer or attorney thereof. A copy of any such authorization should accompany this form of proxy. Persons signing as executors, administrators, trustees, etc. should so indicate. If the Common Shares are registered in the name of more than one owner, then all these registered owners should sign this form of proxy. If this form of proxy is not dated, it will be deemed to bear the date on which it was mailed to the Shareholder by Valeant.
3. In order for this form of proxy to be effective, it must be signed and deposited with Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, United States, so that it arrives prior to 11:59 p.m. (Eastern Time) on       , 2014 or, in the case of any adjournment or postponement of the Special Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to any rescheduled meeting.
Whether or not you plan to attend the Special Meeting, please sign and return this proxy as promptly as possible to ensure a quorum is constituted.
This proxy, when properly executed, will be voted in the manner directed herein. If no such directions are made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side

SCHEDULE I

SHARE ISSUANCE RESOLUTION

RESOLVED THAT:

1.	The issuance of up to (such amount, the “Issuance Limit”) common shares, no par value, of Valeant Pharmaceuticals International, Inc. (“Valeant”) in connection with an acquisition of Allergan, Inc. (“Allergan”), whether by way of a tender offer followed by a second-step merger, merger transaction or otherwise, which may include the separate issuance of Valeant common shares in exchange for 28,281,107 shares of common stock, par value $0.01 per share, of Allergan allocated to funds managed by Pershing Square Capital Management, L.P. (“Pershing Square”), pursuant to the terms of a letter agreement, dated as of May 30, 2014, between Valeant and Pershing Square, as amended, and as more particularly described in the Management Proxy Circular and Proxy Statement of Valeant dated , 2014, is hereby authorized and approved;

2.	Any director or officer of Valeant is hereby authorized and directed to execute or cause to be executed, whether under corporate seal of Valeant or otherwise, and to deliver or cause to be delivered, all such documents, agreements or instruments and to do or cause to be done all such acts and things, as in the opinion of such director or officer may be necessary or desirable in connection with the foregoing, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments or the doing of any such act or thing; and

3.	Notwithstanding that this resolution has been passed by the holders of Valeant common shares (the “Valeant Shareholders”), the directors of Valeant are hereby authorized and empowered, without further notice to, or approval of, the Valeant Shareholders, to modify, amend or terminate the terms of the existing exchange offer made to the holders of Allergan common stock, to proceed with an acquisition of Allergan through an alternative transaction structure involving the issuance of Valeant common shares up to the Issuance Limit, and to not proceed with either an exchange offer or other means of effecting an acquisition of Allergan or otherwise give effect to this resolution.

I-1

SCHEDULE II

EQUITY FINANCING RESOLUTION

RESOLVED THAT:

1.	To the extent Valeant Pharmaceuticals International, Inc. (“Valeant”) elects to finance a portion of the acquisition consideration thereby, the issuance to Pershing Square Capital Management, L.P. (“Pershing Square”) and/or funds managed by Pershing Square, immediately prior to the consummation of an acquisition of Allergan, Inc., of that number of common shares, no par value, of Valeant equal to $400 million divided by a price per Valeant common share equal to the market price on the date of exercise of Valeant’s election, less a discount of 15%, pursuant to the terms of a letter agreement, dated February 25, 2014, between Valeant and Pershing Square, as amended, and as more particularly described in the Management Proxy Circular and Proxy Statement of Valeant dated , 2014, is hereby authorized and approved;

2.	Any director or officer of Valeant is hereby authorized and directed to execute or cause to be executed, whether under corporate seal of Valeant or otherwise, and to deliver or cause to be delivered, all such documents, agreements or instruments and to do or cause to be done all such acts and things, as in the opinion of such director or officer may be necessary or desirable in connection with the foregoing, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments or the doing of any such act or thing; and

3.	The board of directors of Valeant be and is authorized to abandon all or any part of these resolutions at any time prior to giving effect thereto.

II-1